As filed with the Securities and Exchange Commission on September 29, 2020.
Registration No. 333-239676

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PAXMEDICA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	85-0870387 (I.R.S. Employer Identification No.)
50 Tice Boulevard, Suite A26
Woodcliff Lake, NJ 07677
(201) 645-4765
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Howard J. Weisman
Chief Executive Officer
PaxMedica, Inc.
50 Tice Boulevard, Suite A26
Woodcliff Lake, NJ 07677
Tel: (201) 645-4765
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Telephone: (212) 262-6700	Richard I., Anslow, Esq. Lawrence Rosenbloom, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.0001 par value per share(2)	$18,112,500.00	$2,351.00
Warrants to purchase Common Stock(3)	—
Common Stock underlying warrants	$13,584,375.00	$1,763.25
Underwriter’s warrant(3)	—
Common Stock underlying underwriter’s warrant(4)	$1,267,875.00	$164.57
Total	$32,964,750.00	$4,278.82

(1)
Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)
Includes shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)
No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(4)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the common stock underlying the warrants and the underwriter’s warrants by assuming that such warrants are exercisable at a price per share equal to 100% of the price per share sold in this offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2020
PRELIMINARY PROSPECTUS
2,625,000 Shares
Warrants to Purchase up to 1,968,750 Shares
Common Stock
This is the initial public offering of PaxMedica, Inc. We are offering 2,625,000 shares of our common stock and warrants to purchase 1,968,750 shares of our common stock in this offering. Each share of our common stock is being sold together with three quarters of one warrant to purchase one share of common stock. Each whole warrant entitles the holder thereof to purchase one share of our common stock.
The warrants will have an exercise price equal to 100% of the combined initial public offering price per share of common stock and related warrant set forth below, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The shares of our common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.
Prior to this offering, there has been no public market for our common stock or warrants. It is currently estimated that the initial public offering price will be between $5.50 and $6.50 per share of common stock and related warrant. We have been approved to list our common stock and warrants on the Nasdaq Capital Market under the symbols “PXMD” and “PXMDW,” respectively, subject to notice of issuance.
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page  11 for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share and Related Warrant	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, payable the underwriters, or the reimbursement of certain expenses of the underwriters. See “Underwriting” beginning on page  104 of this prospectus for additional information regarding underwriting compensation

The underwriters may also exercise their option to purchase up to 393,750 additional shares of common stock and/or warrants exercisable for an aggregate of 295,313 additional shares of common stock from us at a price per share equal to $     and a price per warrant equal to $0.10, in each case less the underwriting discount, for 45 days after the date of this prospectus to cover over-allotments, if any. If the underwriters exercise these options in full, the total underwriting discounts and commissions will be $       and the additional proceeds to us, before expenses, from the over-allotment option exercise will be $      .
Delivery of the shares of our common stock and warrants is expected to be made on or about            , 2020.
The Benchmark Company	Brookline Capital Markets, a division of Arcadia Securities, LLC
The date of this prospectus is            , 2020.

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of common stock and warrants and seeking offers to buy shares of common stock only and warrants in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.
Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.
INDUSTRY AND MARKET DATA
This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates, including data regarding market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

i

PROSPECTUS SUMMARY
This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before purchasing our securities. The words “PaxMedica,” “us,” “we,” the “Company” and any variants thereof used in this prospectus refer to PaxMedica, Inc. Investing in our securities is speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described herein, together with all of the other information in this prospectus, including our financial statements and related notes, before investing in our securities. If any of the risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock and warrants could decline, and you could lose part or all of your investment.
Except where the historical context specifically requires otherwise, disclosures in this prospectus reflect: (i) our conversion from a limited liability company to a corporation on April 15, 2020, and (ii) a 1-for-0.5775898 reverse stock split of our common stock effected on July 22, 2020.
Overview
We are an early clinical stage biopharmaceutical company focusing on the development of anti-purinergic therapies (or APT), for the treatment of neurodevelopmental disorders, including autism spectrum disorder (or ASD), and Fragile X tremor-ataxia syndrome (or FXTAS). Antipurinergic therapies target the excess production of purines in cells, which can offset homeostasis and result in an overproduction of cellular adenosine triphosphate (or ATP), the main energy molecule in all living cells.
Our primary focus is currently on the development and testing of our lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and FXTAS. We are also focused on the treatment of Human African Trypanosomiasis (or HAT), where we are seeking to leverage suramin’s historical use in this indication, and data that we have exclusively licensed directly from certain academic or international government institutions to potentially accelerate PAX-101’s development in the U.S. We are also pursuing the development of next generation antipurinergic product development candidates for neurodevelopmental indications. These assets include PAX-102, our proprietary intranasal formulation of suramin, as well as other new chemical entities that are more targeted and highly selective antagonists of particular purinergic receptor subtypes. We believe our lead drug candidate (suramin), if approved by the U.S. Food and Drug Administration (or, the FDA), may be a significant advancement in the treatment of ASD and FXTAS.
Our Development Strategy
Current Clinical Development Plan
Our clinical development plan seeks to obtain initial U.S. approval of PAX-101 for the treatment of HAT and leverage such approval to facilitate an accelerated development program for the approval in ASD, FXTAS and other indications using the FDA’s 505(b)(2) regulatory pathway. Based on our prior interactions with the FDA and, in part, based on an analysis of the data that we have exclusively licensed from the Ministry of Health, Republic of Malawi and Lwala Hospital (Soroti, Uganda) relative to East African patients treated with suramin, we believe we have created a strong development strategy that we plan to employ in seeking the approval of PAX-101 for the treatment of HAT. Based on our prior interactions with the FDA, we further believe that an approval in HAT could confer upon us the potential receipt of a priority review voucher (or PRV) by the FDA, which we could potentially monetize to fund our clinical programs. We expect further clinical studies of PAX-101 for the treatment of ASD and FXTAS will be required. However, there can be no assurance that we will receive FDA approval for PAX-101 for the treatment of HAT and even if PAX-101 is approved by the FDA, there can be no assurance that we will receive a PRV. For more information on the PRV process and how we may benefit from it, see the section of this prospectus captioned, “Business — The Priority Review Voucher Program.”
Markets for ASD and FXTAS
ASD
According to the U.S. Center for Disease Control and Prevention (or CDC), ASD affects between 1% and 2% of the world’s population, including more than 3.5 million people in the U.S. Prevalence of autism in U.S. children increased by 178% from 2000 (1 in 150) to 2016 (1 in 54). Autism is the fastest-growing developmental disability, and autism services cost U.S. citizens $236-$262 billion annually.
No pharmacological therapies exist for the treatment of the core symptoms of ASD. Pharmacological therapies that have been approved to date, such as aripiprazole and risperidone, only treat non-core symptoms of ASD, such as irritability. There are also a number of new therapies in development by small and large companies with variable levels of clinical data, although none has yet proven efficacy and safety in large, randomized and well controlled trials.
The global ASD therapeutics market size was valued at $3.3 billion in 2018, and is expected to reach $4.6 billion by 2026, according to a research report by Fortune Business Insights. We believe the potential market is much greater than this for a drug that can demonstrate strong safety and efficacy in the treatment of the core symptoms of ASD.
FXTAS
FXTAS affects an estimated 30,000 to 40,000 people in the U.S. and more than 500,000 globally. There are no treatments that address the underlying cause or pathophysiology in FXTAS, and current treatments only address symptoms. We believe the market for FXTAS pharmacotherapy could be estimated at several hundred million dollars per year globally, based on the orphan nature of the condition and high unmet need, if a product were to demonstrate efficacy on one or more functional endpoints.
Market for HAT
The market for HAT is extremely small, as the majority of any product’s use would be in Sub-Saharan Africa where suramin is already commonly used. Further, we would likely donate any product for use in this indication to the WHO for use by patients in Africa. A U.S. approval in HAT would potentially qualify us to earn a tropical disease PRV from the FDA, which we would intend to monetize to raise funds to support the later stage development and commercialization of PAX-101 and PAX-102 in the treatment of ASD and FXTAS, the cost of which is estimated to be between $120 million and $140 million to gain FDA approval and commercially launch both indications in the U.S., depending on the design of required clinical trial protocols. However, there can be no assurance that we will receive a PRV, and even if we do obtain a PRV, there can be no assurance that we would receive sufficient funds from its sale to fund the clinical and commercial development of our drug candidates . If we are unable to obtain a PRV, or if the amount we obtain from its sale is insufficient to fund our operations, we may be required to fund the later stage development and commercialization of PAX-101 and PAX-102 in the treatment of ASD and FXTAS through sales of our equity or debt securities, through strategic collaborations with third parties or other similar transactions.
Development Pipeline
PAX-101 (intravenous suramin)
Our lead product candidate under development is PAX-101, an intravenous formulation of suramin, which we are developing for multiple indications, including ASD, FXTAS and HAT.
The most advanced indication for which we are developing PAX-101 is early stage East African sleeping sickness. We maintain exclusively licensed worldwide rights to the patient data on the use of suramin in the treatment of early stage East African sleeping sickness which we intend to leverage for demonstration of safety and efficacy. We have met with the FDA in two formal meetings regarding the execution and development of PAX-101 for this indication. Pursuant to those conversations, and to satisfy the FDA’s requirement of demonstrating substantial effectiveness, rather than conduct new prospective clinical trials, we intend to complete an analysis and presentation of retrospective data from patients previously treated with suramin in East Africa from 2000 to 2020 for which we have the exclusive license. In addition, we will conduct preclinical and clinical safety studies to support submission of a New Drug Application (or NDA) for this indication. We expect that such work will be completed over the next 18 months with the intention of filing an NDA in the second half of 2021. Additionally, we are developing a proprietary supply chain of drug substance and drug product which will form the bases of our NDA filing. It is expected that

PAX-101, if approved, will qualify for new chemical entity exclusivity, orphan drug exclusivity, and potentially a tropical disease PRV that could be awarded to us by the FDA. However, even if PAX-101 is approved by the FDA, there can be no assurance that we will receive a tropical disease PRV.
Our lead neurodevelopmental indication for PAX-101 is ASD. We are currently conducting a Phase 2B clinical trial at six sites in South Africa. This trial is a randomized, double blind, placebo controlled design, where we are studying two doses of drug versus placebo over a 12 week treatment period. We are targeting enrollment of 48 subjects, boys aged 4-18 years, and are evaluating a number of different clinically validated endpoints used in the assessment of the core symptoms of ASD. This trial is currently more than 60% enrolled. We expect to complete this study by year end 2020 and report data early in 2021. Following completion of this study, we intend to meet with the FDA and EMA and refine the program’s development plan for global registration based on additional work required.
We are also exploring development of PAX-101 in the treatment of FXTAS. We are in discussions with our key opinion leaders about this development program and hope to start a Phase 2 study in 2021.
PAX-102 (intranasal suramin)
PAX-102, an intranasal formulation of suramin, is also being developed for neurodevelopmental indications. The rationale for this program is the potential to better target the suramin molecule to the CNS, which may allow us to reduce dosing and improve the tolerability and toxicity profile of the drug, and offer patients a more convenient delivery system versus intravenous infusion. We have developed a proprietary intranasal formulation, and based on our in vitro nasal membrane permeation studies using the cultured EpiAirway (Mattek) membrane model, as well as more targeted CNS delivery in vivo, we believe our intranasal formulation has the potential to demonstrate rapid and efficient uptake across the nasal membrane. We continue to optimize the formulation and expect to open an Investigational New Drug application (or IND) on PAX-102 in 2021.
Suramin is a sulfonic acid drug compound, corresponding to the CAS Registry Number 145-63-1 and ChemSpider ID 5168. One of the chemical names for suramin is: 1,3,5-Naphthalenetrisulfonic acid, 8,8’-[carbonylbis[imino-3,1-phenylenecarbonylimino(4-methyl-3,1-phenylene)carbonylimino]]bis-. The chemical formula of suramin is C51H40N6O23S6. It is usually delivered as a sodium sulfonate salt, such as the hexa-sodium salt. The chemical structure for suramin is shown below.
The molecular weight of suramin is 1,297.29 g/mol and it is not orally bioavailable and has historically been administered intravenously. However, suramin can cause significant side effects, including nausea, vomiting, diarrhea, abdominal pain, and a feeling of general discomfort. Other side effects include skin sensations such as crawling or tingling sensations, tenderness of the palms and soles, numbness of the extremities, watery eyes, and photophobia. In addition, nephrotoxicity is common, as is peripheral neuropathy when the drug is administered at high doses. Regarding pharmacokinetics, suramin is approximately 99-98% protein bound in the serum and has a half-life of 41-78 days, with an average of 50 days. Also, it is not extensively metabolized and is eliminated by the kidneys. Therefore, delivering suramin systemically may not be ideal, especially in a potentially chronic use scenario.
Despite strong early results from early animal and human studies, we believe more research is needed to provide safe and effective delivery of antipurinergic agents, such as suramin, for treating autism. We believe it may be necessary to deliver appropriate levels of the drug in brain tissue while also minimizing blood and other tissue levels. While it is difficult to deliver drugs across the blood-brain barrier (or BBB), which is a natural protective mechanism of most mammals, including humans, such delivery is even more challenging for higher molecular weight compounds, such as suramin. A possible route to maximize delivery across the BBB is to use intranasal delivery to provide higher levels of a drug at the nasal mucosa with the intent of getting the drug into the blood stream in close proximity to the brain. We believe our proprietary intranasal formulations and methods of delivering suramin to mammals have been shown, in in-vivo preclinical studies, to deliver suramin to the brain in ways that may reduce systemic exposure, and our development plan calls for clinical trials to test this potential for reduced systemic exposure in humans.
The PAX-101 and PAX-102 development programs in neurodevelopment disorders are expected to be filed with the FDA via the 505(b)(2) pathway if PAX-101 is initially approved for the treatment of HAT. As discussed in more detail below, a 505(b)(2) NDA is a special type of NDA that enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy of an existing or previously approved product, or published literature, in support of its application. 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. As 505(b)(2) NDAs, we expect to reduce the cost, time and risk that would otherwise be associated with bringing these programs to market. See “The 505(b)(2) NDA Regulatory Pathway” below for more information.
Early Program in Selective Anti-Purinergic Therapy
In addition to the suramin development programs, we have an early discovery program targeting the development of highly selective antipurinergic therapies. We have identified multiple compounds that are selective for certain purinergic receptor subtypes and have engaged in preclinicial work with these compounds in an animal model of ASD. We expect to complete additional preclinical work and open an IND on one or more of these compounds in 2021 or 2022. In the future, we intend to pursue opportunities to develop products, either alone or in partnership with other pharmaceutical companies, related to these anti-purinergic therapies.
Convertible Promissory Notes
In July 2020, we issued unsecured convertible promissory notes (or, the 2020 Notes) in an aggregate principal amount of approximately $0.1 million with an interest rate of 8% per annum. The 2020 Notes mature 12 months from the date of issuance and provide for conversion into our common stock upon certain events, including upon the earlier of (i) a reverse merger or similar transaction, or (ii) the closing of this offering. Upon the closing of this offering, the 2020 Notes will convert into shares of our common stock at a conversion price equal to 75% of the initial public offering price per share. Upon the closing of this offering, the principal amount and accrued but unpaid interest under the 2020 Notes will automatically convert into an aggregate of 22,222 shares of our common stock at a conversion price of $4.50 per share (75% of the assumed offering price of $6.00, the midpoint of the range set forth on the cover page of this prospectus). See “Description of Capital Stock – 2020 Notes” for further information.
Summary Risks Factors
Our business and an investment in our company is subject to numerous risks, many of which are discussed in the section entitled “Risk Factors” set forth in this prospectus. Some of these risks include:
•
We are a pre-revenue, early clinical stage biopharmaceutical company with limited operating history.

•
We have incurred significant losses in the past and expect to incur additional significant losses and may never become profitable or be able to sustain profitability.

•
Our independent auditor’s report for the fiscal years ended December 31, 2018 and December 31, 2019 include an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

•
The net proceeds of this offering will only fund our operations for a limited time and we will need to raise additional capital to support our product development and commercialization efforts.

•
We are reliant solely on suramin as the active ingredient in our product candidates and may not be able to develop or acquire additional product candidates in the future.

•
Since certain of our directors and officers are employed by and/or consult for other companies, their other activities could compete for time on, or create conflicts of interest, with our activities.

•
We may not receive regulatory approval for any of our product candidates, and even if we receive such regulatory approval, we may not be able to successfully commercialize any products and the revenue that we generate from sales, if any, may be limited.

•
While we believe we may be eligible to receive a tropical disease PRV for the use of PAX-101 for the treatment of HAT, there is a risk that we will not receive such PRV, which could require us to find alternative sources of funding for our later stage clinical programs.

•
It is difficult and costly to protect our intellectual property rights. Accordingly, we cannot predict the breadth of patent claims that may be allowable, or whether any claims will be allowed in our pending patent applications or, the enforceability of our existing and future patents. PAX-101 and our other product candidates may infringe the intellectual property rights of others, all of which could increase our costs and delay or prevent our development and commercialization efforts.

•
Although we attempt to keep apprised of risks related to competition in commercialization of our product candidates, it is difficult to predict the effects of third party activities on our development activities and future markets for our product candidates. Also, we cannot predict the effect potential competing patent claims may have on our patent portfolio and our business.

•
Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

•
Although we may pursue expedited regulatory approval pathways for a product candidate, it may not qualify for expedited development or, if it does qualify for expedited development, it may not actually lead to a faster development or regulatory review or approval process.

•
If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit product development and commercialization of our product candidates.

•
The continued spread of COVID-19 and the resulting global pandemic could adversely impact our clinical trial operations, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography.

Before making an investment in our common stock, you should review the discussion of risks relating to our business set forth in the section titled “Risk Factors” in this prospectus.
Corporate Information
We were formed as a Delaware limited liability company under the name Purinix Pharmaceuticals LLC (or Purinix) on April 5, 2018. On April 15, 2020, we converted into a Delaware corporation and changed our name to PaxMedica, Inc. Our offices are located at 50 Tice Boulevard, Suite A26, Woodcliff Lake, New Jersey 07677, and our telephone number is (201) 645-4765. Our website is www.paxmedica.com. Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only.
“PaxMedica” and our other common law trademarks, service marks or trade names appearing herein are the property of PaxMedica, Inc. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
Our Status as an Emerging Growth Company
The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.
We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year in which we have $1.07 billion or more in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.07 billion in non-convertible debt securities; or (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.
For certain risks related to our status as an emerging growth company, see the disclosure elsewhere in this prospectus under “Risk Factors — Risks Related to Our Common Stock and this Offering — We are an ‘emerging growth company’ and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.”

THE OFFERING
The following summary contains basic information about our initial public offering and our common stock and warrants and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of our common stock and warrants, please refer to the section of this prospectus titled “Description of Capital Stock.”
Common stock we are offering
2,625,000 shares
Warrants we are offering
1,968,750 shares of our common stock issuable upon exercise of the warrants to be issued in this offering. Each share of our common stock is being sold together with three quarters of one warrant to purchase one share of our common stock. Each whole warrant entitles the holder thereof to purchase one share of our common stock. The warrants will have an exercise price equal to 100% of the combined initial public offering price per share of common stock and related warrant set forth on the cover of this prospectus, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date.
Underwriters’ over-allotment option
393,750 shares of common stock and/or warrants exercisable for an aggregate of 295,313 additional shares of common stock.
Common stock outstanding immediately before this offering
7,333,333 shares
Warrants outstanding immediately before this offering
0
Common stock issuable upon conversion of 2020 Notes
22,222 shares
Warrants issuable upon conversion of 2020 Notes
16,667
Common stock outstanding immediately after this offering(1)
9,980,555 shares (10,374,305 shares, if the underwriters exercise their option to purchase additional shares in full) and a total of 11,949,305 shares of our common stock outstanding if the warrants issued in this offering are exercised in full (or 12,638,368 shares if the underwriters exercise their option to purchase additional shares of common stock and warrants in full and such warrants included are exercised).
Warrants outstanding immediately after this offering
1,968,750 (excludes the warrants to be issued to the holders of the 2020 Notes)
Initial public offering price
$6.00 per share and related warrant, the mid-point of the range set forth on the cover page of this prospectus.
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $13.70 million, or approximately $15.75 million if the underwriters exercise their overallotment option in full, based upon an assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the estimated price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimating offering expenses payable by us. We intend to use substantially all of the net proceeds of this offering to further our product development activities and for working capital and general corporate purposes. See the section of this prospectus titled “Use of Proceeds” for additional information.
Dividend policy
We have never declared or paid any cash dividends on our common stock, and currently do not plan to declare cash dividends on shares of our common stock in the foreseeable future. We expect that we will retain all of our available funds and future earnings, if any, for use in the operation and expansion of our business.
Proposed listing symbol
We have been approved to list our common stock and our warrants on the Nasdaq Capital Market under the symbols “PXMD” and “PXMDW,” respectively, subject to notice of issuance.
Representative’s warrant
Upon the closing of this offering, we have agreed to issue to The Benchmark Company, LLC (or Benchmark), the representative of the underwriters for this offering, or its permitted designees, warrants exercisable for a period of five years from the effective date of this registration statement entitling the representative to purchase 7% of the number of shares of common stock sold in this offering, at an exercise price equal to 120% of the public offering price. The warrants shall not be exercisable for a period of six months from the date of effectiveness of the registration statement of which this prospectus forms a part, and will contain customary “cashless” exercise and registration rights provisions. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”
Lock-up
We, our directors, executive officers, and certain shareholders have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 180 days following the closing of the offering of the shares. See “Underwriting” for more information.
Risk Factors
Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

(1)
The number of shares of our common stock outstanding after this offering is based on the number of shares outstanding as of the date of this prospectus, and excludes:

•
787,499 shares of our common stock reserved for issuance under stock option agreements issued pursuant to the PaxMedica Inc. 2020 Omnibus Equity Incentive Plan (or, the 2020 Plan) at exercise prices of $0.19 per share, which will be amended (prior to the effectiveness of the registration statement of which this prospectus forms a part) to $5.57 per share (the price which we have determined to be the fair value of our common stock as of May 1, 2020);

•
212,501 shares of our common stock reserved for issuance under stock option agreements to be issued to certain of our directors, officers and employees upon effectiveness of the registration statement of which this prospectus forms a part, which options shall have an exercise price equal to the offering price in this offering;

•
up to 1,968,750 shares of our common stock issuable upon exercise of the warrants to be issued to the public in this offering at an exercise price equal to 100% of the offering price set forth on the cover page of this prospectus;

•
16,667 shares of our common stock issuable upon exercise of warrants to be issued to the holders of our 2020 Notes at an exercise price equal to 100% of the offering price set forth on the cover page of this prospectus; and

•
175,000 shares of our common stock issuable upon exercise of the warrant being issued to the representative of the underwriters in this offering or its permitted designees at an exercise price equal to 120% of the offering price set forth on the cover page of this prospectus.

Except as otherwise indicated, all information in this prospectus reflects and assumes the following:
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no exercise by the underwriters of its overallotment option to purchase 393,750 additional shares of common stock and/or warrants exercisable for an aggregate of 295,313 additional shares of common stock from us;

•
conversion of our outstanding preferred stock upon the closing of this offering into an aggregate of 1,557,435 shares of common stock;

•
conversion of the 2020 Notes upon the closing of this offering into an aggregate of 22,222 shares of our common stock at a conversion price of $4.50 per share (75% of the assumed offering price of $6.00, the midpoint of the range set forth on the cover page of this prospectus); and

•
a 1-for-0.5775898 reverse stock split of our common stock effected on July 22, 2020 (no fractional shares were issued).

SUMMARY SELECTED FINANCIAL INFORMATION
The following selected financial and other data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our audited financial statements and related notes, which are included elsewhere in this prospectus. We have derived the statements of operations data for the years ended December 31, 2019 and December 31, 2018 and the balance sheet data as of December 31, 2019 and December 31, 2018, from our audited financial statements included elsewhere in this prospectus. The summary financial data for the three months ended June 30, 2020 and June 30, 2019 have been derived from our unaudited financial statements included elsewhere in this prospectus. These unaudited financial statements have been prepared on a basis consistent with our audited financial statements and, in our opinion, contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. Readers are cautioned that historical results are not necessarily indicative of the results to be expected in future periods.
	For the Six Months Ended June 30, 2020	For the Six Months Ended June 30, 2019	For the Year Ended December 31, 2019	For the Period from April 5, 2018 (Inception) through December 31, 2018
Statements of Operations Data
General and adminsitrative expense	$1,532,217	$36,915	$114,496	$12,342
Stock-based compensation	955,344	—	—	—
Research and development expense	269,947	215,357	484,113	204,161
Research and development expense – license acquired	—	—	—	5,776
Net loss	$(1,802,164)	$(252,272)	$598,609	$222,279

	6/30/2020	6/20/2019	12/31/2019	12/31/2018
Balance Sheet Data
Cash	$26,865	$40,459	$24,947	$9,322
Total assets	26,865	40,459	24,947	9,322
Working capital (deficit)	(374,365)	6,742	(98,301)	2,721
Temporary equity(1)	2,808,148	501,193	—	232,096
Accumulated deficit	(2,685,434)	(494,451)	(863,828)	(229,375)
Total members’ deficit	(3,182,513)	(494,451)	(863,828)	(229,375)

(1)
Temporary equity consists of our preferred securities.

RISK FACTORS
An investment in our securities is speculative, illiquid and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus. The risks set forth below are not the only ones facing us. Additional unanticipated or unknown risks and uncertainties may exist that could also adversely affect our business, operations and financial condition in ways that are unknown to us or unpredictable. If any of the following risks actually materialize, our business, financial condition and/or operations could suffer. In such event, the value of our securities could decline, and you could lose all or a substantial portion of the money that you pay for our common stock and warrants.
Risks Related to Our Financial Position and Need for Capital
We are an early clinical stage pharmaceutical company with a limited operating history.
We are an early clinical stage pharmaceutical company with a limited operating history. We must complete clinical studies and receive regulatory approval of a NDA before commercial sales of a product can commence. The likelihood of success of our business plan must be considered in light of the problems, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the regulatory and competitive environment in which we operate. Pharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk and is a capital-intensive business.
Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially early stage clinical pharmaceutical companies such as ours. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we cannot assure you that we will be able to, among other things:
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successfully implement or execute our current business plan, and we cannot assure you that our business plan is sound;

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successfully manufacture our clinical products and establish commercial drug supply;

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successfully complete the clinical trials necessary to obtain regulatory approval for the marketing of our drug candidates, including PAX-101;

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secure, maintain and, as necessary, defend our intellectual property rights;

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secure market exclusivity and/or adequate intellectual property protection for our drug candidates;

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attract and retain an experienced management and advisory team;

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secure acceptance of our drug candidates in the medical community and with third-party payors and consumers;

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launch commercial sales of our drug candidates, whether alone or in collaboration with others;

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raise sufficient funds in the capital markets or otherwise to effectuate our business plan; and

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utilize the funds that we do have and/or raise in this offering or in the future to efficiently execute our business strategy.

If we cannot successfully execute any one of the foregoing, our business may fail and your investment will be adversely affected.
We have never generated revenue from operations, are unlikely to generate revenues for several years, and our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern. Moreover, after this offering, we will likely need to raise additional capital to support our development and commercialization efforts. We may never become profitable or, if we achieve profitability, be able to sustain profitability.
We have never generated revenue from operations, are unlikely to generate revenues for several years, and are currently operating at a loss and expect our operating costs will increase significantly as we incur further costs related to preclinical development and the clinical trials for our drug candidates. We expect to incur substantial expenses without corresponding revenues unless and until we are able to obtain regulatory approval and successfully commercialize any of our drug candidates. We may never be able to obtain regulatory approval for the marketing of our drug candidates in any indication in the United States or internationally. Even if we are able to commercialize our drug candidates, there can be no assurance that we will generate significant revenues or ever achieve profitability. We have incurred recurring losses since inception and as of June 30, 2020, and have an accumulated deficit of approximately $3.2 million as of June 30, 2020.
We anticipate operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, development of our product candidates and preclinical and clinical programs, regulatory clearances, strategic alliances and the development of our administrative organization. We expect that our cash and cash equivalents at June 30, 2020, plus the net proceeds from this offering to be sufficient to meet our operating and capital requirements for at least the next 18 months, based on planned expenditures. Our forecast of the period of time through which our current financial resources will be adequate to support our operations and the costs to support our general and administrative, sales and marketing and research and development activities are forward-looking statements and involve risks and uncertainties. The financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.
Our ability to continue as a going concern is dependent on our ability to raise additional capital and should we be unable to raise sufficient additional capital, we may be required to undertake cost-cutting measures including delaying or discontinuing certain clinical activities. After this offering, we may need to raise significant additional capital to continue to fund the clinical trials for PAX-101, and our other product candidates. We will likely seek to sell common or preferred equity or convertible debt securities, enter into a credit facility or another form of third-party funding, or seek other debt financing. The sale of equity and convertible debt securities may result in dilution to our stockholders and certain of those securities may have rights senior to those of our common stock. If we raise additional funds through the issuance of preferred stock, convertible debt securities or other debt financing, these securities or other debt could contain covenants that would restrict our operations, fund raising capabilities or otherwise. Any other third-party funding arrangement could require us to relinquish valuable rights.
The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our clinical development programs. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us, among other things, to delay, scale back or eliminate some or all of our planned clinical trials. These factors among others create a substantial doubt about our ability to continue as a going concern.
We are uncertain when or if we will be able to achieve or sustain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock and our ability to raise capital.
Our independent auditors report for the fiscal years ended December 31, 2018 and December 31, 2019 include an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.
Due to the uncertainty of our ability to meet our current operating and capital expenses, in its report on our audited annual financial statements as of and for the years ended December 31, 2018 and December 31, 2019, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Recurring losses from operations raise substantial doubt about our ability to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the value we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization
Our research and development are primarily focused on the drug suramin, leaving us subject to the risk of a lack of diversity in the active pharmaceutical ingredients we utilize in our business. We do not know whether we will be successful in our efforts to build a pipeline of product candidates or if we will be able to develop any products of commercial value.
Any product candidates that we develop or acquire may not be effective for the target indications and we may not be successful in using our intellectual property to build a pipeline of product candidates and progress these product candidates through clinical development for the treatment of any medical conditions. Moreover, our business plan currently is focused primarily on the use of the drug suramin, leaving us subject to the risk of a lack of diversity in our product pipeline and the active pharmaceutical ingredients we utilize in our business.
Even if we are successful in continuing to build our pipeline, we may not be able to develop or acquire other product candidates that are safe and effective. Our research programs may initially show promise in creating potential product candidates, yet fail to yield viable product candidates for further clinical development for a number of reasons, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. Our research programs to identify new product candidates will require substantial technical, financial and human resources. In addition, we may focus our efforts and resources on one or more potential product candidates that ultimately prove to be unsuccessful in clinical trials testing efficacy and safety. If we are unable to identify suitable additional compounds for preclinical and clinical development, our ability to develop product candidates and obtain product revenues in future periods could be compromised, which could result in significant harm to our financial position and adversely impact our stock price.
We cannot be certain that PAX-101 or any other product candidates that we may develop or acquire will receive regulatory approval, and without regulatory approval we will not be able to market any of our product candidates. Any delay in the regulatory review or approval of any of our product candidates will materially or adversely harm our business.
We expect to invest most of our capital in the development of PAX-101 and PAX-102. Our ability to generate revenue related to product sales, which we do not expect will occur for at least the next several years, if ever, will depend on the successful development and regulatory approval of one or more of our product candidates. All of our product candidates require regulatory review and approval prior to commercialization. Any delays in the regulatory review or approval of our product candidates would delay market launch, increase our cash requirements and result in additional operating losses. This failure to obtain regulatory approvals would prevent our product candidate from being marketed and would have a material and adverse effect on our business.
The process of obtaining U.S. Food and Drug Administration (or, the FDA) and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Furthermore, this approval process is extremely complex, expensive and uncertain. We may be unable to submit any new drug application, or NDA, in the United States or any marketing approval application in foreign jurisdictions for any of our products. If we submit an NDA including any amended NDA or supplemental NDA, to the FDA seeking marketing approval for any of our product candidates, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any of these submissions will be accepted for filing and reviewed by the FDA, or that the marketing approval application submissions to any other regulatory authorities will be accepted for filing and review by those authorities. We cannot be certain that we will be able to respond to any regulatory requests during the review period in a timely manner, or at all, without delaying potential regulatory action. We also cannot be certain that any of our product candidates will receive favorable recommendations from any FDA advisory committee or foreign regulatory bodies or be approved for marketing by the FDA or foreign regulatory authorities. In addition, delays in approvals or rejections of marketing applications may be based upon many factors, including regulatory requests for additional analyses, reports, data and studies, regulatory questions regarding data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding such product candidates.
The results of preclinical studies and clinical trials may not result in the demonstration of safety or efficacy of the products we are developing. Further, the data from these studies are subject to different interpretations, which could delay, limit or prevent regulatory review or approval of any of our product candidates. Furthermore, regulatory attitudes towards the data and results required to demonstrate safety and efficacy can change over time and can be affected by many factors, such as the emergence of new information, including on other products, policy changes and agency funding, staffing and leadership. We do not know whether future changes to the regulatory environment will be favorable or unfavorable to our business prospects.
In addition, the environment in which our regulatory submissions may be reviewed changes over time. For example, average review times at the FDA for NDAs have fluctuated over the last ten years, and we cannot predict the review time for any of our submissions with any regulatory authorities. Review times can be affected by a variety of factors, including budget and funding levels and statutory, regulatory and policy changes. Moreover, in light of widely publicized events concerning the safety risk of certain drug products, regulatory authorities, members of the U.S. Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling such as boxed warnings and precautions that further limit use of the drug products, and establishment of Risk Evaluation and Mitigation Strategy (or REMS) measures that may, for instance, restrict distribution of drug products. Drug safety issues may result in a more cautious approach by the FDA to clinical trials. Data from clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate clinical trials before completion, or require longer or additional clinical trials that may result in substantial additional expense and a delay or failure in obtaining approval or may result in approval for a more limited indication than originally sought.
Clinical drug development is a lengthy and expensive process with uncertain outcomes that may lead to delayed timelines and increased cost, which may prevent us from being able to complete clinical trials.
Clinical testing is expensive, can take many years to complete, and its outcome is inherently uncertain. The results of preclinical and clinical studies of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies, and we cannot be certain that we will not face similar setbacks.
In addition, there may be third party individuals or groups that publish data from experiments using suramin that may reflect, either positively or negatively, on our clinical development program despite that we have no affiliation with or control over such individuals or groups. For example, we are aware of other suramin-related research that has been conducted in the autism indication at the University of California, San Diego as well as in other unrelated indications within and outside of the United States. Our clinical development programs could be negatively impacted by adverse events reported in such third party studies.
We cannot be certain that clinical trials for PAX-101 or any of our other product candidates will be completed, or completed on schedule, or that any other future clinical trials for PAX-101 or any of our other product candidates, will begin on time, not need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all, or that any interim analyses with respect to such trials will be completed on schedule or support continued clinical development of the associated product candidate.
We could also encounter delays if a clinical trial is suspended or terminated by us upon recommendation of the data monitoring committee for such trial, by the institutional review board (or IRB) of the institutions in which such trials are being conducted, or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, site misconduct or deviations from Good Clinical Practice (or GCP), major findings from an inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions, or lack of adequate funding to continue the clinical trial.
If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates may be harmed, and our ability to generate revenue from the sale of any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval processes, and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may significantly harm our business, financial condition and prospects.
Delays in the commencement, enrollment and completion of our clinical trials could result in increased costs to us and may delay or limit our ability to obtain regulatory approval for PAX-101 and our other product candidates.
Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or delay the regulatory approval of our product candidates. The commencement, enrollment and completion of clinical trials can be delayed for a variety of reasons, including:
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the inability to reach agreements on acceptable terms with prospective contract research organizations (or CROs) and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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the inability to maintain necessary supplies of study drug and comparator to maintain predicted enrollment rates at clinical trial sites;

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regulatory authority objections to commencing a clinical trial;

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the inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication as our product candidates;

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withdrawal of clinical trial sites from our clinical trials as a result of changing standards of care or the ineligibility of a site to participate in our clinical trials;

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the inability to obtain ethics committee or IRB approval to conduct a clinical trial;

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difficulty recruiting and enrolling subjects to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indication as our product candidates;

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difficulty obtaining informed consent in some patient populations who may be under 18 years of age and may not have the capacity to consent;

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the inability to retain subjects in clinical trials due to the treatment protocol, personal issues, side effects from the therapy or lack of efficacy; and

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difficulty in importing and exporting clinical trial materials and study samples.

We may not have or be able to obtain sufficient quantities of our products to meet our supply and clinical studies obligations and our business, financial condition and results of operation may be adversely affected.
We depend on a small number of third-party manufacturers for the manufacture of suramin. We may not have long-term agreements with any of these third parties, and if they are unable or unwilling to perform for any reason, we may not be able to locate alternative acceptable manufacturers or formulators or enter into favorable agreements with them. Any inability to acquire sufficient quantities of suramin or other active pharmaceutical ingredients we may utilize in a timely manner from these third parties could delay clinical trials and prevent us from developing our products in a cost-effective manner or on a timely basis. In addition, manufacturers of our product candidates are subject to current Good Manufacturing Practices (or cGMP) and similar foreign standards and we would not have control over compliance with these regulations by our manufacturers. If one of our contract manufacturers fails to maintain compliance, the production of our products could be interrupted, resulting in delays and additional costs. In addition, if the facilities of such manufacturers do not pass a pre-approval or post-approval plant inspection, the FDA will not grant approval and may institute restrictions on the marketing or sale of our products.
We are reliant on third-party manufacturers and suppliers to meet the demands of our clinical supplies, particularly for suramin. Delays in receipt of materials, scheduling, release, custom’s control, and regulatory compliance issues may adversely impact our ability to initiate, maintain, or complete clinical trials that we are sponsoring. Commercial manufacturing and supply agreements have not been established. Issues arising from scale-up, environmental controls, equipment requirements, or other factors, may have an adverse impact on our ability to manufacture our product candidates.
Even if we obtain regulatory approval for our product candidates, if we are unable to successfully commercialize our products, it will limit our ability to generate revenue and will materially adversely affect our business, financial condition and results of operations.
Even if we obtain regulatory approval for our product candidates, our long-term viability and growth depend on the successful commercialization of products which lead to revenue and profits. Pharmaceutical product development is an expensive, high risk, lengthy, complicated, resource intensive process. In order to succeed, among other things, we must be able to:
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identify potential drug product candidates;

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design and conduct appropriate laboratory, preclinical and other research;

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submit for and receive regulatory approval to perform clinical studies;

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design and conduct appropriate preclinical and clinical studies according to good laboratory and good clinical practices;

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select and recruit clinical investigators;

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select and recruit subjects for our studies;

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collect, analyze and correctly interpret the data from our studies;

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submit for and receive regulatory approvals for marketing;

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secure market and formulary access from payors; and

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manufacture the drug product candidates according to cGMP.

The development program with respect to any given product may take many years and thus delay our ability to generate profits. In addition, potential products that appear promising at early stages of development may fail for a number of reasons, including the possibility that the products may require significant additional testing or turn out to be unsafe, ineffective, too difficult or expensive to develop or manufacture, too difficult to administer, or unstable. Failure to successfully commercialize our products will adversely affect our business, financial condition and results of operations.
The market for PAX-101’s lead indication, HAT, is extremely small, as the majority of usage would be in Sub-Saharan Africa. Further, we would likely donate any product for use in this indication to the World Health Organization (or WHO) for use by patients in Africa.
If our preclinical and clinical studies do not produce positive results, if our clinical trials are delayed or if serious side effects are identified during such studies or trials, we may experience delays, incur additional costs and ultimately be unable to commercialize our product candidates.
Before obtaining regulatory approval for the sale of our product candidates, we must conduct, generally at our own expense, extensive preclinical tests to demonstrate the safety of our product candidates in animals, and clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Preclinical and clinical testing is expensive, difficult to design and implement and can take many years to complete. A failure of one or more of our preclinical studies or clinical trials can occur at any stage of testing.

We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent our ability to obtain regulatory approval or commercialize our product candidates, including:
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our preclinical tests or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical testing or clinical trials or we may abandon projects that we expect to be promising;

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regulators or ethics committees/IRBs may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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conditions imposed on us by the FDA or any non-U.S. regulatory authority regarding the scope or design of our clinical trials may require us to resubmit our clinical trial protocols to ethics committees/IRBs for re-inspection due to changes in the regulatory environment;

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the number of patients required for our clinical trials may be larger than we anticipate and recruitment of the target population may be more difficult than anticipate, or participants may drop out of our clinical trials at a higher rate than we anticipate;

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our third-party contractors or clinical investigators may fail to comply with regulatory requirements or fail to meet their contractual obligations to us in a timely manner;

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we might have to suspend or terminate one or more of our clinical trials if we, the regulators or the ethics committees/IRBs determine that the participants are being exposed to unacceptable health risks;

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regulators or ethics committees/IRBs may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

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the cost of our clinical trials may be greater than we anticipate;

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the supply or quality of our product candidates or other materials necessary to conduct our clinical trials may be insufficient or inadequate or we may not be able to reach agreements on acceptable terms with prospective clinical research organizations; and

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the effects of our product candidates may not be the desired effects or may include undesirable side effects or the product candidates may have other unexpected characteristics.

In addition, if we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:
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be delayed in obtaining, or may not be able to obtain, marketing approval for one or more of our product candidates;

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obtain approval for indications that are not as broad as intended or entirely different than those indications for which we sought approval;

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the product labeling may be very restrictive and lead to limitations in commercial value; or

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have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or approvals. We do not know whether any preclinical tests or clinical trials will be initiated as planned, will need to be restructured or will be completed on schedule, if at all. Significant preclinical or clinical trial delays also could shorten the patent protection period during which we may have the exclusive right to commercialize our product candidates. Such delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products and product candidates.
If we cannot enroll enough patients to complete our clinical trials, such failure may adversely affect our business, financial condition and results of operations.
The completion rate of clinical studies of our products is dependent on, among other factors, the patient enrollment rate. Patient enrollment is a function of many factors, including:

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Securing sufficient numbers of investigators and clinical trial sites;

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investigator identification and recruitment of appropriate patients;

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ethics committees/IRBs and regulatory approvals to initiate study sites;

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patient population size;

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the nature of the protocol to be used in the trial;

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patient availability and proximity to clinical sites;

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the eligibility criteria for the study;

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competition from other companies’ clinical studies for the same patient population; and

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the ability to obtain comparator drug/device.

We believe our procedures for enrolling patients have been appropriate; however, delays in patient enrollment would increase costs and delay ultimate commercialization and sales, if any, of our products. Such delays could have a material adversely affect our business, financial condition and results of operations.
We face risks related to health epidemics and outbreaks, including the SARS-Cov-2 (or COVID-19) pandemic, which could significantly disrupt our preclinical studies and clinical trials, and therefore our receipt of necessary regulatory approvals could be delayed or prevented.
We face risks related to health epidemics or outbreaks of communicable diseases. For example, the recent outbreak around the world, including in the U.S., the European Union (or, the EU) members, China and many other countries, of the highly transmissible and pathogenic COVID-19. The outbreak of such communicable diseases could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of many countries, which in the case of COVID-19 has occurred. In addition, the COVID-19 pandemic is having a severe effect on the clinical trials of many drug candidates. Some trials have been merely delayed, while others have been cancelled. The extent to which the COVID-19 pandemic may impact our preclinical and clinical trial operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration and geographic reach of the outbreak, the severity of COVID-19, and the effectiveness of actions to contain and treat COVID-19. Although to date our clinical trials have been minimally impacted by the pandemic, the continued spread of COVID-19 globally could adversely impact our clinical trial operations, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography. Disruptions or restrictions on our ability to travel to monitor data from our clinical trials, or to conduct clinical trials, or the ability of patients enrolled in our studies to travel, or the ability of staff at study sites to travel, as well as temporary closures of our facilities or the facilities of our clinical trial partners and their contract manufacturers, would negatively impact our clinical trial activities. In addition, we rely on independent clinical investigators, contract research organizations and other third-party service providers to assist us in managing, monitoring and otherwise carrying out our preclinical studies and clinical trials, including the collection of data from our clinical trials, and the outbreak may affect their ability to devote sufficient time and resources to our programs or to travel to sites to perform work for us. Similarly, our preclinical trials could be delayed and/or disrupted by the COVID-19 pandemic. As a result, the expected timeline for data readouts of our preclinical studies and clinical trials and certain regulatory filings may be negatively impacted, which would adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses and have a material adverse effect on our financial results.
If we are not successful in discovering, developing and commercializing additional product candidates, our ability to expand our business and achieve our strategic objectives would be impaired.
Research programs to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

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the research methodology used may not be successful in identifying potential product candidates;

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we may be unable to identify viable product candidates in our screening campaigns;

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competitors may develop alternatives that render our product candidates obsolete;

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product candidates we develop may nevertheless be covered by third parties’ patents or other exclusive rights;

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a product candidate may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

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a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all;

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a product candidate may not be perceived or accepted as safe and effective by patients, the medical community or third-party payors; and

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the development of resistance to potential product candidates may render them ineffective against target infections with respect to our development program in HAT.

If we are unsuccessful in identifying and developing additional product candidates, our potential for growth may be impaired.
Even if we receive regulatory approval for PAX-101 or any other product candidates we may develop or acquire, we still may not be able to successfully commercialize it and the revenue that we generate from its sales, if any, may be limited.
If approved for marketing, the commercial success of PAX-101 or any other product candidates we may develop or acquire will depend upon acceptance by the medical community, including physicians, patients and health care payors. The degree of market acceptance of PAX-101 or such other product candidate will depend on a number of factors, including:
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demonstration of clinical safety and efficacy of such product candidate;

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relative convenience and ease of administration;

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the prevalence and severity of any adverse effects as well as the cost and convenience of monitoring and treating them;

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the willingness of physicians to prescribe such product candidate and of the target patient population to try new therapies;

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pricing and cost-effectiveness;

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the inclusion or omission of such product candidate in applicable treatment guidelines;

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the effectiveness of our or any future collaborators’ sales and marketing strategies;

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limitations or warnings contained in FDA-approved labeling;

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our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third-party payors; and

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the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement.

If PAX-101 or any other product candidates we may develop or acquire is approved, but does not achieve an adequate level of adoption by physicians, health care payors and patients, we may not generate sufficient revenue and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of such product candidate may require significant resources and may never be successful.
In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prevent or reduce our ability to commercialize such product candidate successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render such product candidate not commercially viable. For example, regulatory authorities may approve such product candidate for fewer or more limited indications than we request, may not approve the price we intend to charge for such product candidate, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve such product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that indication. Further, the FDA may place conditions on approvals including potential requirements or risk management plans and the requirement for a REMS to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; and the FDA will not approve the NDA without an approved REMS. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of such product candidate. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of such product candidate.
We currently have no sales and marketing organization. If we are unable to establish satisfactory sales and marketing capabilities, we may not successfully commercialize any of our product candidates, if regulatory approval is obtained.
At present, we have no sales or marketing personnel. In order to commercialize products that are approved for commercial sales, we must either develop a sales and marketing infrastructure or collaborate with third parties that have such commercial infrastructure. If we elect to develop our own sales and marketing organization, we do not intend to begin to hire sales and marketing personnel until our product candidates are in Phase 3 clinical trials or closer to NDA submission, and we do not intend to establish our own sales organization in the United States until shortly prior to FDA approval of PAX-101 or any of our other product candidates for neurologic indications. For HAT we do not intend to establish a sales organization as we do not intend to sell PAX-101 for HAT in any market.
We may not be able to establish a direct sales force in a cost-effective manner or realize a positive return on this investment. In addition, we will have to compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize PAX-101 or any of our other product candidates in the United States without strategic partners or licensees include:
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our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

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the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our future products;

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the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

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unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are not successful in recruiting sales and marketing personnel or in building a sales and marketing infrastructure, or if we do not successfully enter into appropriate collaboration arrangements, we will have difficulty successfully commercializing PAX-101 or any other product candidates we may develop or acquire, which would adversely affect our business, operating results and financial condition. Outside the United States, we may commercialize our product candidates by entering into collaboration agreements with pharmaceutical partners. We may not be able to enter into such agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties.

Even if we obtain marketing approval for PAX-101 or any other product candidates that we may develop or acquire, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates could be subject to labeling and other restrictions and withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our future products.
Even if we obtain United States regulatory approval of PAX-101 or any other product candidates that we may develop or acquire, the FDA may still impose significant restrictions on its indicated uses or marketing or the conditions of approval, or impose ongoing requirements for potentially costly and time-consuming post-approval studies, and post-market surveillance to monitor safety and efficacy. Our future products will also be subject to ongoing regulatory requirements governing the manufacturing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, recordkeeping and reporting of adverse events and other post-market information. These requirements include registration with the FDA, as well as continued compliance with current Good Clinical Practices regulations, or cGCPs, for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continuous review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, cGMP, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents.
The FDA has the authority to require a REMS, as part of an NDA or after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria or requiring patient testing, monitoring and/or enrollment in a registry.
With respect to sales and marketing activities by us or any future partner, advertising and promotional materials must comply with FDA rules in addition to other applicable federal, state and local laws in the United States and similar legal requirements in other countries. In the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. We may also be subject, directly or indirectly through our customers and partners, to various fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute, U.S. False Claims Act, and similar state laws, which impact, among other things, our proposed sales, marketing, and scientific/educational grant programs. If we participate in the U.S. Medicaid Drug Rebate Program, the Federal Supply Schedule of the U.S. Department of Veterans Affairs, or other government drug programs, we will be subject to complex laws and regulations regarding reporting and payment obligations. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in many of these areas in other countries.
In addition, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If we receive marketing approval for our product candidates, physicians may nevertheless legally prescribe our products to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability and government fines. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions, including revocation of its marketing approval. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed.
If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, problems with the facility where the product is manufactured, or we or our manufacturers fail to comply with applicable regulatory requirements or GMP, we may be subject to the following administrative or judicial sanctions:

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restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

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issuance of warning letters or untitled letters;

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clinical holds;

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injunctions or the imposition of civil or criminal penalties or monetary fines;

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suspension or withdrawal of regulatory approval;

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suspension of any ongoing clinical trials;

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refusal to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

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suspension or imposition of restrictions on operations, including costly new manufacturing requirements; or

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product seizure, detention, or refusal to permit the import or export of product.

The occurrence of any event or penalty described above may inhibit our ability to commercialize PAX-101 or any of our other product candidates and generate revenue. Adverse regulatory action, whether pre- or post-approval, can also potentially lead to product liability claims and increase our product liability exposure.
Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our drug candidates and affect the prices we may obtain.
In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval for our drug candidates, restrict or regulate post-approval activities and affect our ability to profitably sell our drug candidates. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our drug candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.
In the United States, under the Medicare Modernization Act (or MMA), Medicare Part D provides coverage to the elderly and disabled for outpatient prescription drugs by approving and subsidizing prescription drug plans offered by private insurers. The MMA also authorizes Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. The Part D plans use their formulary leverage to negotiate rebates and other price concessions from drug manufacturers. Also under the MMA, Medicare Part B provides coverage to the elderly and disabled for physician-administered drugs on the basis of the drug’s average sales price, a price that is calculated according to regulatory requirements and that the manufacturer reports to Medicare quarterly.
Both Congress and the Centers for Medicare & Medicaid Services (or CMS), the agency that administers the Medicare program, from time to time consider legislation, regulations, or other initiatives to reduce drug costs under Medicare Parts B and D. For example, under the 2010 Affordable Care Act, drug manufacturers are required to provide a 50% discount on prescriptions for branded drugs filled while the beneficiary is in the Medicare Part D coverage gap, also known as the “donut hole.” There have been legislative proposals to repeal the “non-interference” provision of the MMA to allow CMS to leverage the Medicare market share to negotiate larger Part D rebates. Further cost reduction efforts could decrease the coverage and price that we receive for our drug candidates and could seriously harm our business. Private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement under the Medicare program may result in a similar reduction in payments from private payors.

The 2010 Affordable Care Act is intended to broaden access to health insurance and reduce or constrain the growth of healthcare spending. Further, the Affordable Care Act imposes a significant annual fee on companies that manufacture or import branded prescription drug products. It also increased the amount of the rebates drug manufacturers must pay to state Medicaid programs, required that Medicaid rebates be paid on managed Medicaid utilization, and increased the additional rebate on “line extensions” (such as extended release formulations) of solid oral dosage forms of branded products. The law also contains substantial provisions affecting fraud and abuse compliance and transparency, which may require us to modify our business practices with healthcare practitioners, and incur substantial costs to ensure compliance.
The President and the majority party in the Senate have indicated their desire to repeal the Affordable Care Act. It is unclear whether, when and how that repeal might be effectuated, if at all, and what the effect on the healthcare sector would be. In addition to the potential repeal of the Affordable Care Act, there are indications that the Medicaid program may be restructured, which could lead to revisions in Medicaid coverage for prescription drugs. While we are unable to predict what legislation, if any, may potentially be enacted, to the extent that future changes affect how our product candidates could be paid for and/or reimbursed by the government and private payers, our business could be adversely affected.
In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, the Budget Control Act of 2011 included, among other things, provisions that have led to 2% across-the-board reductions in Medicare payment amounts. Several states have adopted or are considering adopting laws that require pharmaceutical companies to provide notice prior to raising prices and to justify price increases. We expect that additional healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and in turn could significantly reduce the projected value of certain development projects and reduce our profitability.
Our future growth depends, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.
Our future profitability will depend, in part, on our ability to commercialize our product candidates in foreign markets for which we intend to rely on collaborations with third parties. If we commercialize PAX-101 or any other product candidates that we may develop in foreign markets, we would be subject to additional risks and uncertainties, including:
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our customers’ ability to obtain market access and appropriate reimbursement for our product candidates in foreign markets;

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our inability to directly control commercial activities because we are relying on third parties;

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the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

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different medical practices and customs in foreign countries affecting acceptance in the marketplace;

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import or export licensing requirements;

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longer accounts receivable collection times;

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longer lead times for shipping;

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language barriers for technical training;

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reduced protection of intellectual property rights in some foreign countries;

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foreign currency exchange rate fluctuations; and

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the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of our product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our results of operations.

If we market our product candidates in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.
The FDA enforces laws and regulations which require that the promotion of pharmaceutical products be consistent with the approved prescribing information. While physicians may prescribe an approved product for a so-called “off label” use, it is unlawful for a pharmaceutical company to promote its products in a manner that is inconsistent with its approved label and any company which engages in such conduct can subject that company to significant liability. Similarly, industry codes in the EU and other foreign jurisdictions prohibit companies from engaging in off-label promotion and regulatory agencies in various countries enforce violations of the code with civil penalties. While we intend to ensure that our promotional materials are consistent with our label, regulatory agencies may disagree with our assessment and may issue untitled letters, warning letters or may institute other civil or criminal enforcement proceedings. In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include the U.S. Anti-Kickback Statute, U.S. False Claims Act and similar state laws. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws.
The U.S. Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted broadly to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not, in all cases, meet all the criteria for safe harbor protection from anti-kickback liability. Moreover, recent health care reform legislation has strengthened these laws. For example, the Health Care Reform Law, among other things, amends the intent requirement of the U.S. Anti-Kickback Statute and criminal health care fraud statutes; a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the U.S. Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the U.S. False Claims Act. Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid.
Over the past few years, several pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as: allegedly providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion that caused claims to be submitted to Medicare or Medicaid for non-covered, off-label uses; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates. Most states also have statutes or regulations similar to the U.S. Anti-Kickback Statute and the U.S. False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include substantial civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, substantial criminal fines and imprisonment.
We have been and expect to be significantly dependent on our collaborative agreements for the development of our product candidates, which exposes us to the risk of reliance on the performance of third parties.
In conducting our research and development activities, we currently rely, and expect to continue to rely, on collaborative agreements with third parties such as manufacturers, contract research organizations, commercial partners, universities, governmental agencies and not-for-profit organizations for both strategic and financial resources. The loss of, or failure to perform by us or our partners under any applicable agreements or arrangements, or our failure to secure additional agreements for our product candidates, would substantially disrupt or delay our research and development activities, including our in-process and anticipated clinical trials. Any such loss would likely increase our expenses and materially harm our business, financial condition and results of operation.
We expect that we will rely on third parties to conduct clinical trials for our product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize PAX-101 or any other product candidates that we may develop or acquire and our business could be substantially harmed.
We expect to enter into agreements with third-party CROs to conduct and manage our clinical programs. We rely heavily on these parties for execution of clinical studies for PAX-101 and our other product candidates and can control only certain and very limited aspects of their activities. Nevertheless, we would be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on CROs would not relieve us of our regulatory responsibilities. We and our CROs would be required to comply with cGCPs, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces these cGCP regulations through periodic inspections of trial sponsors, principal investigators and trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials comply with cGCPs. In addition, our clinical trials must be conducted with products produced under cGMP regulations and will require a large number of test subjects. Our failure or the failure of our CROs to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action up to and including civil and criminal penalties.
As a result, many important aspects of our drug development programs would be outside of our direct control. In addition, the CROs may not perform all of their obligations under their arrangements with us or in compliance with regulatory requirements. If the CROs do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development and commercialization of PAX-101 or any other product candidates that we may develop or acquire may be delayed or our development program may be materially and irreversibly harmed. We cannot control the amount and timing of resources these CROs would devote to our program or our product candidates. If we are unable to rely on the clinical data collected by our CROs, we could be required to repeat, extend the duration of, or increase the size of our clinical trials, which could significantly delay commercialization and require significantly greater expenditures. If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs. As a result of the foregoing, our financial results and the commercial prospects for PAX-101 and our other product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.
Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance of PAX-101 or any other product candidates that we may develop or acquire. If there is not sufficient reimbursement for our future products, it is less likely that such products will be widely used.
Market acceptance and sales of PAX-101 or any other product candidates for which we obtain regulatory approval will depend on reimbursement policies and may be affected by future healthcare reform measures in both the United States and foreign jurisdictions. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which products they will cover and establish payment levels. In addition, government authorities and these third-party payors are increasingly attempting to contain health care costs by demanding price discounts or rebates and limiting both the types and variety of products that they will cover and the amounts that they will pay for these products. In addition, we might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to such payors’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources.

Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower-cost products that are already reimbursed, may be incorporated into existing payments for other products or services, and may reflect budgetary constraints and/or imperfections in Medicare or Medicaid data used to calculate these rates. Net prices for products may be reduced by mandatory discounts or rebates required by government health care programs. Such legislation, or similar regulatory changes or relaxation of laws that restrict imports of products from other countries, could reduce the net price we receive for any future marketed products. As a result, our future products might not ultimately be considered cost-effective.
We cannot be certain that reimbursement will be available for PAX-101 or any other product candidates that we develop or acquire. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, any future products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize PAX-101 or any other product candidates that we develop or acquire.
Unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives could harm our business.
There is increasing pressure on biotechnology and pharmaceutical companies to reduce healthcare costs. In the U.S., these pressures come from a variety of sources, such as managed care groups, institutional, and government purchasers. Increased purchasing power of entities that negotiate on behalf of federal healthcare programs and private sector beneficiaries could increase pricing pressures in the future. Such pressures may also increase the risk of litigation or investigation by the government regarding pricing calculations. The biotechnology industry will likely face greater regulation and political and legal action in the future.
The regulations that govern marketing approvals, pricing and reimbursement for new therapeutic products vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenue we are able to generate from the sale of the product in that country.
Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain regulatory approval. Adverse pricing limitations prior to approval will also adversely affect us by reducing our commercial potential. Our ability to commercialize any products successfully also will depend in part on the extent to which reimbursement for these products and related treatments becomes available from government health administration authorities, private health insurers and other organizations.
Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.
A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and these third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. Obtaining reimbursement for our products may be particularly difficult because of the higher prices often associated with products administered under the supervision of a physician. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any product candidate that we successfully develop.

There may be significant delays in obtaining reimbursement for approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or regulatory authorities in other countries. Moreover, eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Payment rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower cost products that are already reimbursed and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and profitable payment rates from both government-funded and private payors for new products that we develop or acquire could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.
While we believe we may be eligible to receive a tropical disease PRV for the use of PAX-101 for the treatment of HAT, there is a risk that we will not receive such PRV, which could require us to find alternative sources of funding for our later stage clinical programs.
We may be eligible to receive a tropical disease PRV for PAX-101, as Human African Trypanosomiasis is defined as a disease qualifying for a tropical disease PRV under Section 524 of the Federal Food, Drug and Cosmetic Act (or, the FD&C Act). The FDA is authorized to award a tropical disease PRV to sponsors of applications for certain products for the prevention or treatment of certain tropical diseases, upon FDA approval of the sponsor’s marketing application. A tropical disease PRV may be used by the sponsor that obtains the tropical disease PRV or may be transferred to another sponsor that may use it to obtain Priority Review for a different application. In order to be eligible for a tropical disease PRV, the application must: (i) be for a tropical disease as defined in Section 524 of the FD&C Act; (ii) be submitted under Section 505(b)(1) of the FD&C Act or Section 351 of the Public Health Service Act (or, the PHSA); (iii) be for a product that contains no active ingredient that has been approved in any other application submitted under Section 505(b)(1) of the FD&C Act or Section 351 of the PHSA; and (iv) qualify for Priority Review; (v) contain reports of one or more new clinical investigations (other than bioavailability studies) that are essential to the approval of the application and conducted or sponsored by the sponsor; and (vi) contain the applicant’s attestation that such report(s) were not submitted as part of an application for marketing approval or licensure by a regulatory authority in India, Brazil, Thailand, or any country that is a member of the Pharmaceutical Inspection Convention or the Pharmaceutical Inspection Cooperation Scheme prior to September 27, 2007. A U.S. approval in HAT would potentially qualify us to earn a tropical disease PRV from the FDA, which we would intend to monetize to raise funds to support the later stage development and commercialization of PAX-101 and PAX-102 in the treatment of ASD and FXTAS, the cost of which is estimated to be between $120 million and $140 million to gain FDA approval and commercially launch both indications in the United States, depending on the design of required clinical trial protocols. However, there can be no assurance that we will receive approval from the FDA for PAX-101, and even if PAX-101 is approved by the FDA, there is a risk that we will not receive a tropical disease PRV. Further, the PRV program has been subject to criticism, including by the FDA, and it is possible that even if we obtain approval for PAX-101 and qualify for a PRV, the program may no longer be in effect at the time of approval. In addition, although PRVs may be sold or transferred to third parties, there is no guarantee that we will be able to realize any value if we were to sell a PRV. If we are unable to obtain a PRV, or if we are unable to sell our PRV or if the amount we obtain from its sale is insufficient to fund our operations, we may be required to fund the later stage development and commercialization of PAX-101 and PAX-102 in the treatment of ASD and FXTAS through sales of our equity or debt securities, through strategic collaborations with third parties or other similar transactions. None of these alternative arrangements may be available to us on commercially reasonable terms, or at all, and if we are unable to raise funding to further our clinical and commercial development, our business and stock price will be adversely impacted.

Risks Relating to Our Intellectual Property Rights
We depend on data licensed to us by third parties, and the loss of access to this data may terminate or delay the further development of our Human African Trypanosomiasis (HAT) NDA filing.
Our business relies on the license of data from the Ministry of Health, Republic of Malawi and Lwala Hospital (Soroti, Uganda). The loss of our key data may seriously impair our business and future viability, and could result in delays in developing, introducing or maintaining our product candidates and formulations until equivalent data, if available, is identified, licensed and integrated. In addition, any defects in the data we license could prevent the implementation or impair the functionality of our product candidates or formulation, delay new product or formulation introductions or injure our reputation.
It is difficult and costly to protect our intellectual property rights, and we cannot ensure the protection of these rights.
Our commercial success will depend, in part, on maintaining and obtaining patent protection for our technologies, products and processes, successfully defending these patents against third-party challenges and successfully enforcing these patents against third-party competitors. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Changes in either the patent laws or in interpretations of patent laws may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowable, or whether any claims will be allowed in our pending applications or, the enforceability of our existing and future patents. On May 2, 2020 we filed PCT international patent Application No. PCT/US2020/031217 entitled Compositions and Methods for Treating Central Nervous System Disorders. This application claims priority to US Provisional Patent Application Serial No. 62/858,621, filed on June 7, 2019. The PCT patent application relates to compositions and methods for treating cognitive, social, or behavioral disabilities, and neurodevelopmental disorders. These disabilities and disorders include, autism spectrum disorder (ASD) and other central nervous system disorders such as fragile X syndrome (FXS), fragile X-associated tremor/ataxia syndrome (FXTAS), chronic fatigue syndrome (CFS), and post-traumatic stress syndrome (PTSD). The patent application also includes further embodiments of autism spectrum disorder selected from autistic disorder, childhood disintegrative disorder, pervasive developmental disorder-not otherwise specified (PDD-NOS), and Asperger syndrome. The patent application also relates to compositions for delivering a therapeutically effective amount of an antipurinergic agent, for example suramin, and pharmaceutically acceptable salts, esters, solvates, and prodrugs of these agents. In some embodiments, the antipurinergic agent is delivered by intranasal (IN) administration. PCT patent applications are generally published 18 months from the earliest priority date, which in this case would be after December 7, 2020. All designated states (all PCT treaty member countries) were selected upon filing of the PCT patent application. Various national phase patent applications have not yet been filed, because the 30-month national stage filing date for doing so is not until December 7, 2021. As part of our intellectual property strategy, we intend to file U.S. nonprovisional, and foreign national and regional stage applications of this PCT application in due course. We also plan to file further patent applications covering our technology and products. We are not aware of any existing contested proceedings or third-party claims against our pending PCT international patent application. We cannot predict the outcome of our patent applications related to suramin and its uses, as our pending patent application and future applications may never be approved by United States or foreign patent offices.
The degree of our current and future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights, permit us to gain or keep our competitive advantage, or provide us with any competitive advantage at all. For example, others have filed, and in the future are likely to file, patent applications covering products and technologies that are similar, identical or competitive to our development programs, or important to our business. Furthermore, because patent applications are generally not published until 18 months from their earlier priority date, there is always a moving window of uncertainty as to whether third parties currently have any pending patent applications of which we would not be aware. We cannot be certain that any patents or patent application owned by a third-party will not have priority over patents and patent applications filed by us, or that we will not be involved in interference, opposition or invalidity proceedings before United States or foreign patent offices.

We also rely on trade secrets to protect technology, especially in cases when we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators, consultants and other contractors to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary or licensed information. Typically, research collaborators and scientific advisors have rights to publish data and information in which we may have rights. If we cannot maintain the confidentiality of our proprietary technology and other confidential information, our ability to receive patent protection and our ability to protect valuable information owned by us may be imperiled. Enforcing a claim that a third-party entity illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts are sometimes less willing to protect trade secrets than patents. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.
If we fail to maintain or obtain additional patent protection or trade secret protection for PAX-101 or our technologies, third parties could use our proprietary information, which could impair our ability to compete in the market and adversely affect our ability to generate revenues and attain profitability.
We may also rely on the trademarks we may develop to distinguish our products from the products of our competitors. We cannot guarantee that any trademark applications filed by us or our business partners will be approved. Third parties may also oppose such trademark applications, or otherwise challenge our use of the trademarks. In the event that the trademarks we use are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to modifying advertising and marketing for our brands. Further, we cannot provide assurance that competitors will not infringe the trademarks we use, or that we will have adequate resources to enforce these trademarks.
PAX-101 and our other product candidates may infringe the intellectual property rights of others, which could increase our costs and delay or prevent our development and commercialization efforts.
Our success depends in part on avoiding infringement of the proprietary technologies of others. We respect the valid patent rights of third parties of which we are aware. The pharmaceutical industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Identification of third-party patent rights that may be relevant to our proprietary technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Additionally, because patent applications are maintained in secrecy until the application is published, we may be unaware of third-party patents that may be infringed by commercialization of PAX-101 or any of our other product candidates. There may be certain issued patents and patent applications claiming subject matter that we may be required to license in order to research, develop or commercialize PAX-101 or our other product candidates, and we do not know if such patents and patent applications would be available to license on commercially reasonable terms, or at all. Any claims of patent infringement asserted by third parties would be time-consuming and may:
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result in costly litigation;

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divert the time and attention of our technical personnel and management;

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prevent us from commercializing a product until the asserted patent expires or is held finally invalid or not infringed in a court of law;

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require us to cease or modify our use of the technology and/or develop non-infringing technology; or

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require us to enter into royalty or licensing agreements.

Furthermore, we cannot guarantee that we would be successful in defending against these claims of patent infringement. For example, if we were required to modify our use of the technology or develop an alternative non-infringing technology, we cannot be certain that we would be successful in making the modifications or developing the technology and whether it would be economically feasible or practical to do so. Also, it may not be possible to obtain royalty or licensing agreements on favorable terms or to obtain such agreements at all.

Although no third-party has asserted a claim of infringement against us, others may hold proprietary rights that could prevent our product candidates from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to our product candidates or our processes could subject us to potential liability for damages and require us to obtain a license to continue to manufacture or market PAX-101 or any other product candidates. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. In addition, we cannot be sure that we could redesign PAX-101 or any other product candidates or processes to avoid infringement, if necessary.
Recently, we became aware of PCT international patent application PCT/ US2018/017200, titled “Antipurinergic Compounds and Uses thereof,” which lists CSP Pharma, Inc. as Applicant, filed on February 7, 2018, published as WO 2018/148262 on August 16, 2018, and claiming priority to U.S. provisional patent application no. 62/456,438, filed on February 8, 2017. The patent application describes compositions and methods for treating neurodevelopmental disorders. The compositions contain an antipurinergic agent, such as suramin, and a carrier formulated for non-intravenous administration. The neurodevelopmental disorders include autism spectral disorders (or ASD). From publicly available databases, we are aware that a national phase application of this PCT patent application is pending in the United States.
We also recently became aware of PCT international patent application PCT/US2017/041932, titled “Diagnostic and Methods of Treatment for Chronic Fatigue Syndrome and Autism Spectrum Disorders,” which lists The Regents of the University of California as Applicant, filed on July 13, 2017, published as WO 2018/013811 on January 18, 2018, and claiming priority to U.S. provisional patent application nos. 62/464,369, filed on February 27, 2017 and 62/362,564, filed on July 14, 2016. The patent application describes biomarkers for diagnosing and predicting the development of chronic fatigue syndrome and methods of treating a mitochondrial disease or disorder, such as autism spectrum disorders (or ASD), by administering an effective amount of an antipurinergic agent, such as suramin. Publicly available databases show no pending national or regional phase patent applications.
Because the national phase applications of PCT/US2018/017674 and PCT/US2018/017200 are pending, it is not certain if any patents will ultimately issue from these applications nor is it possible to predict the resultant claim scope of any issued patent. We will continue to monitor the prosecution of these patent applications from publicly available documents.
As discussed above, our success depends in part on avoiding infringement of the proprietary technologies of others. We are aware of the risks associated with the valid patent rights of third parties, however, identification of these third party proprietary technologies and patent rights is difficult because patent searching is imperfect. Also, because patent applications are maintained in secrecy until publication, we may be unaware of third-party patents that may be infringed by commercialization of PAX-101 or any of our other product candidates. Based on as yet unforeseen activities associated with the intellectual property of such third parties we may have to make modifications to our development plans, the filing of new patent applications and the prosecution of our patent portfolio, and our business.
A number of companies, including several major pharmaceutical companies, have conducted research on antipurinergic agents and their effect on purinergic receptors and potential therapies which resulted in the filing of many patent applications related to this research. If we were to challenge the validity of these or any issued United States patent in court, we would need to overcome a statutory presumption of validity that attaches to every issued United States patent. This means that, in order to prevail, we would have to present clear and convincing evidence as to the invalidity of the patent’s claims.
If we were to challenge the validity of these or any issued United States patent in an administrative trial before the Patent Trial and Appeal Board in the United States Patent and Trademark Office, we would have to prove that the claims are unpatentable by a preponderance of the evidence. Moreover, even if we were successful in such an invalidity challenge, the decision could be appealed by the other party to the Court of Appeals for the Federal Circuit, which could involve significant resources to litigate and we cannot predict whether we would prevail on appeal. There is no assurance that a jury and/or court would find in our favor on questions of infringement, validity or enforceability.
Accordingly, if patents exist or are in the future granted that conflict with our patents, and if we face an adverse determination in a judicial or administrative proceeding, or if we are unable to obtain necessary licenses, we could be prevented from developing and commercializing PAX-101 or another product candidate, which in turn would harm the viability of our company and our business, prospects, financial condition and operating results.
We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.
As is commonplace in our industry, we employ individuals who were previously employed at other pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject in the future to claims that our employees or prospective employees are subject to a continuing obligation to their former employers (such as non-competition or non-solicitation obligations) or claims that our employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
We may be subject to claims challenging the inventorship of our patents and other intellectual property.
Although we are not aware of any asserted third-party claims challenging inventorship of our patents or ownership of our intellectual property, we may in the future be subject to claims that former employees, strategic partners, commercial counterparties or other third parties associated with us or one of our predecessors in ownership of PAX-101 have an interest in our patents or other intellectual property as an inventor or co-inventor. While it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we cannot fully control the enforcement of these policies by third parties with which we contract, nor can we be certain that assignment agreements between us and our employees, between us and our counterparties, or between our counterparties and their employees or between our predecessors of ownership and their employees and counterparties, will effectively protect our interests as to any party who conceives or develops intellectual property that we regard as our own. Among other issues, the assignment of intellectual property rights may not be self-executing, the assignment agreements may be breached, or we may have disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. As we approach potential commercialization of our product candidates, we will need to more closely analyze the facts that we believe might be used to assert an inventorship claim against us. Determinations like these involve complex sets of facts and the application of sometimes-unsettled patent law, resulting in inherent uncertainties regarding ownership rights.
If claims challenging inventorship are made against us, we may need to resort to litigation to resolve those claims. If we fail in defending against any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of valuable intellectual property rights or the right to assert those rights against third-parties marketing competing products. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
There are risks to our intellectual property based on our international business operations.
We may face risks to our technology and intellectual property as a result of our conducting business outside of the United States, including as a result of our license of clinical data from the Ministry of Health, Republic of Malawi and Lwala Hospital (Soroti, Uganda), as certain jurisdictions may not have comparable levels of protection of corporate proprietary information and assets such as intellectual property, trademarks, trade secrets, know-how and customer information and records. While these risks are common to many companies, conducting business in certain foreign jurisdictions, housing technology, data and intellectual property abroad, or licensing technology to or from foreign partners may have more significant exposure.
General Company-Related Risks
Since certain of our directors and officers are employed by and/or consult for other companies, their other activities could compete for time on, or create conflicts of interests with, our activities.
Certain of our officers are not required to work exclusively for us. Each of Michael Derby, our Executive Chairman of the Board, Zachary Rome, our Chief Operating Officer and a director, and Joseph

Lucchese, our Chief Financial Officer, are partners at TardiMed and are officers and directors at certain other entities affiliated with TardiMed, including Timber Pharmaceuticals, Inc. (NYSE: TMBR), a pharmaceutical company focusing on developing treatments for orphan dermatologic diseases. Pursuant to the agreements we have entered into with these individuals, Messrs. Derby, Rome and Lucchese are obligated to devote only 20 hours per week to activities related to our Company. Therefore, it is possible that a conflict of interest with regard to an officer’s time may arise based on their other employment and/or business operations. As we progress, if the full-time services of these individuals are required and the current directors and officers cannot provide that level of commitment, we will need to identify suitable individuals who can dedicate such time to our Company. We can provide no assurance that we will be able to successfully identify and retain qualified candidates for these positions.
We will need to grow the size of our organization, and we may experience difficulties in managing this growth.
We have one full time employee, our Chief Executive Officer, Howard Weisman. As our development and commercialization plans and strategies develop, we will need to expand the size of our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to commercialize our drug candidates and our ability to compete effectively will depend, in part, on our ability to effectively manage our future growth.
If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of certain key employees, including Howard J. Weisman, our Chief Executive Officer, would adversely impact our business prospects.
Our ability to compete in the highly competitive pharmaceuticals industry depends in large part upon our ability to attract highly qualified managerial, scientific and medical personnel. In order to induce valuable employees to remain with us, we intend to provide employees with stock options that vest over time. The value to employees of stock options that vest over time will be significantly affected by movements in the price of our common stock and warrants that we will not be able to control and may at any time be insufficient to counteract more lucrative offers from other companies.
Our management team has expertise in many different aspects of drug development and commercialization. However, we will need to hire additional personnel as we further develop our drug candidates. Competition for skilled personnel in our market is intense and competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms. Despite our efforts to retain valuable employees, members of our management, scientific and medical teams may terminate their employment with us on short notice. We have entered into employment agreements with our executive officers. However, these employment arrangements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. The loss of the services of any of our executive officers or other key employees could potentially harm our business, operating results or financial condition. In particular, we believe that the loss of the services of Howard J. Weisman, our Chief Executive Officer, would have a material adverse effect on our business. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel.
Other pharmaceutical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop and commercialize product candidates would be limited.
We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.
The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have competitors in a number of jurisdictions, many of which have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Established competitors may invest heavily to quickly discover and develop novel compounds that could make PAX-101 or any other product candidates we may develop or acquire obsolete or uneconomical. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, cost, convenience, tolerability and safety to be commercially successful. Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to PAX-101 or any of our other product candidates. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.
We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions. We face competition with respect to our current product candidates and we will face competition with respect to any product candidates that we may seek to develop or commercialize in the future. Our current and potential competitors in ASD include CureMark LLC, which is in Phase 3 studies for CM-AT for ASD, Yamo Pharmaceuticals, which is in Phase 2 studies for LI-79 for ASD, GW Pharmaceuticals, which is in Phase 2 studies for Cannabidivarin for ASD, Zynerba Pharmaceuticals, which is in Phase 2 studies for Cannabidiol (or CBD) gel for ASD, and QBioMed, which is developing a preclinical asset called QBM-001 for rare pediatric nonverbal autism. There are two treatments that have been approved by FDA to treat the non-core symptom of irritability in ASD: Risperdal® (Risperidone) and Abilify® (Aripiprazole). For FXTAS, to our knowledge, there are no known treatments or active development programs.
If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our drug candidates.
We face a potential risk of product liability as a result of the clinical testing of our drug candidates and will face an even greater risk if we commercialize our drug candidates. For example, we may be sued if any product we develop or acquire or any materials that we use in our products allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our drug candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:
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decreased demand for our drug candidates;

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injury to our reputation;

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withdrawal of clinical trial participants;

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costs to defend the related litigation;

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a diversion of management’s time and our resources;

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substantial monetary awards to trial participants or patients;

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product recalls, withdrawals or labeling, marketing or promotional restrictions;

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the inability to commercialize our drug candidates; and

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a decline in the value of our stock.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop or acquire. We intend to obtain product liability insurance covering our clinical trials. Although we will maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.
We may acquire businesses, assets or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions.
We may acquire additional businesses, assets or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new businesses, assets or products we may acquire, and any delay in their integration may delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.
Risks Related to Our Common Stock, Warrants and this Offering
No public market for our common stock or warrants currently exists, and an active trading market may not develop or be sustained following this offering.
Prior to this offering, there has been no public market for our common stock or warrants. An active trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares or warrants at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares and warrants. An inactive market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.
The prices of our securities may be volatile, which could subject us to securities class action litigation and prevent you from being able to sell your shares or warrants at or above the offering price.
The initial public offering price for our shares and warrants will be determined by negotiations between us and the underwriters based on several factors. This price may vary from the market price of our common stock or warrants after this offering. You may be unable to sell your shares of common stock or your warrants at or above the initial offering price. The market price for our common stock and warrants may be volatile and subject to wide fluctuations in response to factors including the following:
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actual or anticipated fluctuations in our quarterly or annual operating results;

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actual or anticipated changes in the pace of our corporate achievements or our growth rate relative to our competitors;

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failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

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issuance of new or updated research or reports by securities analysts;

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share price and volume fluctuations attributable to inconsistent trading volume levels of our shares or warrants; additions or departures of key management or other personnel;

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disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

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announcement or expectation of additional debt or equity financing efforts;

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sales of our common stock or warrants by us, our insiders or our other stockholders; and

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general economic, market or political conditions in the United States or elsewhere (including, without limitation, conditions arising out the COVID-19 pandemic).

In particular, the market prices of early clinical-stage companies like ours have been highly volatile due to factors, including, but not limited to:

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any delay or failure in a clinical trial for our product candidates or receive approval from the FDA and other regulatory agents;

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developments or disputes concerning our product’s intellectual property rights;

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our or our competitors’ technological innovations;

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fluctuations in the valuation of companies perceived by investors to be comparable to us;

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announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies or patents;

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failure to complete significant transactions or collaborate with vendors in manufacturing our product; and

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proposals for legislation that would place restrictions on the price of medical therapies.

These and other market and industry factors may cause the market price and demand for our common stock and warrants to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their shares of common stock or warrants and may otherwise negatively affect the liquidity of our common stock and warrants. In addition, the stock market in general, and Nasdaq Capital Markets and emerging growth companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, when the market price of a security has been volatile, holders of that security have instituted securities class action litigation against the company that issued the security. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.
After this offering, our officers, directors, and principal stockholder (which is an affiliate of our Executive Chairman) will continue to exercise significant control over our company, and will control our company for the foreseeable future, including the outcome of matters requiring stockholder approval.
When this offering is completed our officers, directors, entities controlled by our officers and directors, and principal stockholders who beneficially own more than 5% of our common stock before this offering will in the aggregate, beneficially own shares representing approximately 74% of our outstanding capital stock immediately after this offering. In particular, TardiMed, which is controlled by Michael Derby, our Executive Chairman, and which provides office space and important administrative services to us pursuant to the Rent and Administrative Services Agreement, will beneficially own shares representing approximately 74% of our outstanding capital stock immediately after this offering (prior to this offering, TardiMed owns approximately 98.8% of our outstanding capital stock). As a result, such entities and individuals will have the ability, acting together, to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our certificate of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those entities and individuals. These individuals also have significant control over our business, policies and affairs as officers and directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company.
The warrants may not have any value.
The warrants will be exercisable for five years from the date of initial issuance at an initial exercise price equal to 100% of the combined initial offering price per share of common stock and related warrant set forth on the cover page of this prospectus. In the event that our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.
A warrant does not entitle the holder to any rights as common stockholders until the holder exercises the warrant for a share of our common stock and pays the exercise price.
Until you acquire shares of our common stock upon exercise of your warrants (which will require you to pay the exercise price of the warrants), the warrants will not provide you any rights as a common stockholder. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
Future sales of shares by existing stockholders could cause our stock price to decline.
If our existing stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after the 180-day contractual lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock and warrants could decline significantly and could decline below the initial public offering price. Based on 7,333,333 shares outstanding as of the date of this prospectus, upon the completion of this offering, we will have 9,980,555 outstanding shares of common stock, assuming no exercise of outstanding options or warrants or warrants issued in this offering. This amount assumes the conversion of all outstanding shares of our preferred stock and convertible promissory notes into shares of our common stock, which will occur upon the consummation of this offering. Of these shares, 2,625,000 shares of common stock, plus any shares sold pursuant to the underwriters’ option to purchase additional shares, and warrants exercisable for 1,968,750 shares of common stock (plus any warrants sold if the underwriters exercise their option to purchase additional warrants) issued in this offering will be freely tradable. In addition, we expect that the shares issued upon exercise of the warrants issued in this offering will be freely tradeable.
After the lock-up agreements pertaining to this offering expire and based on 9,980,555 shares outstanding after this offering, and a total of 11,949,305 shares of our common stock outstanding if the warrants issued in this offering are exercised in full (or 12,638,368 shares if the underwriters exercise their option to purchase additional shares of common stock and warrants in full and such warrants included are exercised), an additional 7,355,555 shares will be eligible for sale in the public market. In addition, upon issuance, 787,499 shares subject to outstanding options under the 2020 Plan, an additional 212,501 shares of our common stock subject to stock option agreements made pursuant the 2020 Plan, at exercise prices equal to the per share offering price in this offering, which will be issued upon the effectiveness of the registration statement which this prospectus forms a part, and 399,222 additional shares reserved for future issuance under our equity compensation plan resulting from the annual increase in the number of shares of our common stock available for issuance under our equity compensation plan as of the date of this prospectus (based on 9,980,555 shares of our common stock outstanding after this offering, which excludes any exercise of the warrants included in this offering) (see “Executive Compensation — Description of the 2020 Omnibus Equity Incentive Plan — Shares Subject to the 2020 Omnibus Equity Incentive Plan”), will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.
We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.
Our management will have broad discretion over the use of proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use substantially all of the net proceeds of this offering to further our product development activities and for working capital and general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock and warrants to decline.
If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock and/or warrants, the price of our common stock and/or our warrants could decline.
The trading market for our common stock and warrants will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our common stock and warrants could decline if one or more equity analysts downgrade our common stock or warrants or if analysts issue other unfavorable commentary or cease publishing reports about us or our business.
Investors in this offering will pay a higher price than the book value of our common stock and warrants.
If you purchase common stock and warrants in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. You will incur immediate and substantial dilution of $4.66 per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and an initial public offering price of $6.00 per share and related warrant, the midpoint of the estimated price range set forth on the cover page of this prospectus. In the past, we issued stock options to acquire shares of our common stock at prices significantly below the initial public offering price. To the extent any outstanding options are ultimately exercised, you will sustain further dilution. For further information on this calculation, see the section entitled “Dilution.”
We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our common stock and warrants less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.
We intend to take advantage of these reporting exemptions described above until we are no longer an “emerging growth company.” Under the JOBS Act, “emerging growth companies” can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”
We cannot predict if investors will find our common stock and warrants less attractive if we choose to rely on these exemptions. If some investors find our common stock and warrants less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and warrants and the price of our common stock and/or our warrants may be more volatile.
We will incur significantly increased costs and devote substantial management time as a result of operating as a public company particularly after we are no longer an “emerging growth company.”
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, after we no longer qualify as an “emerging growth company,” as defined under the JOBS ACT we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We are just beginning the process of compiling the system and processing documentation needed to comply with such requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In that regard, we currently do not have an internal audit function, and we will need to hire or contract for additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.
We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.
Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock and warrants.
If, after listing, we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our common stock and warrants. Such a delisting would likely have a negative effect on the price of our common stock and warrants and would impair your ability to sell or purchase our common stock or warrants when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock or warrants to become listed again, stabilize the market price or improve the liquidity of our common stock or warrants, prevent our common stock or warrants from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.
There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.
Proper systems of internal controls over financial accounting and disclosure controls and procedures are critical to the operation of a public company. As we are a start-up company, we only have one part-time employee (our Chief Financial Officer) and one contractor with responsibility over our finance and accounting functions, which may result in a lack of segregation of duties and are at the very early stages of establishing, and we may be unable to effectively establish such systems, especially in light of the fact that we expect to operate as a publicly reporting company. This would leave us without the ability to reliably assimilate and compile financial information about our company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on our company from many perspectives.
Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us.
We may have a material weakness in our internal control over financial reporting. In addition, because of our status as an emerging growth company, our independent registered public accountants are not required to provide an attestation report as to our internal control over financial reporting for the foreseeable future.
We may be required, in the future, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of the registration statement of which this prospectus is a part. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404.
We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.
If we are unable to assert that our internal control over financial reporting is effective, or, if applicable, our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock or warrants to decline, and we may be subject to investigation or sanctions by the SEC. We will also be required to disclose changes made in our internal control and procedures on a quarterly basis.
However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual management report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the recently enacted JOBS Act, if we take advantage (as we expect to do) of the exemptions contained in the JOBS Act. We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30th before that time, we would cease to be an “emerging growth company” as of the following December 31st. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in our internal control over financial reporting in the future.
Any of the foregoing occurrences, should they come to pass, could negatively impact the public perception of our company, which could have a negative impact on the price of our common stock and/or our warrants.
We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.
Upon dissolution of our company, you may not recoup all or any portion of your investment.
In the event of a liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, the proceeds and/or assets of our company remaining after giving effect to such transaction, and the payment of all of our debts and liabilities and distributions required to be made to holders of any outstanding preferred stock will then be distributed to the stockholders of our common stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of our common stock, or any amounts, upon such a liquidation, dissolution or winding-up of our Company. In this event, you could lose some or all of your investment.
Anti-takeover provisions contained in our certificate of incorporation and bylaws to be adopted upon the closing of this offering, as well as provisions of Delaware law, could impair a takeover attempt.
Our certificate of incorporation, bylaws and Delaware law contain or will contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents include or will include provisions:
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classifying our board of directors into three classes;

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authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

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limiting the liability of, and providing indemnification to, our directors and officers;

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limiting the ability of our stockholders to call and bring business before special meetings;

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requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

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controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

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providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.
As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.
Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock or warrants.
Our amended and restated certificate of incorporation, designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.
Our certificate of incorporation requires that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following:
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any derivative action or proceeding brought on our behalf;

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any action asserting a claim for breach of any fiduciary duty owed by any director, officer or other employee of ours to the Company or our stockholders, creditors or other constituents;

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any action asserting a claim against us or any director or officer of ours arising pursuant to, or a claim against us or any of our directors or officers, with respect to the interpretation or application of any provision of, the DGCL, our certificate of incorporation or bylaws; or

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any action asserting a claim governed by the internal affairs doctrine;

provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any of the foregoing actions for lack of subject matter jurisdiction, any such action or actions may be brought in another state court sitting in the State of Delaware.
The exclusive forum provision is limited to the extent permitted by law, and it will not apply to claims arising under the Securities Exchange Act of 1934, as amended (or, the Exchange Act), or for any other federal securities laws which provide for exclusive federal jurisdiction.
Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated

certificate of incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation.
Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this provision may limit or discourage a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.
We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:
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our lack of operating history;

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the expectation that we will incur significant operating losses for the foreseeable future and will need significant additional capital following this offering;

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our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs;

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our dependence on our product candidates, which are still in preclinical or early stages of clinical development;

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our, or that of our third-party manufacturers, ability to manufacture cGMP batches of our product candidates as required for pre-clinical and clinical trials and, subsequently, our ability to manufacture commercial quantities of our product candidates;

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our relationship with TardiMed, an affiliated entity that provides office space and important administrative services to us, as well as our ability to attract and retain key executives and medical and scientific personnel;

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our ability to complete required clinical trials for our product candidates and obtain approval from the FDA or other regulatory agencies in different jurisdictions;

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our lack of a sales and marketing organization and our ability to commercialize our product candidates if we obtain regulatory approval;

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our dependence on third-parties to manufacture our product candidates;

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our reliance on third-party CROs to conduct our clinical trials;

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our ability to obtain, maintain or protect the validity of our intellectual property, including our granted or potential future patents;

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our ability to internally develop new inventions and intellectual property;

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interpretations of current laws and the passages of future laws;

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acceptance of our business model by investors;

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the accuracy of our estimates regarding expenses and capital requirements; and

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our ability to adequately support organizational and business growth.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $13.70 million from the sale of the shares of common stock and related warrants offered in this offering, or approximately $15.75 million if the underwriters exercise their over-allotment option in full, based on an assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the estimated price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the warrants.
The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock and warrants and to facilitate our access to the public equity markets. We currently expect to use the net proceeds from this offering for product development activities, including clinical and regulatory research and development for our product candidates, and the remainder for working capital and other general corporate purposes, including the payment of accrued but unpaid salaries and the associated costs of operating as a public company. We currently expect to use the net proceeds from this offering as follows:
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approximately $2.8 million for research and development activities related to our drug substances and IV and intranasal formulations;

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approximately $1.7 million for toxicology-related activities;

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approximately $5.0 million for the clinical and regulatory development activities related to the HAT, ASD and FXTAS indications; and

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approximately $3.5 million for working capital and general corporate purposes.

Based on our current projections, we believe the net proceeds of this offering will fund our operations through the end of the second fiscal quarter of 2022. At that time, we expect the net proceeds from this offering to have funded (i) the clinical and regulatory development of PAX-101, clinical trials and the filing of an of an NDA with the FDA for the HAT indication, and (ii) the submission of IND applications for the ASD and FXTAS indications. We may also use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities, although we currently have no understandings, agreements or commitments to do so.
Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing and commercialization efforts, demand for our products, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.
Each $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $2.4 million, assuming that the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares and warrants we are offering. An increase (decrease) of 1,000,000 in the number of shares and warrants we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $5.6 million, assuming the initial public offering price stays the same. An increase of 1,000,000 in the number of shares and warrants we are offering, together with a $1.00 increase in the assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the estimated price range set forth on the cover page of this prospectus), would increase the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $9.0 million. A decrease of 1,000,000 in the number of shares and warrants we are offering, together with a $1.00 decrease in the assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the estimated price range set forth on the cover page of this prospectus), would decrease the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $7.1 million. We do not expect that a change in the offering price or the number of shares and warrants by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.
Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.
DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION
The following table sets forth capitalization as of June 30, 2020:
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on an actual basis (actual figures as of June 30, 2020 reflect our conversion to a C-corporation on April 15, 2020);

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on a pro forma basis to give effect to (i) the conversion upon closing of this offering of all of our outstanding shares of preferred stock into an aggregate of 1,557,435 shares of common stock; (ii) the conversion upon closing of this offering of all of our outstanding convertible promissory notes issued in 2020 into an aggretate of 22,222 shares of common stock at a conversion price of $4.50 per share (75% of the assumed offering price of $6.00, the midpoint of the range set forth on the cover page of this prospectus); and (iii) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur upon closing of this offering;

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on a pro forma as-adjusted basis to further reflect the issuance and sale by us of 2,625,000 shares of our common stock and warrants to purchase 1,968,750 shares of our common stock in this offering at the assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

	As of
	Actual	Pro Forma	Pro Forma as Adjusted
	(unaudited)
	(in thousands, except share and per share data)
Cash	$27	$127	$13,102
Preferred shares, 2,696,439 issued and outstanding at June 30, 2020; aggregate liquidation preferences of $2,808,148 as of June 30, 2020 (pro forma and pro forma adjusted)	2,808	—	—
Stockholders’ equity (deficit):
Common units, 5,775,898 shares issued and outstanding (actual); 7,355,555 shares issued and outstanding (pro forma); 9,980,555 issued and outstanding (pro forma as adjusted)
Additional paid in capital	(497)	2,411	15,386
Accumulated deficit	(2,685)	(2,686)	(2,686)
Total stockholders’ equity (deficit)	(3,182)	(275)	12,700
Total capitalization	$(3,182)	$(275)	$12,700
The number of shares of our common stock to be outstanding upon completion of this offering is based on 5,775,898 shares of our common stock outstanding as of June 30, 2020 and also reflects the conversion of our outstanding preferred stock into an aggregate of 1,557,435 shares of common stock as of June 30, 2020 upon completion of this offering, 22,222 shares of our common stock issuable upon conversion of all of our outstanding convertible promissory notes issued in 2020 at a conversion price of $4.50 per share (75% of the assumed offering price of $6.00, the midpoint of the range set forth on the cover page of this prospectus), and excludes:
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787,499 shares of our common stock issuable upon the exercise of outstanding stock options issued under our 2020 Plan at exercise prices equal to $0.19 per share, which will be amended (prior to the effectiveness of the registration statement of which this prospectus forms a part) to $5.57 per share (the price which we have determined to be the fair value of our common stock as of May 1, 2020), in this offering, outstanding as of June 30, 2020;

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212,501 shares of our common stock reserved for issuance under stock option agreements to be issued to certain of our directors, officers and employees upon effectiveness of the registration statement of which this prospectus forms a part, which options shall have an exercise price equal to the offering price in this offering;
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up to 1,968,750 shares of our common stock that may be issued upon exercise of warrants to be sold in this offering;

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16,667 shares of our common stock issuable upon exercise of warrants to be issued to the holders of our 2020 Notes at an exercise price equal to 100% of the offering price set forth on the cover page of this prospectus; and

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183,750 shares of our common stock issuable upon exercise of the warrant to be issued to the representative of the underwriters in this offering, or its permitted designees, at an exercise price equal to 120% of the offering price set forth on the cover of this prospectus

Each $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $2.4 million, assuming the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares and warrants offered by us would increase (decrease) cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $5.6 million, assuming the assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the estimated price range set forth on the cover page of this prospectus) remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each one million share increase in the number of shares and warrants offered by us together with a concomitant $1.00 increase in the assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase each of cash and cash equivalents and total stockholders’ (deficit) equity by approximately $9.0 million after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. Conversely, each one million share decrease in the number of shares and warrant offered by us together with a concomitant $1.00 decrease in the assumed initial public offering price of $6.00 per share and warrant (the midpoint of the estimated price range set forth on the cover page of this prospectus) would decrease each of cash and cash equivalents and total stockholders’ (deficit) equity by approximately $7.1 million after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
You should read this information together with our financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the headings “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

DILUTION
If you invest in our common stock and warrants in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and related warrant in this offering and the net tangible book value per share of our common stock after this offering, assuming no value is attributed to the warrants and such warrants are accounted for and classified as equity. As of June 30, 2020, we had a historical net tangible book deficit of $(3,182,000), or $(0.55) per share of common stock. Our net tangible book value represents total tangible assets less total liabilities and the net tangible book value of our preferred stock divided by the number of shares of common stock outstanding on June 30, 2020. Our pro forma net tangible book deficit as of June 30, 2020, before giving effect to this offering, was $(0.3) million, or $(0.04) per share of our common stock.
After giving effect to the sale of shares of common stock and warrants in this offering at an assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2020 would have been approximately $13.4 million, or $1.34 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.38 per share to existing stockholders and an immediate dilution of $4.66 per share to new investors. The following table illustrates this per share dilution:
Assumed initial public offering price per share	$6.00
Historical net tangible book value per share as of June 30, 2020	$(0.55)
Pro forma increase in net tangible book value per share attributable to the conversion of preferred stock and the conversion of the 2020 Notes	$0.51
Pro forma net tangible book value per share as of June 30, 2020	$(0.04)
Pro forma increase in net tangible book value per share attributable to new investors	$1.38
Pro forma as adjusted net tangible book value per share after this offering	$1.34
Dilution per share to new investors participating in this offering	$4.66
A $1.00 decrease in the assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the price range set forth on the cover page of this prospectus) would decrease our pro forma as adjusted net tangible book value as of June 30, 2020 after this offering by approximately $2.4 million, or approximately $0.24 per share, and would decrease dilution to investors in this offering by approximately $0.76 per share, assuming that the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A $1.00 increase in the assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the price range set forth on the cover page of this prospectus) would decrease our pro forma as adjusted net tangible book value as of June 30, 2020 after this offering by approximately $2.4 million, or approximately $0.25 per share, and would increase dilution to investors in this offering by approximately $0.75 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares and warrants we are offering. An increase of 1,000,000 in the number of shares and warrants we are offering would increase our pro forma as adjusted net tangible book value as of June 30, 2020 after this offering by approximately $5.6 million, or approximately $0.39 per share, and would increase dilution to investors in this offering by approximately $0.39 per share, assuming the assumed initial public offering price per share and related warrant remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A decrease of 1,000,000 in the number of shares and warrants we are offering would decrease our pro forma as adjusted net tangible book value as of June 30, 2020 after this offering by approximately $5.6 million, or approximately $0.47 per share, and would decrease dilution to investors in this offering by approximately $0.47 per share, assuming the assumed initial public offering price per share and related warrant remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. Each one million share increase in the number of shares and warrants offered by us together with a concomitant $1.00 increase in the assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase the pro forma as adjusted net tangible book value by $0.70 per share and the dilution to new investors by $0.30 per share, after deducting underwriting discounts and commissions and any estimated offering expenses payable by us.
Conversely, each one million share decrease in the number of shares and warrants offered by us together with a concomitant $1.00 decrease in the assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the estimated price range set forth on the cover page of this prospectus) would decrease the pro forma as adjusted net tangible book value by $0.64 per share and the dilution to new investors by $0.36 per share, after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.
If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be $1.50 per share, which amount represents an immediate increase in net tangible book value of $1.54 per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $4.50 per share of our common stock to new investors purchasing shares of common stock and warrants in this offering.
To the extent that outstanding options with an exercise price per share that is less than the pro forma as adjusted net tangible book value per share are exercised, new investors will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.
The following table shows, as of June 30, 2020, on a pro forma as adjusted basis, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock and warrants in this offering at an assumed initial public offering price of $6.00 per share and related warrant (the midpoint of the price range set forth on the cover page of this prospectus), before deducting the estimated underwriting discount and estimated offering expenses payable by us (in thousands, except share and per share amounts and percentages):
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	7,355,555	73.7%	$878,718	5.3%	$0.12
Investors participating in this offering	2,625,000	26.3%	$15,750,000	94.7%	$6.00
Total	9,980,555	100%	$16,628,718	100%	$1.67
The number of shares of our common stock outstanding before and after this offering reflected in the tables and discussion above are based on (i) 7,355,555 shares of common stock outstanding as of the date of this prospectus (including the conversion of our outstanding shares of preferred stock and the conversion of the 2020 Notes), and (ii) 9,980,555 shares of common stock outstanding on a pro forma as adjusted basis after giving effect to this offering, the conversion of our outstanding shares of preferred stock and the conversion of the 2020 Notes and exclude, as of that date, the following:
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787,499 shares of our common stock issuable upon the exercise of outstanding stock options issued under our 2020 Plan at exercise prices equal to $0.19 per share, which will be amended (prior to the effectiveness of the registration statement of which this prospectus forms a part) to $5.57 per share (the price which we have determined to be the fair value of our common stock as of May 1, 2020), in this offering, outstanding as of June 30, 2020;

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212,501 shares of our common stock reserved for issuance under stock option agreements to be issued to certain of our directors, officers and employees upon effectiveness of the registration statement of which this prospectus forms a part, which options shall have an exercise price equal to the offering price in this offering;

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up to 1,968,750 shares of our common stock that may be issued upon exercise of warrants to be sold in this offering;

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16,667 shares of our common stock issuable upon exercise of warrants to be issued to the holders of our 2020 Notes at an exercise price equal to 100% of the offering price set forth on the cover page of this prospectus; and

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183,750 shares of our common stock issuable upon exercise of the warrant to be issued to the representative of the underwriters in this offering, or its permitted designees, at an exercise price equal to 120% of the offering price set forth on the cover of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes thereto and the financial information appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis here and throughout this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited, to those set forth under “Risk Factors” and elsewhere in this prospectus.
Overview
We are an early clinical stage biopharmaceutical company focusing on the development of APTs, for the treatment of neurodevelopmental disorders, including ASD, FXTAS and HAT. Since our inception, we have devoted substantially all of our efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Our business is subject to significant risks and uncertainties and we will be dependent on raising substantial additional capital before it becomes profitable and it may never achieve profitability.
Our primary focus is currently on the development and testing of our lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and FXTAS. We are also focused on the treatment of HAT, where we are seeking to leverage suramin’s historical use in this indication, and data that we have exclusively licensed directly from certain academic or international government institutions to further PAX-101’s development in the U.S. We are also pursuing the development of next generation anti-purinergic product development candidates for neurodevelopmental indications. These assets include PAX-102, our proprietary intranasal formulation of suramin, which is an exploratory program targeting new chemical entities that are highly selective antagonists of particular purinergic receptor subtypes. We believe our lead drug candidate (suramin), if approved by the FDA, may be a significant advancement in the treatment of ASD and FXTAS.
We have not generated any revenue to date and through June 30, 2020, we had an accumulated deficit of approximately $2.7 million. To date, we have financed our operations through contributions from TardiMed. We expect our expenses to increase significantly in connection with our ongoing activities to develop, seek regulatory approval and commercialization of PAX-101 and our other product candidates. Furthermore, we expect to incur additional costs associated with operating as a public company. Accordingly, we will likely need substantial additional financing to support our continuing operations. We will seek to fund our operations through public or private equity or debt financings or other sources. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. We will need to generate significant revenues to achieve profitability, and we may never do so.
On July 22, 2020, we effected a 1-for-0.5775898 reverse stock split of our common stock.
Financial Operations Overview
Revenue
To date, we have not generated any revenue. Our ability to generate product revenue, which we do not expect will occur in the near term, if ever, will depend on the successful development and eventual commercialization of our current, and any potential future, product candidates.
Research and Development Expenses
Research and development expenses consist of costs incurred for the development of PAX-101 and our other product candidates, which include:
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the cost of acquiring, developing and manufacturing pre-clinical trial materials;

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costs for consultants and contractors associated with CMCs, pre-clinical activities and regulatory operations;

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expenses incurred under agreements with contract research organizations, or CROs, that conduct our pre-clinical trials; and

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employee-related expenses, including salaries for those employees involved in the research and development process.

Research and development costs are expensed as incurred. Costs for certain activities, such as preclinical studies and clinical trials, are generally recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors and collaborators.
General and Administrative Expense
Our general and administrative expenses include costs associated with our executive, accounting, information technology and human resources functions. These expenses consist principally of payroll, employee benefits, travel, and professional services fees such as consulting, audit, tax and legal fees, and general corporate costs. We expense all general and administrative expenses as incurred.
We expect our general and administrative expenses to increase primarily as a result of costs related to us operating as a public company, such as additional legal, accounting, corporate governance, and investor relations expenses, and directors’ and officers’ insurance premiums.
Fair Value of Options Granted
On May 1, 2020, we granted 787,499 stock options to our employees and directors. The options have a fair value of approximately $4.3 million and vest over a period of 3 years. During the six months ended June 30, 2020, we recorded stock-based compensation expense of approximately $1.0 million. The unamortized stock-based compensation expense as of June 30, 2020 is approximately $3.3 million and we will record the unamortized stock-based compensation expense over a three year period, which is the term of the options.
Impact of COVID-19
Based on our current assessment, we do not expect any material impact on our long-term development timeline and our liquidity due to the worldwide COVID-19 pandemic. However, we are continuing to assess the effect on our operations by monitoring the spread of COVID-19 and the resulting global pandemic and the actions implemented to combat the virus throughout the world.
Results of Operations
Comparison of the Six Months Ended June 30, 2020 to the Six Months Ended June 30, 2019
	Six Months Ended June 30,
	2020	2019
Operating expenses
General and administrative	$1,532,218	$36,915
Research and development	269,947	215,357
Total operating expenses	1,802,165	252,272
Loss from operations	(1,802,165)	(252,272)
Net loss	$(1,802,165)	$(252,272)
Operating Expenses
General and Administrative
General and administrative expenses were approximately $1.5 million and $37,000 for the six months ended June 30, 2020 and 2019, respectively. The approximately $1.5 million increase in general and administrative expenses for the six months ended June 30, 2020, as compared to the prior period, was due to an approximately $1.0 million increase in stock-based compensation related to the granting of approximately 787,000 stock options, approximately $0.2 million of payroll and related costs, and approximately $0.3 million of legal, audit and other professional fees related to becoming a public company.
Certain general and administrative expenses have been allocated by TardiMed, an affiliate of ours. These expenses are primarily comprised of TardiMed personnel and related expenses, rent and other office expenses. We consider the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to us and our operations. For the six months ended June 30, 2020 and 2019, approximately $25,000 and $15,000, was allocated to general and administrative expenses, respectively.
Research and Development
Research and development expenses were approximately $0.3 million for the six months ended June 30, 2020 and approximately $0.2 million for the six months ended June 30, 2019. The increase in research and development expenses for the six months ended June 30, 2020 as compared to the prior period was primarily attributable to costs incurred in connection with our research activities and include costs associated with clinical trials, consultants, clinical trial materials, regulatory filings, facilities, laboratory expenses and other supplies.
Of the approximately $269,947 in research and development expenses incurred during the six months ended June 30, 2020, approximately $31,850 was associated with activities related to the HAT indication, and approximately $238,097 was associated with activities related to the ASD indication. These activities included, but were not limited to, milestone payments in connection with the ongoing ASD trial.
Of the approximately $215,357 in research and development expenses incurred during the six months ended June 30, 2019, approximately $19,013 was associated with activities related to the HAT indication, and approximately $196,344 was associated with activities related to the ASD indication. These activities include, but are not limited to, milestone payments in connection with the ongoing ASD trial.
Certain research and development expenses have been allocated by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses. We consider the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to us and our operations. For the six months ended June 30, 2020 and 2019, approximately $25,000 and $15,000 was allocated to research and development expenses, respectively.
Comparison of the Year Ended December 31, 2019 to the Year Ended December 31, 2018
	For the Year Ended December 31, 2019	For the Period from April 5, 2018 (Inception) through December 31, 2018
Operating expenses
General and administrative	114,496	12,342
Research and development	484,113	204,161
Research and development – license acquired	—	5,776
Total operating expenses	598,609	222,279
Loss from operations	(598,609)	(222,279)
Net loss	$(598,609)	$(222,279)
Weighted average number of common shares outstanding, basic and diluted	5,775,898	5,775,898
Net loss per share, basic and diluted	$(0.10)	$(0.04)

Operating Expenses
General and Administrative
General and administrative expenses were approximately $115,000 for the year ended December 31, 2019 and approximately $12,000 for the period from April 5, 2018 (inception) though December 31, 2018. The increase in general and administrative expenses for the year ended December 31, 2019 as compared to the prior year period was primarily attributable to an increase of approximately $56,000 in professional fees for accounting and legal services, and an increase of approximately $37,000 in employee and general business-related expenses.
Certain general and administrative expenses have been allocated by TardiMed, an affiliate of ours. These expenses are primarily comprised of TardiMed personnel and related expenses, rent and other office expenses. We consider the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to us and our operations. For the year ended December 31, 2019, approximately $31,000 was allocated to general and administrative expenses. TardiMed did perform services on behalf of Purinix from April 5, 2018 (inception) though December 31, 2018.
Research and Development
Research and development expenses were approximately $484,000 for the year ended December 31, 2019 and approximately $204,000 for the period from April 5, 2018 (inception) through December 31, 2018. The increase in research and development expenses for the year ended December 31, 2019 as compared to the prior year period was primarily attributable to costs incurred in connection with our research activities and include costs associated with clinical trials, consultants, clinical trial materials, regulatory filings, facilities, laboratory expenses and other supplies.
Of the approximately $484,000 in research and development expenses incurred during the year ended December 31, 2019, approximately $58,000 was associated with activities related to the HAT indication, and approximately $426,000 was associated with activities related to the ASD indication. These activities included regulatory advisory services and IV formulation work for HAT as well as work related to our ASD clinical trial.
Of the approximately $204,000 in research and development expenses incurred during the year ended December 31, 2018, approximately $129,000 was associated with activities related to the HAT indication, and approximately $75,000 was associated with activities related to the ASD indication. These activities were related to formulation work and other R&D services provided by CROs and consultants. Certain research and development expenses have been allocated by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses. We consider the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to us and our operations. For the year ended December 31, 2019, approximately $31,000 was allocated to research and development expenses. TardiMed performed research and development services on our behalf from April 5, 2018 (inception) through December 31, 2018.
The estimated aggregate costs expected to be incurred for the research and development activities relating to the filing of an NDA for HAT, and an IND for each of ASD and FXTAS is approximately $12.5 million, which we expect to fund with the proceeds of this offering and future capital raising activities, if necessary.
Research and Development-License Acquired
Research and development expense — license acquired was approximately $6,000 for the period from April 5, 2018 (inception) through December 31, 2018. We did not incur research and development expense related to licenses purchased during the year ended December 31, 2019. On October 10, 2018, we acquired patient record data from Malawi and on November 9, 2018, we acquired the patient data from Lwala.
Liquidity and Capital Resources
We were formed as a Delaware limited liability company on April 5, 2018 and converted into a Delaware corporation on April 15, 2020. Since inception, we have not generated revenue from product sales and have incurred net losses and negative cash flows from our operations. From inception through June 30, 2020, we have funded our operations primarily through contributions from TardiMed. We raised an aggregate of $0.5 million from member contributions from inception through June 30, 2020.
In addition, in July 2020, we issued convertible promissory notes (the “2020 Notes’’) in an aggregate principal amount of approximately $0.1 million with an interest rate of 8% per annum. The 2020 Notes mature 12 months from the date of issuance and provide for conversion into our common stock upon certain events, including upon the earlier of (i) a reverse merger or similar transaction, or (ii) the closing of this offering. Upon the closing of this offering, the 2020 Notes will convert into shares of our common stock at a conversion price equal to 75% of the initial public offering price per share. As such, upon the closing of this offering, the principal amount and accrued but unpaid interest under the 2020 Notes will automatically convert into an aggregate of 22,222 shares of our common stock assuming a conversion price of $4.50 per share (75% of the assumed offering price of $6.00, the midpoint of the range set forth on the cover page of this prospectus), and warrants to purchase an aggregate of 16,667 shares of our common stock, with an exercise price equal to the final offering price per share and related warrant in this offering.
As of June 30, 2020, we had an accumulated deficit since inception of approximately $3.2 million.
Operating activities
Operating activities used $0.5 million of cash during the six months ended June 30, 2020. For the six months ended June 30, 2020 we incurred a net loss of approximately $1.8 million, adjusted for non-cash expenses of approximately $146,000 including stock-based compensation of approximately $1.0 million, and non-cash contributions from TardiMed of approximately $51,000 consisting primarily of TardiMed personnel and overhead expenses incurred by TardiMed dedicated to our operations. The net change in operating assets and liabilities was approximately $0.3 million and was primarily due to increases in accounts payable and accrued expenses.
Operating activities used approximately $0.2 million of cash during the six months ended June 30, 2019. For the six months ended June 30, 2019, we incurred a net loss of approximately $0.3 million offset by a non-cash contribution from TardiMed of approximately $32,000 consisting primarily of TardiMed personnel and overhead expenses incurred by TardiMed dedicated to our operations, and changes in operating assets and liabilities of approximately $27,000.
Operating activities used $419,000 of cash during the year ended December 31, 2019 and $210,000 for the period from April 5, 2018 (inception) through December 31, 2018. For the year ended December 31, 2019 we incurred a net loss of approximately $599,000, partially offset by a non-cash contribution from TardiMed of $63,000 (consisting primarily of TardiMed personnel and overhead expenses incurred by TardiMed dedicated to our operations) and changes in operating assets and liabilities of approximately $117,000. For the period from April 5, 2018 (inception) though December 31, 2018, we incurred a net loss of approximately $222,000, partially reduced by research and development- licenses acquired and expensed of approximately $6,000 and changes in operating assets and liabilities of approximately $7,000.
Investing Activities
There were no investing activities for the six months ended June 30, 2020 and 2019.
Investing activities used approximately $6,000 of cash during the period from April 5, 2018 (inception) through December 31, 2018, primarily for the cash payments made pursuant to the patent data license agreements. On October 10, 2018, we acquired patient record data from Malawi and on November 9, 2018, we acquired the patient data from Lwala.
Financing activities
Financing activities provided $0.5 million of cash during the six months ended June 30, 2020 consisting of $450,000 from contributions from TardiMed and $50,000 from a third-party investor.
Financing activities provided $0.2 million of cash during the three months ended June 30, 2020 from contributions from TardiMed.

Financing activities provided $435,000 of cash during the year ended December 31, 2019 from member contributions. Financing activities provided $200,000 and $25,000 of cash during the period from April 5, 2018 (inception) through December 31, 2018 from member contributions and third-party contributions, respectively.
Funding requirements
As of June 30, 2020 and December 31, 2019, we had cash balances of approximately $27,000 and $25,000, respectively. Our financial statements appearing elsewhere in this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. These factors raise substantial doubt about our ability to continue as a going concern.
We anticipate incurring additional losses for the foreseeable future and may never become profitable. We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research and development of product candidates. Furthermore, following the completion of our initial public offering, we expect to incur additional costs as a public company. Accordingly, we will likely need to obtain substantial additional funding. If we are unable to raise capital or otherwise obtain funding when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.
We believe our current cash and cash equivalents, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash requirements over at least the next 18 months. Following this offering, we will likely need substantial additional financing to fund our operations and to develop and commercialize our drug candidates.
We will seek to obtain additional capital through the sale of debt or equity financings or other arrangements such as, collaborations, strategic alliances and licensing arrangements to fund operations; however, there can be no assurance that we will be able to raise needed capital under acceptable terms, if at all. The sale of additional equity securities may dilute existing stockholders and may contain senior rights and preferences compared to currently outstanding shares of common and preferred stock. Debt securities issued or other debt financing incurred may contain covenants and limit our ability to pay dividends or make other distributions to stockholders. If we are unable to obtain such additional financing, future operations would need to be scaled back or discontinued.
Contractual obligations and commitments
As of the date of this prospectus, we do not have any contractual obligations, commercial commitments, long-term debt or lease obligations. We have open purchase orders for approximately $244,265 with the CRO who is currently conducting our Phase 2B clinical trials in South Africa. Substantially all of these purchase orders may be canceled without significant penalty to us.
Off-balance sheet arrangements
We do not have any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We do not engage in off-balance sheet financing arrangements. In addition, we do not engage in trading activities involving non-exchange traded contracts. We therefore believe that we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.
Critical accounting policies and significant judgments and estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of expenses during the reporting period. In accordance with U.S. GAAP, we evaluate our estimates and judgments on an ongoing basis. The most significant estimates relate to valuation of member units. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, our future results of operations will be affected.
We define our critical accounting policies as those accounting principles that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. While our significant accounting policies are more fully described in Note 2 to our financial statements appearing elsewhere in this prospectus, we believe the following are the critical accounting policies used in the preparation of our financial statements that require significant estimates and judgments:
Stock-Based Compensation
We expense stock-based compensation to employees, non-employees and board members over the requisite service period based on the estimated grant-date fair value of the awards and actual forfeitures. We account for forfeitures as they occur. Stock-based awards with graded vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award.
The determination of the grant date fair value of options using an option pricing model is affected principally by our estimated fair value of shares of our common stock and requires management to make a number of other assumptions, including the expected term of the option, the expected volatility of the underlying shares, the risk-free interest rate and the expected dividend yield. The assumptions used in our Black-Scholes option-pricing model represent management’s best estimates at the time of measurement. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our stock-based compensation expense could be materially different in the future. These assumptions are estimated as follows:
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Fair Value of Common Stock.   See the subsection titled “— Fair Value of Common Stock” below.

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Expected Term.   The expected term represents the period that our options are expected to be outstanding. We calculated the expected term using the simplified method for options based on the average of each option’s vesting term and the contractual period during which the option can be exercised, which is typically 10 years following the date of grant.

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Expected Volatility.   The expected volatility was based on the historical share volatility of several comparable publicly traded companies over a period of time equal to the expected term of the options, as we do not have any trading history to use the volatility of our own common stock. The comparable companies were chosen based on their size, stage in life cycle and area of specialty. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available.

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Risk-Free Interest Rate.   The risk-free interest rate was based on the yields of U.S. Treasury securities with maturities appropriate for the term of the award.

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Expected Dividend Yield.   We have not paid dividends on our common stock nor do we expect to pay dividends in the foreseeable future. Therefore, we used an expected dividend yield of zero.

Fair Value of Common Stock
There has been no public market for our common stock to date. As such, the estimated fair value of our common stock and underlying stock options has been determined at each grant date by our board of directors, with input from management, based on the information known to us on the grant date.

Beginning in May 2020, we determined the estimated fair value of our common stock using the Hybrid Method, which incorporated the Option Pricing Model (or OPM) and the Probability Weighted Expected Return Method (or PWERM), estimating the probability- weighted value across multiple scenarios by using the OPM to estimate the allocation of value within one or more of those scenarios. The Hybrid Method was utilized given there was transparency into one or more near- term potential exits but there existed uncertainty regarding what would occur if the near-term exit plans did not materialize. Under the PWERM, the values of the various equity interests were estimated based upon an analysis of future values for our company, assuming various potential future outcomes. Share value was based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to us, as well as the rights of each share class. The future outcomes modeled included an initial public offering, a dissolution or continued operation as a private company until a later exit date. To estimate our total equity value, a combination of the Backsolve Methodology (“backsolving” the implied enterprise value based on the price paid for each new preferred security sold), a discounted cash flow analysis and a guideline publicly traded company method was used for scenario options, based on the fact pattern that existed as of the particular valuation date. After deriving the indicated values of equity under the scenario options, the present value of the class specific equity allocations were calculated. After calculating the present values as applicable to the scenarios, the probability of each scenario occurring was multiplied by the indications of value under each scenario. The sum of the probability-weighted values for our common stock was then divided by our total common stock outstanding as of the relevant valuation date.
In addition to considering the results of these third-party valuation reports, our board of directors used assumptions based on various objective and subjective factors, combined with management judgment, to determine the fair value of our common stock as of the grant date, including:
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the prices at which we sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

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external market conditions affecting the life sciences research and development industry and trends within the industry;

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our stage of development and business strategy;

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our financial condition and operating results, including our levels of available capital resources and forecasted results;

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developments in our business;

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the progress of our research and development efforts;

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equity market conditions affecting comparable public companies; and

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general market conditions and the lack of marketability of our common stock.

Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between the assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
Once a public trading market for our common stock has been established in connection with the closing of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the closing price of our common stock as reported on the date of grant.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Accrued Outsourcing Costs
Substantial portions of our preclinical studies and clinical trials are performed by third-party laboratories, medical centers, CROs and other vendors. These CROs generally bill monthly or quarterly for services performed, or bill based upon milestone achievement. For preclinical studies, we accrue expenses based upon estimated percentage of work completed and the contract milestones remaining. Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. We outsource a substantial portion of our clinical trial activities, utilizing external entities such as CROs, independent clinical investigators, and other third-party service providers to assist us with the execution of its clinical studies. For each clinical trial that we conduct, certain clinical trial costs are expensed immediately, while others are expensed over time based on the number of patients in the trial, the attrition rate at which patients leave the trial, and/or the period over which clinical investigators or CROs are expected to provide services. Our estimates depend on the timeliness and accuracy of the data provided by the CROs regarding the status of each program and total program spending. We periodically evaluate the estimates to determine if adjustments are necessary or appropriate based on information it receives.
Recent accounting pronouncements
See Note 2 to our financial statements beginning on page F-1 of this prospectus for a description of recent accounting pronouncements applicable to our financial statements.
Emerging Growth Company Status
Under Section 107(b) of the Jumpstart Our Business Startups Act of 2012, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Research and Development
Research and development expenses consist primarily of salaries, benefits and other related costs, including stock-based compensation, for personnel serving our development functions, and other internal operating expenses, the cost of clinical studies, and the cost of our drug candidate for clinical study. In addition, research and development expenses include payments to third parties for the development of our product candidates and the estimated fair value for the issuance of equity for the license rights to products in development (prior to marketing approval). Our expenses related to clinical trials are primarily related to activities at contract research organizations that design, gain approval for and conduct clinical trials on our behalf. Such amounts are then recognized as an expense as the related goods are delivered or the services are performed.
Accrued Expenses
We are required to estimate accrued expenses as part of our process of preparing financial statements. This process involves estimating the level of service performed on our behalf and the associated cost incurred in instances where we have not been invoiced or otherwise notified of actual costs. Examples of areas in which subjective judgments may be required include costs associated with services provided by contract organizations. We accrue for costs incurred as the services are being provided by our external service providers. As actual costs become known to us, we adjust our accruals. To date the amount of services performed where we have not yet been invoiced has not been material and our estimates did not differ significantly from actual costs incurred.

BUSINESS
Overview
We are an early clinical stage biopharmaceutical company focusing on the development of anti-purinergic therapies (or APT), for the treatment of neurodevelopmental disorders, including autism spectrum disorder (or ASD), and Fragile X tremor-ataxia syndrome (or FXTAS). Antipurinergic therapies target the excess production of purines in cells, which can offset homeostasis and result in an overproduction of cellular adenosine triphosphate (or ATP), the main energy molecule in all living cells.
Our primary focus is currently on the development and testing of our lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and FXTAS. We are also focused on the treatment of HAT, where we are seeking to leverage suramin’s historical use in this indication, and data that we have exclusively licensed directly from certain academic or international government institutions to further PAX-101’s development in the U.S. We are also pursuing the development of next generation antipurinergic product development candidates for neurodevelopmental indications. These assets include PAX-102, our proprietary intranasal formulation of suramin, as well as other new chemical entities that are more targeted and highly selective antagonists of particular purinergic receptor subtypes. We believe our lead drug candidate (suramin), if approved by the FDA, may be a significant advancement in the treatment of ASD and FXTAS.
Autism Spectrum Disorder (ASD)
ASD refers to a group of complex neurodevelopmental disorders characterized by repetitive and characteristic patterns of behavior and difficulties with social communication and interaction. According to the National Institute of Neurological Disorders and Stroke, these symptoms are present from early childhood and affect daily functioning of individuals with ASD. The term “spectrum” refers to the wide range of symptoms, skills, and levels of disability in functioning that can occur in people with ASD. Some children and adults with ASD are fully able to perform all activities of daily living while others require substantial support to perform basic activities. The Diagnostic and Statistical Manual of Mental Disorders, published in 2013 (or DSM-5) includes Asperger syndrome, childhood disintegrative disorder, and pervasive developmental disorders not otherwise specified (or PDD-NOS) as part of ASD rather than as separate disorders.
A diagnosis of ASD includes an assessment of intellectual disability and language impairment. ASD occurs in every racial and ethnic group, across all socioeconomic levels, and in both males and females, although boys are significantly more likely to develop ASD than girls. The latest analysis from the Centers for Disease Control and Prevention estimates that 1 in 68 children in the U.S. has ASD.
The core features of ASD include:
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impairments in social communication;

•
impairments in language and related cognitive skills; and

•
behavioral and emotional challenges.

These core features are significantly influenced by the developmental level of language acquisition (e.g., pre-symbolic, emerging language, and conversational language) and the severity level of the disorder. In addition to these core features, sensory and feeding challenges may also be present. There are no therapies for the core symptoms of ASD approved by the FDA, and current treatments include dietary, pharmacologic and behavioral modifications aimed at managing the symptoms of the disorder.
Fragile X Syndrome (FXS) and Fragile X-Associated Tremor/Ataxia Syndrome (FXTAS)
FXS is a rare genetic neurodevelopmental disorder, recognized as the most common identifiable genetic cause of intellectual disability and ASD, and has many overlapping phenotypic features. FXS is associated with highly variable cognitive and behavioral manifestations as well as a characteristic profile of physical features. Children with FXS may also have anxiety and hyperactive behavior such as fidgeting or impulsive actions. They may have attention deficit disorder (or ADD), which includes an impaired ability to maintain attention and difficulty focusing on specific tasks.
FXS is a chromosomal X-linked disorder that affects approximately 1 in 4,000 males and females in the U.S. An X-linked disorder is one where the genetic mutation occurs on the X chromosome. This disorder was named fragile X syndrome because of an apparent fragile site observed at Xq27.3 on the long arm of the X chromosome when cells from affected individuals were cultured in folate-deficient media. FXS is caused by a trinucleotide repeat (CGG) expansion in the FMR1 gene, which is located at and accounts for the fragile site. A trinucleotide expansion is a particular type of gene mutation in which a sequence of three nucleotide base pairs improperly repeats itself multiple times. In the case of FXS, the repeating trinucleotide sequence is cytosine-guanine-guanine (CGG). Typically, no functional FMR1 mRNA transcript is produced, and the protein that is normally encoded by this transcript (fragile X mental retardation protein (FMRP)) is also absent.
We are initially focused on treating FXTAS, a different disorder, but genetically related to FXS. It is an “adult onset” rare, genetic neurodegenerative disorder, usually affecting males over 50 years of age. Females comprise only a small part of the FXTAS population, and their symptoms tend to be less severe. FXTAS affects the neurologic system and progresses at varying rates in different individuals.
FXS patients have the “full mutation” in the FMR1 gene (typically well over 200 CGG trinucleotide repeats), but patients with FXTAS are considered premutation ‘carriers’ of the FMR1 gene, as they have CGG trinucleotide repeats numbering in the range of 55-200. The job of the FMR1 gene is to make protein (FMRP) that is important in brain development. Researchers believe that (for unknown reasons) having the premutation leads to the overproduction of FMR1 mRNA (which contains the expanded repeats). Researchers also suspect that the high levels of mRNA are what cause the signs and symptoms of FXTAS, but more research is needed to confirm these hypotheses.
Individuals with FXTAS usually experience symptoms after the age of 55. As premutation carriers age, especially men, the likelihood of experiencing symptoms rises. This likelihood reaches 75 percent by age 75 for premutation men. The progression of symptoms, including memory loss, slowed speech, tremors, and a shuffling gait, is gradual, with interference of daily activities by tremors and falls occurring around ten years after onset of the first symptoms. Dependence on a cane or walker occurs approximately 15 years after first exhibiting the symptoms of the disorder. Some people with FXTAS show a step-wise progression (i.e., symptoms plateau for a period of time but then suddenly get worse) with acute illnesses, major surgery, or other major life stressors causing symptoms to worsen more quickly.
The prevalence of FXTAS is unknown, although current estimates suggest that about 30%-40% of male FMR1 premutation carriers over 50 years of age, within families already known to have someone with Fragile X, will ultimately exhibit some features of FXTAS. There is no FDA approved therapy for FXTAS and currently used treatments only address the symptoms of the condition, rather than targeting the pathophysiology itself.
Human African Trypanosomiasis (HAT)
HAT, a neglected tropical disease commonly known as African sleeping sickness, is endemic to regions of sub-Saharan Africa. The disease is rare outside of Africa, where few cases have been reported, and is almost always related to travel to or migration from endemic regions. HAT is caused by infection with protozoan parasites of the species Trypanosoma brucei and is vector-borne (transmitted through the bite of the tsetse fly). HAT is a serious disease that is fatal if not adequately treated.
The clinical course of HAT has two stages. In the first stage, the parasite is found in the peripheral circulation, but it has not yet infiltrated the central nervous system (or CNS). Once the parasite crosses the blood-brain barrier and infects the CNS, the disease enters the second stage. The symptoms of the first stage include fever, headaches, pain in the joints and often irritation of the skin at the site of infection. The symptoms of the second stage infection include confusion and poor coordination, tremors, general motor weaknesses, irritability and aggressive behavior. If left untreated or treated inadequately, HAT infections can result in death unless treatment is applied at the beginning or early stages of the disease. The subspecies of

Trypanosoma brucei, T.b. gambiense or West African sleeping sickness, or T.b. rhodesiense or East African sleeping sickness, determines whether a trypanosomiasis infection is acute or chronic in nature.
West African sleeping sickness is the chronic form of the infection. It is endemic in 24 countries of west and central Africa and causes more than 97.6% of reported cases of sleeping sickness. It is characterized by a chronic progressive course of disease, leading to death if untreated, typically over a few years.
East African sleeping sickness is endemic in 13 countries of eastern and southern Africa and is believed to represent about 2.4% of cases, although there is evidence that this figure might be significantly underreported. It is classically described as an acute disease, progressing to the second stage within a few weeks and death within six months. The clinical presentation is similar to West African sleeping sickness, but the disease course is accelerated.
While epidemics of HAT (both West African and East African forms) have occurred from time to time over the past century, the incidence of both forms of the disease has decreased, as many African nations have been able to effectively control the transmission of the disease in recent years. In 2018, there were fewer than 1,000 cases of HAT reported to the WHO. While the WHO has launched an effort to eliminate the West African form of HAT, experts caution that while the East African form of HAT may be controlled, it will likely never be eliminated, as it is endemic in wildlife typical in West and East Africa.
Treatment for HAT varies based on the form of the disease and the stage of the disease at diagnosis. For West African sleeping sickness, commonly used medications include pentamidine for treatment of the first stage of disease, and eflornithine for the treatment of the second stage of disease, and a new drug, Fexinidazole Winthrop, developed by Sanofi, recently received a positive endorsement from the European Medicines Agency (or EMA) for use in non-Europe markets for the treatment of West African sleeping sickness. For East African sleeping sickness, suramin is the standard of care for the treatment of the first stage of disease, while Melarsoprol is commonly used to treat the second stage of disease.
Suramin in HAT
Suramin has been in continuous use as the standard of care for the treatment of early stage East African sleeping sickness for more than 100 years. It is manufactured by Bayer, who is the sole source supplier of the drug and donates it to the WHO for use by patients in Africa and globally who contract the disease. Furthermore, suramin has never been approved for use in any markets outside of Africa for any indication.
Our Development Strategy
Current Clinical Development Plan
*
Note: the remaining requirements for an NDA submission include the results of the ongoing retrospective pivotal Phase 3 study and of certain additional pharmacokinetic and safety clinical and animal studies.

Our clinical development plan seeks to obtain initial U.S. approval of PAX-101 for the treatment of HAT and leverage any such potential approval to facilitate an accelerated development program for the approval in ASD, FXTAS and other indications using the FDA’s 505(b)(2) regulatory pathway. Based on our prior interactions with the FDA and, in part, based on an analysis of the data that we have exclusively licensed from the Ministry of Health, Republic of Malawi and Lwala Hospital (Soroti, Uganda) relative to East African patients treated with suramin, we believe we have created a strong development strategy that we plan to employ in seeking approval of PAX-101 for the treatment of HAT. Based on our prior interactions with the FDA, we further believe that an approval in HAT could confer upon us the potential receipt of a PRV by the FDA, which we could potentially monetize to fund our clinical programs. We expect that further clinical studies of PAX-101 for the treatment of ASD and FXTAS will be required. However, there can be no assurance that we will receive FDA approval for PAX-101 for the treatment of HAT, and even if PAX-101 is approved by the FDA, there can be no assurance that we will receive a tropical disease PRV. For more information on the PRV process and how we may benefit from it, see “The Priority Review Voucher Program” below.
Markets for ASD and FXTAS
ASD
According to the U.S. Center for Disease Control and Prevention (or CDC), ASD affects between 1% and 2% of the world’s population, including more than 3.5 million people in the U.S. Prevalence of autism in U.S. children increased by 178% from 2000 (1 in 150) to 2016 (1 in 54). Autism is the fastest-growing developmental disability, and autism services cost U.S. citizens $236-$262 billion annually.
No pharmacological therapies exist for the treatment of the core symptoms of ASD. Pharmacological therapies that have been approved to date, such as aripiprazole and risperidone, only treat non-core symptoms of ASD, such as irritability. There are also a number of new therapies in development by small and large companies with variable levels of clinical data, although none has yet proven efficacy and safety in large, randomized and well controlled trials.
The global ASD therapeutics market size was valued at $3.3 billion in 2018, and is expected to reach $4.6 billion by 2026, according to a research report by Fortune Business Insights. We believe the potential market is much greater than this for a drug that can demonstrate strong safety and efficacy in the treatment of the core symptoms of ASD.
FXTAS
FXTAS affects an estimated 30,000 to 40,000 people in the U.S. and more than 500,000 globally. There are no treatments that address the underlying cause or pathophysiology in FXTAS, and current treatments only address symptoms. We believe the market for FXTAS pharmacotherapy could be estimated at several hundred million dollars per year globally, based on the orphan nature of the condition and high unmet need, if a product were to demonstrate efficacy on one or more functional endpoints.

Market for HAT
The market for HAT is extremely small, as the majority of any product’s use would be in Sub-Saharan Africa where suramin is already commonly used. Further, we would likely donate any product for use in this indication to the WHO for use by patients in Africa. A U.S. approval in HAT would potentially qualify us to earn a tropical disease PRV from the FDA, which we would intend to monetize to raise funds to support the later stage development and commercialization of PAX-101 and PAX-102 in the treatment of ASD and FXTAS, the cost of which is estimated to be between $120 million and $140 million to gain FDA approval and commercially launch both indications in the U.S., depending on the design of required clinical trial protocols. Since 2017, several PRVs have been sold for between $80 million and $130 million. The below graph shows the various prices at which PRVs have been sold since 2009:
Source: http://priorityreviewvoucher.org/#value
Even if PAX-101 is approved by the FDA, there can be no assurance that we will receive a tropical disease PRV, and even if we obtain a PRV, there can be no assurance that we would receive sufficient funds from its sale to fund the clinical and commercial development of our drug candidates. If we are unable to obtain a PRV, or if the amount we obtain from its sale is insufficient to fund our operations, we may be required to fund the later stage development and commercialization of PAX-101 and PAX-102 in the treatment of ASD and FXTAS through sales of our equity or debt securities, through strategic collaborations with third parties or other similar transactions. These arrangements may be unavailable to us when we need them on commercially reasonable terms, or at all.
Mitochondrial Dysfunction and Implications for the Use of Suramin for Management of ASD and FXTAS
Mitochondria are the seat of several important cellular functions, including essential pathways of oxidative energy metabolism (production of ATP), intermediate metabolism, amino acid biosynthesis, fatty acid oxidation, steroid metabolism, and apoptosis. Neurons are highly dependent on oxidative energy metabolism for multiple processes, including neurodevelopment. Impairment of mitochondrial energy metabolism has been identified as the key pathogenic factor in a number of neurodegenerative disorders, specifically Autism Spectrum Disorders which are often associated with clinical, biochemical, or neuropathological evidence of altered mitochondrial function. Mitochondrial function may play a critical role not just in rarely causing the disease, but also in frequently determining to what extent different prenatal triggers will derange neurodevelopment and yield abnormal postnatal behavior. A substantial percentage of autistic patients display peripheral markers of mitochondrial energy metabolism dysfunction.
Mitochondrial dysfunction, as a leading cause of neurodevelopmental disorders such as ASD, FXS and FXTAS, has recently been advanced in peer-reviewed scientific publications by many academic laboratories. Researchers at the University of California, San Diego have described what they call the Cell

Danger Response Hypothesis (or CDRH) as a series of naturally occurring cellular response mechanisms, hypothesized to cause sustained changes in cellular mitochondria. These changes are thought to result in excess purinergic signaling and over production of ATP, the main energy molecule in all living cells. In healthy individuals, a complex system of inter- and intracellular signaling pathways govern all organ functions and these systems maintain homeostasis using critical molecules like ATP. Chronic disruption of these highly conserved chemical pathways and resulting uninhibited production of ATP and related biochemical reactions may arise due to several genetic and environmental factors that are believed to be responsible for significant cognitive deficits and behavioral changes observed in ASD, FXTAS and other related disorders.
This interest in mitochondrial dysfunction and its potential impact on neurodevelopmental disorders has motivated some early work on the use of suramin as an anti-purinergic agent and a potential therapeutic option in the treatment of ASD. In several of our preclinical models of ASD and FXTAS, we have studied the effects of suramin, as both a systemic treatment as well as in our proprietary intranasal formulation (PAX-102), and have evaluated its effects on anxiety-like behavior, restoration of exploratory activity, learning of spatial parameters, and increased social activity. Furthermore, in a double blind, placebo controlled phase 1/2 clinical trial involving 10 boys with ASD, conducted previously by a third party, a single dose of suramin was studied for its effects on language, social interaction, and restricted or repetitive behaviors.
Clinical Trial of Suramin for Management of ASD
In 2017, the Suramin Autism Treatment (or SAT-1) trial, a double-blind, placebo-controlled, translational pilot study to examine the safety and activity of low-dose suramin in children with ASD, was completed at the University of California, San Diego. The study included 10 boys aged 4-17 who lived in the San Diego, California area. None of the boys were less than the 5th percentile for their age, on prescription medications, or had laboratory evidence of liver, kidney, heart, or adrenal abnormalities. Additionally, boys who lived more than 90 minutes from the testing site were excluded to prevent bias due to aberrant behavior resulting from a car ride of extended duration. Boys who had ASD due to a DNA mutation or a chromosomal copy number variation were also excluded. The boys’ parents were instructed to maintain the boys’ current therapies (e.g. supplements, speech, and behavioral therapies).
The trial consisted of a treatment arm of 5 boys and a placebo arm of 5 boys. All 10 boys received a 50 mg test dose of suramin in 5 mL of saline that was administered over 3 minutes by slow saline push and followed by a 10 mL saline flush. One hour later, boys in the treatment arm received 20 mg/kg of suramin, less the 50 mg test dose, in 50mL, up to a maximum of 1 g and boys in the placebo arm received 50 mL of saline administered intravenously. A 10 mL saline flush followed each administration.
In the SAT-1 study, the treatment groups were well matched: the mean age was 9.1 years (range: 5-14 years), the mean nonverbal Leiter IQ was 80 (range: 66-92), and the mean ADOS-2 comparison score was 9.0 (range: 7-10).
No serious toxicities (common terminology criteria for adverse events grades 3-5) were encountered. Peripheral neuropathy was not noted in the subject patients. Free cortisol, hemoglobin, white blood cell count (or WBC), platelets, liver transaminases, creatinine, and urine protein levels were not statistically significantly different among the children in the treatment arm and those in the placebo arm
All five children who received suramin experienced a self-limited, evanescent, asymptomatic, fine macular, patchy, morbilliform rash over 1-20% of their body that peaked 1 day after infusion and disappeared without intervention between days 2 and 4. No serious adverse events were encountered. On review by an independent data and safety monitoring board, no safety concerns were noted.

Table 1
Outcome			Suramin						Placebo
Instruments	Factor or behaviour	Time after Treatement (days)	Difference from baseline (mean ± SD)	95% CI	d(1)	N	P(2)	p(3)	Difference from baseline (mean ± SD)	95% CI	d(1)	N	P(2)	p(3)
Primary outcomes
ADOS-2	Comparision	45	-1.6 ± 0.55	-2.3 to -0.9	2.9	5	0.0028	0.038	-0.4 ± 0.55	-1.1 to + 0.28	0.7	5	0.18	0.16
	Raw	45	-4.6 ± 1.9	-7.0. to -2.2	2.4	5	0.0062	0.039	-0.4 ± 1.8	-2.7 to +1.9	0.22	5	0.65	0.58
	Social	45	-3.2 ± 1.9	-5.6 to -0.8	1.7	5	0.020	0.043	0.0 ± 1.7	-2.2 to +2.2	0	5	0.99	0.71
	Rest/Rep	45	-1.4 ± 0.89	-2.5 to -0.29	1.6	5	0.025	0.059	-0.4 ± 2.1	-3.0 to +2.2	0.19	5	0.69	0.58
EOWPVT	Vocabulary	45	-4.2 ± -8.3	-14.50 to +6.1	-0.51	5	0.32	0.50	+2.0 ± 4.6	-3.8 to +7.8	0.43	5	0.39	0.50
Secondary Outcomes
ABC	Stereotypy	7	-3.6 ± 2.1	-6.2 to -1.0	1.7	5	0.018	0.043	+0.4 ± 1.9	-2.0 to +2.8	-0.21	5	0.67	0.68
	Stereotypy	45	-4.0 ± 2.3	-6.9 to -1.1	1.7	5	0.019	0.042	+1.0 ± 4.3	4.3 to +6.3	-0.23	5	0.63	0.69
ATEC	Total	7	-10 ± 7.7	-20 to -0.46	1.3	5	0.044	0.043	+7.2 ± 14	-10 to +25	-0.51	5	0.32	0.35
	Language	7	-2.2 ± 1.5	-4.0 to -0.36	1.4	5	0.021	0.059	0.0 ± 4.1	-5.0 to +5.0	0	5	0.99	0.89
	Sociability	7	-3.6 ± 2.6	-6.8 to -0.36	1.4	5	0.025	0.063	-0.8 ± 2.8	4.3 to +2.6	0.29	5	0.55	0.58
	Language	45	-2.0 ± 1.4	-2.7 to -0.49	1.4	5	0.034	0.059	-0.2 ± 2.9	-3.8 to +3.4	0.07	5	0.88	0.79
CGI	Overall ASD	45	-1.8 ± 1.04	-3.4 to -0.15	1.7	5	0.05	n/a	0.0 ± 0.34	-0.55 to +0.55	0	5	0.99	n/a
	E. Language	45	-2.0 ± 1.04	-3.6 to -0.35	1.9	5	0.01	n/a	0.0 ± 0.34	-0.55 to +0.55	0	5	0.99	n/a
	Social Inter.	45	-2.0 ± 1.04	-3.6 to -0.35	1.9	5	0.01	n/a	0.0 ± 0.34	-0.55 to +0.55	0	5	0.99	n/a
RBQ	Total	45	-3.2 ± 5.8	-10.4 to +4.0	0.55	5	0.28	0.22	-0.8 ± 3.3	-4.9 to 3.3	0.24	5	0.62	0.47

ADOS-2, autism diagnostic observation schedule, 2nd edition; EOWPVT, Expressive One-Word Picture Vocabulary Test; ABC, aberrant behavior checklist; ATEC, autism treatment evaluation checklist; CGI, clinical global impression survey; RBQ, repetitive behavior questionnaire; Restr/Rep, restricted or repetitive behaviors; Overall ASD Sx, overall ASD symptoms; E. Language, expressive language; Social Inter., social interaction. Analysis. ADOS, EOWPVT, ABC, ATEC, and RBQ scores were analyzed by paired analysis before and after treatment using each subject as their own control. CGI was analyzed by two-way ANOVA (symptom x time before and after treatment) with post hoc correction. Nonparametric P values were not calculated (n/a). Interpretation. ADOS, ABC, ATEC, CGI, and RBQ are severity score; negative differences from baseline reflect decreased severity, that is, improvement. EOWPVT is a performance score; negative differences reflect a decrease.

(1)
A positive Cohen’s d reflects improvement, and a negative d reflects a decrease by convention. Cohen’s d is likely an overestimate of the actual treatment effect based on the large mean differences and small standard deviations found before and after treatment in this small study.

(2)
p value from parametric paired t-test analysis.

(3)
p value from nonparametric paired Wilcoxon signed-rank sum analysis.

Parents reported that after suramin treatment, the rate of language, social, behavioral, and developmental improvements increased over 3 weeks, then gradually decreased toward baseline over the next 3 weeks. ADOS-2 comparison scores at 6 weeks improved by an average of -1.6 +/- 0.55 points (mean +/- SD; n = 5; 95% CI = -2.3 to -0.9; Cohen’s d = 2.9; P = 0.0028) (note: lower score associated with less concern). The mean ADOS comparison score in the suramin-treated group was 8.6 +/- 0.4 at baseline and 7.0 +/- 0.3 at 6 weeks. An improvement in Aberrant Behavior Checklist, Autism Treatment Evaluation Checklist, and Clinical Global Impression of Improvement scores was also noted among boys who received suramin (Table 1 above).
Additional Opportunities for PAX-101 and PAX-102
Mitochondrial dysfunction has also been postulated to be involved in the pathogenesis of many different conditions, both in and outside of the neurodevelopmental space. FXTAS is a rare, genetic neurodevelopmental condition that has a phenotype similar in many respects to ASD and is believed to have some pathophysiological overlap. As the FMR1 knockout mouse is a common animal model of both FXS and ASD, and early data in this animal model have demonstrated responsiveness to treatment with suramin, we have become interested in exploring suramin as a potential treatment for FXTAS, which is caused by a less severe form of the same genetic mutation as FXS, but which manifests as an adult-onset severely debilitating movement and cognitive disorder with no approved treatments.
In addition, in other conditions where metabolic stressors are known to be implicated (such as in myalgic encephalomyelitis/chronic fatigue syndrome and post-traumatic stress disorder), mitochondrial dysfunction may play a role and could suggest benefit from anti-purinergic therapy such as suramin. We may evaluate such conditions for the potential expansion of our anti-purinergic therapy pipeline into new indications with a known element of metabolic disruption.
Development Pipeline
PAX-101 (intravenous suramin)
Our lead product candidate under development is PAX-101, an intravenous formulation of suramin, which we are developing for multiple indications, including ASD, FXTAS and HAT.
The most advanced indication for which we are developing PAX-101 is early stage East African sleeping sickness. We maintain exclusively licensed worldwide rights to the patient data on the use of suramin in the treatment of early stage East African sleeping sickness which we intend to leverage for demonstration of safety and efficacy. We have met with the FDA in two formal meetings regarding the execution and development of PAX-101 for this indication. Pursuant to those conversations and to satisfy the FDA’s requirement of demonstrating substantial evidence of effectiveness, rather than conduct new prospective clinical trials, we intend to complete an analysis and presentation of retrospective data from patients previously treated with suramin in East Africa from 2000 to 2020 for which we have the exclusive license. In addition, we intend to conduct preclinical and clinical safety studies to support submission of a NDA for this indication. We expect that such work will be completed over the next 18 months with the intention of filing an NDA in the second half of 2021. Additionally, we are developing a proprietary supply chain of drug substance and drug product which will form the bases of our NDA filing. It is expected that PAX-101, if approved, will qualify for new chemical entity exclusivity, orphan drug exclusivity, and potentially a tropical disease PRV that could be awarded to us by the FDA. There can be no assurance that PAX-101 will be approved, and even if PAX-101 is approved by the FDA, there can be no assurance that we will receive a tropical disease PRV.
Our lead neurodevelopmental indication for PAX-101 is ASD. We are currently conducting a Phase 2B clinical trial at six sites in South Africa. This trial is a randomized, double blind, placebo controlled design, where we are studying two doses of drug versus placebo over a 12 week treatment period. We are targeting enrollment of 48 subjects, boys aged 4-18 years, and are evaluating a number of different clinically validated endpoints used in the assessment of the core symptoms of ASD. This trial is currently more than 60% enrolled. We expect to complete this study by year end 2020 and report data early in 2021. Following completion of this study, we intend to meet with the FDA and the EMA and refine the program’s development plan for global registration based on additional work required.
We are also exploring development of PAX-101 in the treatment of FXTAS. We are in discussions with our key opinion leaders about this development program and hope to start a Phase 2 study in 2021.
PAX-102 (intranasal suramin)
PAX-102, an intranasal formulation of suramin, is also being developed for neurodevelopmental indications. The rationale for this program is the potential to better target the suramin molecule to the CNS, which may allow us to reduce dosing and improve the tolerability and toxicity profile of the drug, and offer patients a more convenient delivery system versus intravenous infusion. We have developed a proprietary intranasal formulation, and based on in vitro nasal membrane permeation studies using the cultured EpiAirway (Mattek) membrane model, as well as more targeted CNS delivery in vivo, we believe our intranasal formulation has the potential to demonstrate rapid and efficient uptake across the nasal membrane. We continue to optimize the formulation and expect to open an IND on PAX-102 in 2021.

Suramin is a sulfonic acid drug compound, corresponding to the CAS Registry Number 145-63-1 and ChemSpider ID 5168. One of the chemical names for suramin is: 1,3,5-Naphthalenetrisulfonic acid, 8,8’-[carbonylbis[imino-3,1-phenylenecarbonylimino(4-methyl-3,1-phenylene)carbonylimino]]bis-. The chemical formula of suramin is C51H40N6O23S6. It is usually delivered as a sodium sulfonate salt, such as the hexa-sodium salt. The chemical structure for suramin is shown below.
The molecular weight of suramin is 1,297.29 g/mol and it is not orally bioavailable and has historically been administered intravenously. However, suramin can cause significant side effects, including nausea, vomiting, diarrhea, abdominal pain, and a feeling of general discomfort. Other side effects include skin sensations such as crawling or tingling sensations, tenderness of the palms and soles, numbness of the extremities, watery eyes, and photophobia. In addition, nephrotoxicity is common, as is peripheral neuropathy when the drug is administered at high doses. Regarding pharmacokinetics, suramin is approximately 99-98% protein bound in the serum and has a half-life of 41-78 days, with an average of 50 days. Also, it is not extensively metabolized and is eliminated by the kidneys. Therefore, delivering suramin systemically may not be ideal, especially in a potentially chronic use scenario.
Despite strong early results from early animal and human studies, we believe more research is needed to provide safe and effective delivery of antipurinergic agents, such as suramin, for treating autism. We believe it may be necessary to deliver appropriate levels of the drug in brain tissue while also minimizing blood and other tissue levels. While it is difficult to deliver drugs across the blood-brain barrier (or BBB), which is a natural protective mechanism of most mammals, including humans, such delivery is even more challenging for higher molecular weight compounds, such as suramin. A possible route to maximize delivery across the BBB is to use intranasal delivery to provide higher levels of a drug at the nasal mucosa with the intent of getting the drug into the blood stream in close proximity to the brain. We believe our proprietary intranasal formulations and methods of delivering suramin to mammals have been shown, in in-vivo preclinical studies, to deliver suramin to the brain in ways that may reduce systemic exposure, and our development plan calls for clinical trials to test this potential for reduced systemic exposure in humans.
The PAX-101 and PAX-102 development programs in neurodevelopment disorders are expected to be filed with the FDA via the 505(b)(2) pathway if PAX-101 is initially approved for the treatment of HAT. As discussed in more detail below, a 505(b)(2) NDA is a special type of NDA that enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy of an existing or previously approved product, or published literature, in support of its application. 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. As 505(b)(2) NDAs, we expect to reduce the cost, time and risk that would otherwise be associated with bringing these programs to market. See “The 505(b)(2) NDA Regulatory Pathway” below for more information.
Early Program in Selective Anti-Purinergic Agents
In addition to the suramin development programs, we have commenced a program targeting the development of highly selective anti-purinergic agents. We have identified multiple compounds that are selective for certain purinergic receptor subtypes and have engaged in preclinicial work with these compounds in an animal model of ASD. We expect to complete additional preclinical work and open an IND on one or more of these compounds in 2021 or 2022. In the future, we intend to pursue opportunities to develop products, either alone or in partnership with other pharmaceutical companies, related to these anti-purinergic therapies.
Manufacturing Activities
The production of PAX-101 is a multi-step process and involves a complex supply chain. We do not own or operate manufacturing facilities for the production of PAX-101, nor do we have plans to develop our own manufacturing operations for the commercial manufacture of PAX-101 in the foreseeable future. We depend on third-party suppliers and manufacturing organizations for all of our required raw materials and drug substance and to manufacture, process, and package clinical trial quantities of PAX-101. On June 25, 2019, we entered into an agreement with a third-party manufacturer for the development and cGMP production of suramin for use in our clinical trials for PAX-101. Pursuant to this agreement, we paid $15,000 in upfront fees and will be required to make additional payments upon various milestones through the completion of production.
We continue to explore manufacturing sources, in order to ensure that we have access to sufficient manufacturing capacity in order to meet potential demand for any of our product candidates in a cost-efficient manner. We plan to secure supply sources and contract with these or other parties to manufacture commercial quantities of any products we successfully develop. Among the conditions for FDA approval of a pharmaceutical product is the requirement that the manufacturer’s quality control and manufacturing procedures conform to cGMP, which must be followed at all times. The FDA typically inspects manufacturing facilities on an ongoing basis. In complying with cGMP regulations, pharmaceutical manufacturers must expend resources and time to ensure compliance with product specifications as well as production, record keeping, quality control, reporting, and other requirements.
Sales and Marketing
We currently have no marketing, sales and distribution capabilities. In order to commercialize products that are approved for commercial sale, we must either develop our own sales, marketing and distribution infrastructure or collaborate with third parties that have such commercial infrastructure and relevant marketing and sales experience. We will consider the merits of developing our own sales, marketing and distribution infrastructure for the U.S. market. If we elect to develop our own sales and marketing organization, we do not intend to begin to hire sales and marketing personnel until our product candidates are in Phase 3 clinical trials or closer to NDA submission, and we do not intend to establish our own sales organization in the United States until shortly prior to FDA approval of PAX-101 or any of our other product candidates for neurologic indications. For HAT we do not intend to establish a sales organization as we do not intend to sell PAX-101 for HAT in any market. Therefore, at the time of our anticipated commercial launch of PAX-101, assuming regulatory approval of the drug by the FDA, any sales and marketing team, if we decide to have one, will have worked together for only a limited period of time.
Competition
The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions. Many of these companies have far greater human and financial resources and may have product candidates in more advanced stages of development and many will reach the market before our product candidates. Competitors may also develop products that are more effective, safer or less expensive or that have better tolerability or convenience. Although we believe that our intellectual property, experience and knowledge in our areas of focus provide us with competitive advantages, these potential competitors could reduce our commercial opportunities. For many of our product candidates, we anticipate facing competition from other products that are available on a generic basis and offered at low prices.
Competition for PAX-01 in ASD
There is currently no known cure for ASD, and no FDA approved medication to treat the core symptoms of ASD. We are aware, however, of several companies that are working to develop drugs that might compete against our product candidates. In ASD, these potential competitors include Roche AG, which is in Phase 3 studies for balovaptan for ASD, Yamo Pharmaceuticals, which is in Phase 2 studies for LI-79 for ASD, GW Pharmaceuticals, which is in Phase 2 studies for Cannabidivarin for ASD, Zynerba Pharmaceuticals, which is in Phase 2 studies for Cannabidiol (CBD) gel for ASD, and QBioMed, which is developing a preclinical asset called QBM-001 for rare pediatric nonverbal autism. For more information relating to competition risks, please see the risk factor with the heading “We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.”
There are two treatments that have been approved by FDA to treat the non-core symptom of irritability in ASD: Risperdal (risperidone) and Abilify (Aripiprazole).
Competition for PAX-01 in FXTAS
We are not aware of any active development plans by any other companies to slow the progression of, or cure, FXTAS.
Research and Development
We spent approximately $484,000 in fiscal year 2019 and approximately $209,000 in fiscal year 2018 on research and development activities, which activities have been undertaken by our CROs and other third-party vendors. These expenses include cash and non-cash expenses relating to the development of our clinical and pre-clinical programs. From time to time, as needed, we will employ consultants to support our various business and research and development activities.
Intellectual Property
Our commercial success depends in part on our ability to obtain and maintain proprietary protection for product candidates and any of our future product candidates, novel discoveries, product development technologies and know-how; to operate without infringing on the proprietary rights of others; and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing on or in-licensing U.S. and foreign patents and patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trademarks, trade secrets, know-how, continuing technological innovation, regulatory and marketing exclusivity such as orphan drug exclusivity, and potential in-licensing opportunities to develop and maintain our proprietary position.
As of the date of this prospectus, we own rights to at least one patent application, with the expectation to file at least two additional patent applications over the next year. Our current patent application related to our product development candidates currently in development is projected to expire no earlier than 2040, not including any patent term adjustments, patent term extensions, supplementary protection certificates, or other term extensions that might be available in a particular jurisdiction. Additionally, we own the exclusive rights to patient data in certain East African hospitals that is necessary for our HAT NDA filing.
While we seek broad coverage under our existing patent applications, there is always a risk that an alteration to the products or processes may provide sufficient basis for a competitor to avoid infringing our patent claims. In addition, patents, if granted, expire and we cannot provide any assurance that any patents will be issued from our pending or any future applications or that any potentially issued patents will adequately protect our products or product candidates.
Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a period due to delay by the USPTO in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective non-provisional filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.
Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies for our products or processes, or to obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future products may have an adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference or derivation proceedings in the USPTO to determine priority of invention. For more information, please see “Risk Factors — Risks Related to Our Intellectual Property.”
Governmental Regulation
Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. The pharmaceutical drug product candidates that we develop or acquire must be approved by the FDA before they may be marketed and distributed.
In the United States, the FDA regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act, and implementing regulations. Pharmaceutical products are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA and related enforcement activity could include refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a pharmaceutical product may be marketed in the United States generally involves the following:
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Completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;

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Submission to the FDA of an IND, which must become effective before human clinical studies may begin;

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Performance of adequate and well-controlled human clinical studies according to the FDA’s GCP, to establish the safety and efficacy of the proposed pharmaceutical product for its intended use;

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Submission to the FDA of an NDA for a new pharmaceutical product;

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Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the pharmaceutical product is produced, to assess compliance with cGMP, to assure that the facilities, methods and controls are adequate to preserve the pharmaceutical product’s identity, strength, quality and purity;

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Potential FDA audit of the preclinical and clinical study sites that generated the data in support of the NDA; and

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FDA review and approval of the NDA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources and approvals, and continued compliance is inherently uncertain.

Before testing any compounds with potential therapeutic value in humans, the pharmaceutical product candidate enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the pharmaceutical product candidate. These early proof-of-principle studies are done using sound scientific procedures and thorough documentation. The conduct of the single and repeat dose toxicology and toxicokinetic studies in animals must comply with federal regulations and requirements including good laboratory practices. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA has concerns and notifies the sponsor. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical study can begin. If resolution cannot be reached within the 30-day review period, either the FDA places the IND on clinical hold or the sponsor withdraws the application. The FDA may also impose clinical holds on a pharmaceutical product candidate at any time before or during clinical studies for various reasons. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical studies to begin, or that, once begun, issues will not arise that suspend or terminate such clinical study.
Clinical studies involve the administration of the pharmaceutical product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the clinical study sponsor’s control. Clinical studies are conducted under protocols detailing, among other things, the objectives of the clinical study, dosing procedures, subject selection and exclusion criteria, how the results will be analyzed and presented and the parameters to be used to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND. Clinical studies must be conducted in accordance with GCP. Further, each clinical study must be reviewed and approved by an independent IRB at, or servicing, each institution at which the clinical study will be conducted. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical studies are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical study subject or his or her legal representative and must monitor the clinical study until completed.
Human clinical studies are typically conducted in three sequential phases that may overlap or be combined:
Phase 1: The pharmaceutical product is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients, with a goal of characterizing the safety profile of the drug and establishing a maximum tolerable dose (or MTD).
Phase 2: With the maximum tolerable dose established in a Phase 1 trial, the pharmaceutical product is evaluated in a limited patient population at the MTD to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases, to determine dosage tolerance, optimal dosage and dosing schedule and to identify patient populations with specific characteristics where the pharmaceutical product may be more effective.
Phase 3: Clinical studies are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These clinical studies are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. The studies must be well controlled and usually include a control arm for comparison. One or two Phase 3 studies are usually required by the FDA for an NDA approval, depending on the disease severity and other available treatment options. In some instances, an NDA approval may be obtained based on Phase 2 clinical data with the understanding that the approved drug can be sold subject to a confirmatory trial to be conducted post-approval.
Post-approval studies, or Phase 4 clinical studies, may be conducted after initial marketing approval. These studies are often used to gain additional experience from the treatment of patients in the intended therapeutic indication. The FDA also may require Phase 4 studies, Risk Evaluation and Mitigation Strategies

(or REMS) and post-marketing surveillance, among other things, to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product.
Progress reports detailing the results of the clinical studies must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase 1, Phase 2 and Phase 3 clinical studies may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical study at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB’s requirements or if the pharmaceutical product has been associated with unexpected serious harm to patients.
Concurrent with clinical studies, companies may complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the pharmaceutical product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the pharmaceutical product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final pharmaceutical product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the pharmaceutical product candidate does not undergo unacceptable deterioration over its shelf life.
The results of product development, preclinical studies and clinical studies, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the pharmaceutical product, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees. A waiver of such fees may be obtained under certain limited circumstances.
The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act (or PDUFA), the FDA has 10 months after the 60-day filing date in which to complete its initial review of a standard review NDA and respond to the applicant, and six months after the 60-day filing date for a priority review NDA. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs.
After the NDA submission is accepted for filing, the FDA reviews the NDA application to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel pharmaceutical products or pharmaceutical products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the pharmaceutical product approval process, the FDA also will determine whether a REMS is necessary to assure the safe use of the pharmaceutical product. If the FDA concludes that a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS, if required.
Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites as well as the site where the pharmaceutical product is manufactured to assure compliance with GCP and cGMP. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. In addition, the FDA will require the review and approval of product labeling.

The NDA review and approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical studies are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA will issue a complete response letter if the agency decides not to approve the NDA. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical studies. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.
If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require Phase 4 testing which involves clinical studies designed to further assess pharmaceutical product safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.
The 505(b)(2) NDA Regulatory Pathway
Most drug products obtain FDA marketing approval pursuant to a full Section 505(b)(1) NDA or an ANDA. A third alternative is a Section 505(b)(2) NDA, which enables the applicant to rely, in part, on studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference or use, such as the FDA’s findings of safety and/or effectiveness for a similar previously approved product, or published literature, in support of its application.
505(b)(2) NDAs often provide a path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the 505(b)(2) applicant can establish that reliance on the FDA’s previous approval is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.
To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. Thus approval of a 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant.
Expedited Development and Review Programs
The FDA has various programs intended to expedite or facilitate the process for developing and reviewing new pharmaceutical products that meet certain criteria. For example, new pharmaceutical products are eligible for Fast Track designation if they are intended to treat a serious condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Unique to a Fast Track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, if the FDA determines that the schedule is acceptable and if the sponsor pays any required user fees upon submission of the first section of the NDA.

Any product submitted to the FDA for market, including a Fast Track program, may also be eligible for other FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it is intended to treat a serious condition and it offers a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new pharmaceutical product designated for priority review in an effort to facilitate the review. Additionally, accelerated approval may be available for a product intended to treat a serious condition that provides meaningful therapeutic benefit over existing treatments, which means the product may be approved on the basis of adequate and well-controlled clinical studies establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on an intermediate clinical endpoint. As a condition of accelerated approval, the FDA may require the sponsor to perform adequate and well-controlled post-marketing clinical studies. In addition, the FDA currently requires pre-approval of promotional materials for products receiving accelerated approval, which could impact the timing of the commercial launch of the product. Fast Track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.
Post-Approval Requirements
Any pharmaceutical products for which we receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, cGMP compliance, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, prohibitions on promoting pharmaceutical products for uses or in patient populations that are not described in the pharmaceutical product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including adverse publicity, enforcement letters from the FDA, actions by the U.S. Department of Justice and/or U.S. Department of Health and Human Services’ Office of Inspector General, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available pharmaceutical products for off-label uses, manufacturers may not directly or indirectly market or promote such off-label uses.
We expect to rely on third parties for the production of clinical and commercial quantities of our products. Manufacturers of our products are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require, among other things, quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Pharmaceutical product manufacturers and other entities involved in the manufacture and distribution of approved pharmaceutical products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.
The Priority Review Voucher Program
The FD&C Act section 524, authorizes FDA to award priority review vouchers (PRVs) to sponsors of approved tropical disease product applications that meet certain criteria. In October 2016, FDA finalized a guidance providing information on the implementation of section 524 of the FD&C Act — Tropical Disease Priority Review Vouchers Guidance for Industry.
To qualify for a PRV, a sponsor’s application must be for a drug or biological product for the prevention or treatment of a “tropical disease,” must otherwise qualify for priority review, and must contain no active ingredient (including any salt or ester of an active ingredient) that has been approved in any other application under section 505(b)(1) of the FD&C Act or section 351 of the Public Health Services Act.
While the FDA aims to complete a standard review in about 10 months, a PRV may result in the acceleration of review and approval of a product candidate by up to four months. However, despite the issuance of a PRV, the FDA is not obligated to, and may not, accelerate the timing of a review.
The Food and Drug Administration Reauthorization Act of 2017 made changes to the eligibility criteria for receipt of a tropical disease priority review voucher. Applications submitted after September 30, 2017 must also contain reports of one or more new clinical investigations (other than bioavailability studies) that are essential to the approval of the application and conducted or sponsored by the sponsor. In addition, the applicant must provide in the application an attestation that such report(s) were not submitted as part of an application for marketing approval or licensure by a regulatory authority in India, Brazil, Thailand, or any country that is a member of the Pharmaceutical Inspection Convention or the Pharmaceutical Inspection Cooperation Scheme prior to September 27, 2007.
Once the sponsor obtains a PRV, the voucher can be used to obtain priority review designation for a subsequent application that does not itself qualify for priority review as described in the guidance.
HAT is on FDA’s current list of tropical diseases. We are not aware of any clinical trial activity in HAT other than the activities we are conducting.
Exclusivity
Under various statutes, products approved by FDA may qualify for market exclusivity. For example, Orphan Drug exclusivity prevents, with some exceptions, FDA approval for seven years of another product with the same active moiety for the same rare disease. Hatch-Waxman exclusivity provides new chemical entities five years of protection against FDA approval of ANDAs relying on the application of the new chemical entity. Under another form of Hatch-Waxman exclusivity, products that are not new chemical entities may obtain three years of exclusivity against approval of ANDAs relying on the application of that product.
While we anticipate that we will be eligible to be awarded FDA market exclusivity for each program that we bring to market, there can be no certainty that any of our products will be eligible for or obtain any form of FDA exclusivity.
Pharmaceutical Coverage, Pricing and Reimbursement
Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical product candidates for which we may obtain regulatory approval. In the United States and in markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part upon the availability of reimbursement from third-party payers. Third-party payers include government payers such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. The process for determining whether a payer will provide coverage for a pharmaceutical product may be separate from the process for setting the price or reimbursement rate that the payer will pay for the pharmaceutical product. Third-party payers may limit coverage to specific pharmaceutical products on an approved list, or formulary, which might not, and frequently does not, include all of the FDA-approved pharmaceutical products for a particular indication. Third-party payers are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. A payer’s decision to provide coverage for a pharmaceutical product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, in the United States there is a growing emphasis on comparative effectiveness research, both by private payers and by government agencies. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Our pharmaceutical product candidates may not be considered medically necessary or cost-effective. To the extent other drugs or therapies are found to be more effective than our products, payers may elect to cover such therapies in lieu of our products and/or reimburse our products at a lower rate.
The marketability of any pharmaceutical product candidates for which we may receive regulatory approval for commercial sale may suffer if the government and third-party payers fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect this will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we may receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
International Regulation
In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our future drugs. Whether or not we obtain FDA approval for a drug, we must obtain approval of a drug by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the drug in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.
Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or mutual recognition procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The mutual recognition procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.
In addition to regulations in Europe and the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial distribution of our future drugs.
License Agreements
On October 10, 2018 and November 9, 2018, we obtained the rights to worldwide, exclusive licenses to the patient data from the Ministry of Health, Republic of Malawi (or, the Malawi License Agreement) and Lwala Hospital (Soroti, Uganda) (or, the Lwala License Agreement), respectively, in connection with the treatment of HAT patients.
Under each of the Malawi License Agreement and the Lwala License Agreement (or, collectively, the License Agreements), we obtained an exclusive worldwide license to the medical data and information (in the form of patient medical files) related to patients who have been diagnosed with and/or treated for HAT. We intend to use these data to support our PAX-101 regulatory filings in the U.S. and Europe for the treatment of early stage East African sleeping sickness. Pursuant to each of the License Agreements, we pay a fee to each licensors for its services in facilitating our access to, and analysis of, these data and we are obligated to make additional payments in the future based on the level of each licensor’s participation. To date, we have paid an aggregate of $6,000 under the License Agreements. Each of the License Agreements have an indefinite term, but may be terminated by each party thereto upon material breach of the other party, if such breach is not remedied by the breaching party within 30 days after being given notice of such breach by the non-breaching party. We anticipate that we will pay a total of approximately $50,000 during the life of the Malawi License Agreement, and a total of approximately $50,000 during the life of the Lwala License Agreement.
Employees
As of the date of this prospectus, we had one full time employee and three part-time employees.

Legal Proceedings
We are not currently subject to any material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.
Properties
Our principal location is at 50 Tice Blvd, Suite A26, Woodcliff Lake, NJ 07677. Currently, our corporate and executive office space is provided by TardiMed pursuant to a Rent and Administrative Services Agreement we have with TardiMed. We intend to add new facilities or expand our existing facilities as we add employees, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

MANAGEMENT
The following table sets forth the names and ages of all of our directors and executive officers:
Name	Age	Position(s)
Howard J. Weisman	61	Chief Executive Officer and Class III Director
Joseph Lucchese	54	Chief Financial Officer
Michael Derby	47	Executive Chairman of the Board and Class II Director
Zachary Rome	36	Chief Operating Officer and Class I Director
David Hough, MD	63	Chief Medical Officer
Karen Dawes	69	Class III Director
Karen LaRochelle	53	Class II Director
Paul K. Wotton, Ph.D.	60	Class III Director
Robert Apple	54	Class I Director
Management and Board of Directors
Biographical information with respect to our executive officers and directors is provided below. There are no family relationships between any of our executive officers or directors.
Management
Howard J. Weisman has served as our Chief Executive Officer and a member of our board of directors since March 2020. Prior to joining PaxMedica, from September 2016 to September 2019, Mr. Weisman was the founder and served as Executive Chairman of Sofregen, Inc, a clinical stage biomedical device company developing products for use in reconstructive plastic surgery. From June 2013 to Feburary 2020, Mr. Weisman was a director and a member of the Audit Committee of Promedior, Inc. From February 2012 to January 2018, Mr. Weisman was the CEO, President and Director of Seventh Sense Biosystems, Inc., a clinical stage medical device company developing products for human health diagnostics. From April 2010 to January 2012, Mr. Weisman was an independent consultant advising both investors and operators in the pharmaceutical industry. Prior to that, from October 2006 to March 2010, Mr. Weisman was the founder, CEO and Chairman of EKR Therapeutics, Inc., a commercial stage specialty pharmaceuticals company. From February 2001 to March 2005, Mr. Weisman was the founder, COO and Director of ESP Pharma. Prior to founding and operating specialty pharmaceutical companies, Mr. Weisman was first employed in 1988 by Merck and Co, Inc. (NYSE: MRK) and later in 1995 by Parke Davis/Warner Lambert (now Pfizer, Inc. (NYSE: PFE)) in various sales, marketing and business development roles. Mr. Weisman holds a Bachelor of Arts in Chemistry from Rutgers University and completed graduate courses in chemistry at Princeton University before entering the pharmaceutical industry. Mr. Weisman was selected as a director due to his leadership experience at other companies and his history of founding and operating specialty pharmaceutical companies.
Joseph Lucchese has served as our Chief Financial Officer since January 2020. Mr. Lucchese has also served as Partner at TardiMed and the Chief Financial Officer of Timber Pharmaceuticals, Inc. (NYSE: TMBR), a clinical stage biopharmaceutical company developing treatments for orphan dermatologic diseases, since January 2020. Prior to joining TardiMed Sciences, from July 2015 to December 2019, Mr. Lucchese was a founding member and Managing Director of Oncology Partners LLC, a boutique financial advisory firm serving development stage biotechnology companies and investors. Mr. Lucchese also served as the Managing Director of The ASR Group, a division of Oncology Partners LLC which focuses on value maximization of biotechnology assets via M&A or licensing transactions, from January 2019 to February 2020. Prior to founding Oncology Partners LLC, from January 2003 to October 2014, Mr. Lucchese was a Managing Partner of Foundation Ventures, an investment banking firm servicing early stage life sciences companies. Mr. Lucchese also served as President and Chief Financial Officer of Chess Therapeutics, LLC, an oncology focused biotechnology company from December 2016 to February 2020. Since December 2016, Mr. Lucchese has served on the board of directors of Chess Therapeutics, LLC, and has served on the board of directors of Garuda Bio, LLC, an oncology focused biotechnology company, since September 2017. Mr. Lucchese holds a Bachelor of Science in Finance from Fordham University.
Michael Derby has served as the Executive Chairman of our board of directors since our inception. Since January 2011, Mr. Derby has served as Managing Partner of TardiMed. From August 2015 to January 2019, Mr. Derby served as Co-Founder and Chief Executive Officer of Castle Creek Pharmaceutical LLC. Since February 2019, Mr. Derby has served as Executive Chairman of the board of directors of Timber Pharmaceuticals, Inc. (NYSE: TMBR), a clinical stage biopharmaceutical company developing treatments for orphan dermatologic diseases. Additionally, Mr. Derby has served as the Executive Chairman of Anker Pharmaceuticals since May 2019. From February 2013 to August 2015, Mr. Derby served in executive roles at Marathon Pharmaceuticals LLC, a biopharmaceutical company, and from November 2011 to February 2013 he served as the Founder and Chief Executive Officer of Norphan Pharmaceuticals LLC, a specialty pharmaceutical company that was sold to Marathon Pharmaceuticals LLC in February 2013. Prior to that, from 1997 to 2011, Mr. Derby worked as a venture capitalist and served in commercial roles at Merck & Co., Inc. (NYSE: MRK). Mr. Derby received a Bachelor of Science in Biomedical Engineering from Johns Hopkins University, a Master of Science in Neuroscience from the University of Rochester, and a Master of Business Administration in Finance from New York University’s Stern School of Business. Mr. Derby was selected as a director due to his financial, healthcare industry and executive business experience.
Zachary Rome has served as our Chief Operating Officer and a member of our board of directors since March 2019. Since January 2020, Mr. Rome has been a Partner at TardiMed, where he has co-founded and/or played an operating role in several life science startup companies. From March 2019 through December 2019, Mr. Rome served as a Principal at TardiMed. Since February 2019, Mr. Rome has served as the President and a member of the board of directors of Timber Pharmaceuticals, Inc. (NYSE: TMBR), a clinical stage biopharmaceutical company developing treatments for orphan dermatologic diseases which he co-founded in February 2019. Since August 2017, Mr. Rome has served as President of Patagonia Pharmaceuticals LLC, a specialty pharmaceutical company. Prior to that, Mr. Rome served as Patagonia Pharmaceuticals LLC’s Executive Vice President from August 2015 to August 2017 and its Vice President, Business Development from December 2013 to April 2015. From 2010 to 2013, Mr. Rome served in various roles at Ascend Laboratories and Crown Laboratories. Mr. Rome received a Bachelor of Science in Marine Science and Biology from the University of Miami and a Master of Science for Teachers in Adolescent Science Biology from Pace University. Mr. Rome was selected as a director due to his scientific knowledge, industry and executive business experience.
David Hough, MD has served as our Chief Medical Officer since February 2020. From June 2002 to January 2020 Dr. Hough served in a number of different roles of increasing responsibility at Janssen Research and Development, LLC (a Johnson&Johnson company), most recently serving as Vice-President and Development Team Leader from 2015 until January 2020. While at Janssen Research and Development, Dr. Hough was the SPRAVATO (esketamine) compound development team leader overseeing the development program through two severe mood disorders indications. In this role, Dr. Hough was responsible for all the medical, scientific, manufacturing, quality, preclinical, and commercial aspects of the program. Prior to that, Dr. Hough was the schizophrenia disease area leader responsible for the development of medications and solutions to treat schizophrenia. In that role he led the development programs for oral INVEGA (paliperidone), INVEGA SUSTENNA/XEPLION (paliperidone palmitate) 1-month and 3-month formulations. Dr. Hough is a graduate of the U.S. Military Academy at West Point and served as a regular Army officer before attending the Uniformed Services medical school. After completing residency training in Psychiatry at Walter Reed Medical Center in Washington DC, Dr. Hough served for 10 years as an Army psychiatrist. He completed a two-year research fellowship in Clinical Pharmacology at the Uniformed Services medical school and is board certified in both Adult and Geriatric Psychiatry. He has authored numerous publications in peer reviewed journals, named as an inventor on 2 patents, and is a reviewer for several medical journals.

Non-Employee Directors
Karen Dawes has served on our board of directors since May 2020. She is President of Knowledgeable Decisions, LLC, a biopharmaceuticals strategy consulting firm which she founded in 2003. Karen currently serves as Chairperson of the Board and the chairperson of the Nomination and Corporate Governance Committee of Repligen Corporation (NASDAQ: RGEN), a bioprocessing company that develops and commercializes products and services for biological drug manufacturers, a position she has held since 2005. From 2010 until May 2020, Ms. Dawes has been a director and a member of the Audit Committee and the Nominations & Governance Committee of Assertio Therapeutics, ASRT (formaerly Depomed, Inc.), a specialty pharmaceutical company focused on CNS conditions including pain and migraines. She has also been a Board director for Medicenna Therapeutics Corp. (TSE: MDNA) since September 2019. From June 1999 to January 2003, Ms. Dawes served as Senior Vice President and U.S. Business Group Head for Bayer Corporation’s U.S. Pharmaceuticals Group. Prior to joining Bayer, from March 1997 to May 2009, she was Senior Vice President, Global Strategic Marketing, at Wyeth Pharmaceuticals, where she was responsible for worldwide strategic marketing. Ms. Dawes also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in January 1997, designing and implementing the initial commercialization strategy to launch BeneFIX® and Neumega®. Since 2013, Ms. Dawes has been a director and a member of the Compensation Committee and Nominations & Governance Committees of Medicines360, a not-for-profit women’s health organization. Ms. Dawes began her pharmaceuticals industry career at Pfizer, Inc. (NYSE: PFE) where, from 1984 to 1994, she held a number of marketing positions, including Vice President, Marketing of the Pratt Division. Ms. Dawes holds Bachelors and Master’s degrees in English from Simmons University and a Master’s in Business Administration from Harvard University. Ms. Dawes was selected as a director due to her scientific knowledge, industry and executive business experience.
Karen LaRochelle has served on our board of directors since June 2020. Ms. LaRochelle presently holds multiple industry roles. Since January 2020, she has been Senior Vice President of Corporate and Business Development for WindMIL Therapeutics Inc., since May 2020 she has been Chief Business Officer for Artax Biopharma Inc., and since January 2020 she has been Venture Partner for Advent Life Sciences LLP. Ms. LaRochelle’s career has focused on strategy and collaborations for pharmaceutical and biotechnology companies in the US, Europe and China including strategic collaborations, mergers and acquisitions and out-licensing. From September 2016 to May 2019, Ms. LaRochelle served as the Chief Business Officer of PsiOxus Therapeutics and from June 2013 she has served as the Principal of LaRochelle Advisors, LLC, where she provided strategy and collaboration services to multiple biotechnology companies. From July 1993 to May 2013, Ms. LaRochelle worked at Bristol-Myers Squibb Co. (NYSE: BMY) in roles including Global Head of Negotiations and Head of Business Development in China, following earlier positions in alliance management, strategy, analysis and finance. Ms. LaRochelle received her Master of Business Administration from Columbia University and a Bachelor of Science in Industrial Engineering from Lehigh University. She currently serves on the Advisory Board for the Lehigh University P.C. Rossin College of Engineering. Ms. LaRochelle was selected as a director due to her industry and executive business experience.
Paul K. Wotton, Ph.D. has served on our board of directors since June 2020. Dr. Wotton is currently the President and CEO of Obsidian Therapeutics, Inc., a privately held company in Cambridge, Massachusettes, pioneering controllable cell and gene therapies. Prior to Obsidian, from May 2016 to August 2018, he was the Founding President and CEO of Sigilon Therapeutics, Inc., a cell therapeutics company started based on the work of Professors Robert Langer and Daniel Anderson at the Massachusetts Institute of Technology. Sigilon was featured as one of the top 10 emerging technologies of 2018 by Scientific American and in April 2018, it entered a collaboration with Eli Lilly and Company to develop cell therapies for Type 1 diabetes. Prior to Sigilon, from June 2014, Dr. Wotton was President and CEO of Ocata Therapeutics, Inc., until its acquisition by Astellas Pharma, Inc. in February 2016, where he was then Co-Chairman of the Office of Integration. Prior to Ocata, from July 2008 until June 2014, he served as President and CEO of Antares Pharma Inc. (NASDAQ: ATRS) as well as CEO of Topigen Pharmaceuticals. From January 2002 until April 2004, Dr. Wotton held the position of Global Head of Business Development at SkyePharma PLC. Earlier in his career, from August 1985 to December 2001, he held senior level positions at Eurand International BV, Penwest Pharmaceuticals, Abbott Laboratories (NYSE: ABT), Merck & Co., Inc. (NYSE: MRK), Sharp and Dohme. He is a past Chairman of the Emerging Companies

Advisory Board of BIOTEC Canada. Dr. Wotton graduated B. Pharm (Hons) from UCL and received his Ph.D. in pharmaceutical sciences from the University of Nottingham. In 2014, he was named Ernst & Young Entrepreneur of the Year in Life Sciences (NJ). Dr Wotton is a co-founder of Avenge Bio Inc., and has served on the boards of Vericel Corporation (NASDAQ:VCEL) since January 2015 and on the board of Cynata Therapeutics (CYP.AX) since January 2016. He was a member of the Board of Veloxis Pharmaceuticals and Chairman of its Compensation Committee, from June 2016 until its acquisition by Asahi Kasei in February 2020. Dr. Wotton was selected as a director due to his industry and executive business experience.
Robert Apple has served on our board of directors since June 2020. Mr. Apple is currently President and CEO of Antares Pharma, Inc. (NASDAQ:ATRS) (or Antares) and has over 23 years of senior leadership experience in the pharmaceutical industry focusing on operations, strategy, sales and finance. He joined Antares Pharma in February 2006 as Senior Vice President, Chief Financial Officer and Corporate Secretary and in 2009 was promoted to the position of Executive Vice President, Chief Financial Officer and President of the Parenteral Products Division, in September 2014, Mr. Apple was promoted to the position of Executive Vice President, Chief Operating Officer of Antares Pharma and in January 2016 Mr. Apple was promoted to President and Chief Executive Officer of Antares Pharma. Mr. Apple has also served as a director of Antares since January 2016. Prior to joining Antares Pharma, Mr. Apple served as Chief Operating and Financial Officer at InKine Pharmaceutical Company, Inc. from January 2003 to December 2005, and Chief Financial Officer from November 1997 to December 2002. From August 1995 to October 1997, Mr. Apple was employed by Genaera Corporation, Inc., a biotechnology company, where he held the position of Corporate Controller. From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc. as Corporate Controller. Prior to May 1994, Mr. Apple held various positions of increasing responsibility at Arthur Andersen & Company LLP. He holds a B.A. degree in accounting from Temple University. Mr. Apple was selected as a director due to his industry and executive business experience.
Committees of the Board of Directors
Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of these committees operate under a charter that has been approved by our board of directors, which will be available on our website.
Audit Committee.   Our Audit Committee consists of Robert Apple Karen LaRochelle and Karen Dawes, with Mr. Apple serving as the Chairman of the Audit Committee. Our board of directors has determined that the three directors currently serving on our Audit Committee are independent within the meaning of the Nasdaq Marketplace Rules and Rule 10A-3 under the Exchange Act. In addition, our board of directors has determined that Robert Apple qualifies as an audit committee financial expert within the meaning of SEC regulations and The Nasdaq Marketplace Rules.
The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our registered independent public accountants and reports to the board of directors any substantive issues found during the audit. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our registered independent public accountants. The Audit Committee reviews and approves all transactions with affiliated parties.
Compensation Committee.   Our Compensation Committee consists of Paul Wotton, Karen LaRochelle and Robert Apple, with Dr. Wotton serving as the Chairman of the Compensation Committee. Our board of directors has determined that the three directors currently serving on our Compensation Committee are independent under the listing standards, are “non-employee directors” as defined in rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.
The Compensation Committee provides advice and makes recommendations to the board of directors in the areas of employee salaries, benefit programs and director compensation. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our President, Chief Executive Officer, and other officers and makes recommendations in that regard to the board of directors as a whole.
Nominating and Corporate Governance Committee.   Our Nominating and Corporate Governance Committee consists of Karen Dawes, Karen LaRochelle and Paul Wotton, with Ms. Dawes serving as the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee nominates individuals to be elected to the board of directors by our stockholders. The Nominating and Corporate Governance Committee considers recommendations from stockholders if submitted in a timely manner in accordance with the procedures set forth in our bylaws and will apply the same criteria to all persons being considered. All members of the Nominating and Corporate Governance Committee are independent directors as defined under the Nasdaq listing standards.
Board Composition
Our board of directors currently consists of seven members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.
In accordance with the terms of our restated certificate of incorporation and bylaws that will become effective upon the completion of this offering, our board of directors will be divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Our directors will be divided among the three classes as follows:
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The Class I directors will be Zachary Rome and Robert Apple; their terms will expire at the annual meeting of stockholders to be held in 2021.

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The Class II directors will be Michael Derby and Karen LaRochelle; their terms will expire at the annual meeting of stockholders to be held in 2022.

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The Class III directors will be Howard Weisman, Karen Dawes and Paul Wotton; their terms will expire at the annual meeting of stockholders to be held in 2023.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of this offering provide that the authorized number of directors may be changed only by resolution of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of this offering also provide that our directors may be removed only for cause, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.
We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.
Director Independence
Upon the completion of this offering, we anticipate that our common stock will be listed on the Nasdaq Capital Market (or Nasdaq). Under the listing requirements and rules of Nasdaq, independent directors must constitute a majority of a listed company’s board of directors within 12 months after its initial public offering. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that Ms. Dawes, Ms. LaRochelle, Dr. Wotton and Mr. Apple are “independent directors” as such term is defined by Nasdaq Marketplace Rule 5605(a)(2). We have established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of Ms. Dawes, Ms. LaRochelle, Dr. Wotton and Mr. Apple serve as members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our board of directors has determined that Mr. Apple is an “audit committee financial expert,” as defined under the applicable rules of the SEC, and that all members of the Audit Committee are “independent” within the meaning of the applicable Nasdaq listing standards and the independence standards of Rule 10A-3 of the Securities Exchange Act of 1934. Each of the members of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Stock Market.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our employees, officers and directors. A current copy of the code will be posted on the Corporate Governance section of our website, which will be located at www.paxmedica.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above or in filings with the SEC.
Limitation of Directors Liability and Indemnification
The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and named executive officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of ours, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests.
We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is or was one of our officers or directors of our Company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with us.
There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.
Indemnification Agreements
We have entered into Indemnification Agreements with each of our current directors and executive officers. The Indemnification Agreements provide for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The Indemnification Agreements also provide for the advancement of expenses in connection with a proceeding prior to a final, nonappealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The Indemnification Agreement sets forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the Indemnification Agreements.

Executive Compensation
Summary Compensation Table
There was no cash or equity compensation paid to our named executive officers for the years ended December 31, 2018 or December 31, 2019. Please see the section entitled “Executive Compensation — Employment Agreements” for a discussion of the compensation arrangements for our executive officers in 2020.
Outstanding Equity Awards at 2019 Fiscal Year-End
There were no outstanding equity awards at December 31, 2019.
Employment Agreements
We are party to employment letter agreements with each of our officers listed below. Each of these officers are also party to customary confidentiality and intellectual property assignment agreements with us.
Howard Weisman
On March 4, 2020, we entered into a letter employment agreement with Howard Weisman as Chief Executive Officer and on March 15, 2020, Mr. Weisman was named Chief Executive Officer. The letter agreement provides the following:
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A base salary of $400,000 per year;

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An initial annual bonus target of 50% of base salary;

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Eligibility to participate in our employee benefit plans and entitled to paid vacation in accordance with our vacation policy on the same basis as other executive employees; and

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Value Appreciation Rights (or VARs) (at the fair market value at the grant date) equivalent to 5% (on a fully-diluted basis as of the grant date) of our common equity.

In lieu of the VARs due to Mr. Weisman under his letter employment agreement, on May 1, 2020 we granted to Mr. Weisman stock options to purchase 416,666 shares of our common stock (equivalent to 5% of our outstanding common stock (on a fully diluted basis) as of the grant date). The options vest as to 25% on March 15, 2021 and as to 2.0833% per month thereafter until March 15, 2024. The options were originally granted with an exercise price of $0.19 per share, and the exercise price will subsequently be amended (prior to the effectiveness of the registration statement of which this prospectus forms a part) to $5.57 per share, which is the price we have determined to be the fair value of our common stock as of May 1, 2020.
Zachary Rome
On June 25, 2020, we entered into a letter employment agreement with Zachary Rome as Chief Operating Officer, and on July 1, 2020, Mr. Rome was named our Chief Operating Officer. The letter agreement provides the following:
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Part-time employment of up to 20 hours per week;

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A base salary of $100,000 per year;

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An initial annual bonus target of 50% of base salary; and

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An agreement by Mr. Rome not to compete with us in any capacity on any product candidate or product in the field of neurodevelopment as long as Mr. Rome is employed by us.

The letter employment agreement with Mr. Rome has a two year term, unless terminated sooner by us or Mr. Rome.
On May 1, 2020, we granted to Mr. Rome stock options to purchase 250,000 shares of our common stock. The options vested as to 25% on May 1, 2020 and as to 2.0833% per month thereafter until May 1,

2023. The options were originally granted with an exercise price of $0.19 per share, and the exercise price will subsequently be amended (prior to the effectiveness of the registration statement of which this prospectus forms a part) to $5.57 per share, which is the price we have determined to be the fair value of our common stock as of May 1, 2020.
Joseph Lucchese
On June 25, 2020, we entered into a letter employment agreement with Joseph Lucchese as Chief Financial Officer, and on July 1, 2020, Mr. Lucchese was named our Chief Financial Officer. The letter agreement provides the following:
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Part-time employment of up to 20 hours per week;

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A base salary of $100,000 per year;

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An initial annual bonus target of 50% of base salary; and

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An agreement by Mr. Lucchese not to compete with us in any capacity on any product candidate or product in the field of neurodevelopment as long as Mr. Lucchese is employed by us.

The letter employment agreement with Mr. Lucchese has a two year term, unless terminated sooner by us or Mr. Lucchese.
On May 1, 2020, we granted to Mr. Lucchese stock options to purchase 83,333 shares of our common stock. The options vest as to 25% on January 6, 2021 and as to 2.0833% per month thereafter until January 6, 2024. The options were originally granted with an exercise price of $0.19 per share, and the exercise price will subsequently be amended (prior to the effectiveness of the registration statement of which this prospectus forms a part) to $5.57 per share, which is the price we have determined to be the fair value of our common stock as of May 1, 2020.
Michael Derby
On June 25, 2020, we entered into a letter employment agreement with Michael Derby as Executive Chairman of the Board of Directors, and on July 1, 2020, Mr. Derby was named the Executive Chairman of the Board of Directors. The letter agreement provides the following:
•
Part-time employment of up to 20 hours per week;

•
A base salary of $325,000 per year;

•
An initial annual bonus target of 50% of base salary; and

•
An agreement by Mr. Derby not to compete with us in any capacity on any product candidate or product in the field of neurodevelopment as long as Mr. Derby is employed by us.

The letter employment agreement with Mr. Derby has a two year term, unless terminated sooner by us or Mr. Derby.
Dave Hough, MD
For his services as our Chief Medical Officer, Dr. Hough is paid a base salary of $265,000 per year, and is eligible for an annual bonus target of 30% of his base salary. Upon the effectiveness of the registration statement of which this prospectus forms a part, Dr. Hough's base salary will be increased to $300,000 per year and his annual bonus target will be increased to 35% of his base salary.
Director Compensation
There was no cash or equity compensation paid to our directors for the year ended December 31, 2019. We have adopted a compensation policy pursuant to which our independent board members receive $35,000 per year, each member of the Audit Committee receives $7,500 per year ($15,000 for the Chair), each member of the Compensation Committee receives $5,000 per year ($10,000 for the Chair), and each member of the Nominating and Corporate Governance Committee receives $4,000 per year ($8,000 for the Chair).

Upon the effectiveness of the registration statement of which this prospectus forms a part, the following directors will be granted options (in the amounts indicated), at exercise prices equal to the per share offering price in this offering: Karen Dawes, 5,206 shares; Karen LaRochelle, 26,039 shares, Paul K. Wotton, 26,039 shares, and Robert Apple, 26,039 shares. The options vest on the earlier of the one year anniversary of their grant date or the day prior to our first annual meeting. In addition, subsequent to the closing of this offering, we intend to adopt a compensation policy under which the board members will receive annual option grants for their services as directors.
On May 1, 2020, Karen Dawes received a grant of 20,833 options, at an exercise price of $0.19 per share, with 25% of the options vesting upon May 1, 2021, and 6.25% of the options vesting each quarter thereafter. The exercise price of the options will be amended (prior to the effectiveness of the registration statement of which this prospectus forms a part) to $5.57 per share, which is the price we have determined to be the fair value of our common stock as of May 1, 2020.
Board Leadership Structure and Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. While the board of directors oversees risk management, our management is responsible for our day-to-day risk management process. Our board of directors has an active role, directly and through its committee structure, in the oversight of our risk management efforts.
Upon completion of this offering, our board of directors will satisfy this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Upon completion of this offering, our Audit Committee will assist the board in performing its oversight responsibilities relating to our processes and policies with respect to identifying, monitoring, assessing, reporting on, managing and controlling our business and financial risk. The Audit Committee will oversee, review, monitor and assesse (including through regular reports by, and discussions with, management), our processes and policies for risk identification, risk assessment, reporting on risk, risk management and risk control (including with respect to risks arising from our compensation policies and practices and in connection with the business and operations of its subsidiaries), and the steps that management has taken to identify, assess, monitor, report on, manage and control risks. Upon completion of this offering, the Audit Committee will also discuss with management the balancing of risk versus reward for us and areas of specific risk identified by management and/or the Audit Committee.
Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of our common stock by:
•
each of our stockholders who is known by us to beneficially own 5% or more of our common stock;

•
each of our executive officers;

•
each of our directors; and

•
all of our directors and current executive officers as a group.

Beneficial ownership is determined based on the rules and regulations of the Commission as defined in Rule 13d-3 of the Exchange Act. A person has beneficial ownership of shares if such individual has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to options or warrants held by that person and exercisable as of, or within 60 days of, the date of this prospectus are counted as outstanding. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of common stock set forth opposite that person’s name.
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Owned Prior to the Offering	Percentage Owned After the Offering(3)
5% Stockholders
TardiMed Sciences, LLC(4)(7)	7,241,745	98.8%	72.5%
Directors and Executive Officers
Howard J. Weisman(5)	—	—	—
Joseph Lucchese(6)	—	—	—
Michael Derby(7)	7,241,745	98.8	—
Zachary Rome(8)	88,530	*	—
David Hough, MD(9)	—	—	—
Karen Dawes(10)	—	—	—
Karen LaRochelle(11)	—	—	—
Paul K. Wotton, Ph.D.(12)	—	—	—
Robert Apple(13)	—	—	—
Directors and Executive Officers as a group (9 persons)	7,330,275	99.9	73.4

*
Less than 1%

(1)
The address of each officer and director is 50 Tice Boulevard, Suite A26, Woodcliff Lake, NJ 07677.

(2)
We have determined beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which is generally determined by voting power and/or dispositive power with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of the date of this prospectus, and are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them, unless otherwise noted.

(3)
Percentage ownership after this offering is based on 9,980,555 shares of common stock issued and outstanding immediately after the closing of this offering, which assumes that none of the beneficial owners named above purchases shares in this offering. These amounts assume the conversion of all outstanding shares of our preferred stock and 2020 Notes into common stock, which will occur upon completion of this offering, no exercise of the warrants we are offering, and that no shares of our common stock are purchased by our directors or executive officers in the offering. Options to purchase shares of common stock that are exercisable within 60 days of the date of this prospectus are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.
(4)
Michael Derby is the Managing Partner of TardiMed and has sole voting and dispositive control over the shares of our common stock held by TardiMed. As a result, Mr. Derby may be deemed to beneficially own the shares of our common stock held by TardiMed.

(5)
Does not include 416,666 shares of common stock issuable upon exercise of stock options that are not exercisable within 60 days of the date of this prospectus.

(6)
Does not include 83,333 shares of common stock issuable upon exercise of stock options that are not exercisable within 60 days of the date of this prospectus.

(7)
Represents shares of our common stock held by TardiMed. Mr. Derby is the Managing Partner of TardiMed. See footnote (4) above.

(8)
Includes 88,530 shares of common stock issuable upon exercise of a stock option. The stock option is exercisable for a total of 250,000 shares and vested as to 25% on May 1, 2020 (the “Vesting Commencement Date”), and as to 2.0833% on each monthly anniversary of the Vesting Commencement Date until the three-year anniversary of the Vesting Commencement Date.

(9)
Does not include 104,197 shares of common stock issuable upon exercise of stock options that are not exercisable within 60 days of the date of this prospectus.

(10)
Does not include 26,039 shares of common stock issuable upon exercise of stock options that are not exercisable within 60 days of the date of this prospectus.

(11)
Does not include 26,039 shares of common stock issuable upon exercise of stock options that are not exercisable within 60 days of the date of this prospectus.

(12)
Does not include 26,039 shares of common stock issuable upon exercise of stock options that are not exercisable within 60 days of the date of this prospectus.

(13)
Does not include 26,039 shares of common stock issuable upon exercise of stock options that are not exercisable within 60 days of the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.
For the period from April 5, 2018 (inception), through the date of this prospectus, described below are certain transactions or series of transactions between us and certain related persons.
Rent and Administrative Services Agreement
On July 1, 2020, we entered into a Rent and Administrative Services Agreement with TardiMed. Michael Derby, our Executive Chairman of the Board, Zachary Rome, our Chief Operating Officer and a director, and Joseph Lucchese, our Chief Financial Officer, are associated with TardiMed. TardiMed is controlled by Mr. Derby, and prior to this offering, TardiMed owns approximately 98.8% of our outstanding capital stock. Pursuant to the Rent and Administrative Services Agreement, TardiMed will provide us with use of its offices as needed. In addition, TardiMed will provide us access on its premises to administrative services including internet and telephone communications, courier or mail services, office storage, supplies and administrative personnel services (including management of payroll, accounts receivable and accounts payable, expense tracking and reimbursement, travel management and logistics, and other administrative services), as well as the advancement of certain of our research and development expenses. Since entering into the Rent and Administrative Services Agreement, TardiMed has advanced an aggregate of $123,285 of research and development expenses. We will pay TardiMed $15,000 a month in exchange for these services. The initial term of the Rent and Administrative Services Agreement expires on July 1, 2022 and is renewable annually thereafter as mutually agreed upon by us and TardiMed. The Rent and Administrative Services Agreement was negotiated at arm’s length.
Arrangements with TardiMed
On April 15, 2020, we converted from an limited liability company to a Delaware corporation and changed our name to PaxMedica, Inc. This conversion resulted in the conversion of the Purinix members’ LLC interests into an aggregate of 1,557,435 shares of our preferred stock, which are convertible into 1,557,435 shares of our common stock, and 5,776,000 shares of our common stock.
On April 5, 2018, Purinix issued 5,775,898 founder common LLC units to TardiMed and as of December 31, 2019, TardiMed held 5,775,898 common units which represented 100% of the total voting units outstanding of Purinix. For the year ended December 31, 2019 and for the period from April 5, 2018 (Inception) through December 31, 2018, TardiMed contributed approximately $0.6 million in exchange for 1.3 million preferred LLC units of Purinix.
Certain of our expenses have been allocated by TardiMed and are included in our statements of operations and statements of members’ deficit as a contribution by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses, rent and other office expenses. We allocated these expenses contributed on a 50%/50% basis to research and development and selling, general and administrative. Our management considers the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to us and our operations. The expenses reflected in the accompanying financial statements may not be indicative of expenses that we will incur as an independent, publicly traded company and should not be relied upon as an indicator of our future results. For the year ended December 31, 2019, $31,293 and $31,293 was allocated to research and development expenses and selling, general and administrative expenses, respectively. There were no material allocated expenses incurred by TardiMed from April 5, 2018 to December 31, 2018.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of all material characteristics of our capital stock as set forth in our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be effective upon completion of this offering. The summary does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, all of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of Delaware law.
Authorized Capitalization
Upon completion of this offering, we will have 110,000,000 shares of capital stock authorized under our Certificate of Incorporation, consisting of 100,000,000 shares of common stock with a par value of $0.0001 per share and 10,000,000 shares of preferred stock with a par value of $0.0001 per share. As of the date of this prospectus, we had 7,355,555 shares of common stock outstanding. Such share amounts assume the conversion of all outstanding shares of our preferred stock and convertible promissory notes into common stock, which will occur upon completion of this offering. In addition, as of the date of this prospectus, we had outstanding options to purchase an aggregate of 787,499 shares of our common stock under the 2020 Plan, at a weighted average exercise price equal to $0.19 per share, which will be amended (prior to the effectiveness of the registration statement of which this prospectus forms a part) to $5.57 per share (the price we have determined to be the fair value of our common stock on May 1, 2020). Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future.
Common Stock
Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.
Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.
In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.
Description of Warrants
The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.
Form.   The warrants will be issued as individual warrants to the investors, all of which will be governed by a warrant agreement and a warrant agency agreement between us and Computershare Trust N.A., our transfer agent for the warrants.
Exercisability.   The warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance date. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.
A warrant holder who holds its warrant in book-entry form or who holds a beneficial interest in a book-entry warrant held through the Depositary Trust Company (or DTC), shall effect exercises by delivering to DTC the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC.
Exercise Limitation.   A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.
Exercise Price.   The warrants will have an exercise price equal to 100% of the combined initial public offering price per share and related warrant set forth on the cover page of this prospectus. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.
Transferability.   Subject to applicable laws, the warrants will be listed and traded on the Nasdaq Capital Market and may be offered for sale, sold, transferred or assigned without our consent.
Fundamental Transactions.   In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.
Rights as a Stockholder.   Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.
Waivers and Amendments.   Subject to certain exceptions, any amendment to increase the exercise price or shorten the exercise period, shall require the written consent of the holders representing at least 50.1% of the shares of common stock underlying the warrants then outstanding. Notwithstanding the foregoing, we may lower the warrant price or extend the duration of the exercise period without such consent.
Preferred Stock
Upon completion of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the designations, rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholders. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after completion of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.
Stock Options
As of the date of this prospectus, we had reserved the following shares of common stock for issuance pursuant to stock options under the 2020 Plan described below:
•
787,499 shares of our common stock reserved for issuance under stock option agreements issued pursuant to the 2020 Plan with exercise prices $0.19 per share, which will be amended (prior to the effectiveness of the registration statement of which this prospectus forms a part) to $5.57 per share (the price we have determined to be the fair value of our common stock as of May 1, 2020); and

•
212,501 shares of our common stock subject to stock option agreements to be issued pursuant to the 2020 Plan, which options shall have exercise prices equal to the per share offering price in this offering, which will be issued to certain of our directors, officers and employees upon the effectiveness of the registration statement which this prospectus forms a part.

2020 Convertible Promissory Notes
As of the date of this prospectus, we had outstanding 2020 Notes in an aggregate principal amount of approximately $0.1 million with an interest rate of 8% per annum. The 2020 Notes are unsecured, mature 12 months from the date of issuance and provide for conversion into our common stock under the following circumstances:
Automatic Conversion at Qualified Financing — Upon the earlier of (i) a reverse merger or similar transaction, or (ii) the closing of this offering, the Notes will convert into shares of our common stock at a conversion price equal to 75% of the per share purchase price in such qualified financing. The principal amount and accrued but unpaid interest under each 2020 Note will automatically convert into shares of our common stock at the stated conversion price per share.
Automatic Conversion Upon Change of Control — If, prior to the repayment or conversion of the 2020 Notes, we engage in a Change of Control (as defined in the 2020 Notes), the principal amount and all accrued but unpaid interest on the 2020 Notes will automatically be converted into shares of our common stock at a conversion price equal to 75% of the price per share of the common stock set forth in the definitive agreements related to the Change of Control. Further, in the event that the Change of Control is a transaction wholly for cash, all principal and accrued but unpaid interest will convert into shares of our common stock at a price per share equal to 75% of our Enterprise Value as set forth and agreed to in the definitive agreements related to the Change of Control.
The 2020 Notes are subject to customary events of default, including, but not limited to, our failure to pay the principal or interest on the 2020 Notes when due, our liquidation, our issuance of any debt senior to the 2020 Notes, and our default or breach of any other financial instrument. Accordingly, if not converted prior to the closing of this offering, at the closing of this offering the aggregate principal amount and any accrued but unpaid interest on all 2020 Notes will automatically convert into an aggregate of 22,222 shares of our common stock at a conversion price of $4.50 per share (which is 75% of the assumed offering price of $6.00, the midpoint of the range set forth on the cover page of this prospectus), and warrants exercisable for an aggregate of 16,667 shares of our common stock with an exercise price equal to the final offering price per share and related warrant in this offering.
Representative’s Warrants
We have agreed to sell to the representative of the underwriters of this offering, or its permitted designees, for nominal consideration, warrants to purchase 183,750 shares of our common stock as additional consideration to the underwriters in this offering. The representative’s warrants will have an exercise price equal to 120% of the public offering price in this offering and shall be exercisable for a period of five years and will contain customary “cashless” exercise and registration rights provisions. The warrants shall not be exercisable for a period of six months from the date of effectiveness of the registration statement of which this prospectus forms a part. See “Underwriting.”
Stock Incentive Plan and Other Employment Related Options
General
On May 1, 2020, our board of directors and stockholders adopted the 2020 Plan which provides for the grant of incentive stock options and non-qualified stock options to purchase shares of our common stock. The general purpose of the 2020 Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders. By means of the 2020 Plan, we seek to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for our success and the success of our subsidiaries.
Description of the 2020 Omnibus Equity Incentive Plan
The following description of the principal terms of the 2020 Plan is a summary and is qualified in its entirety by the full text of the 2020 Plan.
Administration.   In general, the 2020 Plan will be administered by the Compensation Committee of the board of directors. The Compensation Committee will determine the persons to whom options to purchase shares of common stock, stock appreciation rights (or SARs), restricted stock units, restricted or unrestricted shares of common stock, performance shares, performance units, incentive bonus awards, other stock-based awards and other cash-based awards may be granted. The Compensation Committee may also establish rules and regulations for the administration of the 2020 Plan and amendments or modifications of outstanding awards. The Compensation Committee may delegate authority to the chief executive officer and/or other executive officers to grant options and other awards to employees (other than themselves), subject to applicable law and the 2020 Plan. No options, stock purchase rights or awards may be made under the 2020 Plan on or after May 1, 2030 (or, the expiration date), but the 2020 Plan will continue thereafter while previously granted options, SARs or other awards remain outstanding.
Eligibility.   Persons eligible to receive options, SARs or other awards under the 2020 Plan are those employees, officers, directors, consultants, advisors and other individual service providers of our Company and our subsidiaries who, in the opinion of the Compensation Committee, are in a position to contribute to our success, or any person who is determined by the Compensation Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any subsidiary. As the date of this prospectus, we had one full-time employee and four executive officers. As awards under the 2020 Plan are within the discretion of the Compensation Committee, we cannot determine how many individuals in each of the categories described above will receive awards.
Shares Subject to the 2020 Plan.   The aggregate number of shares of common stock available for issuance in connection with options and other awards granted under the 2020 Plan is 1,000,000.
The number of shares of common stock available for issuance under the 2020 Plan will automatically increase on January 1st of each year commencing with January 1, 2021 and on each January 1 thereafter until the expiration date, in an amount equal to four percent (4%) of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, unless the board of directors takes action prior thereto to provide that there will not be an increase in the share reserve for such year or that the increase in the share reserve for such year will be of a lesser number of shares of common stock than would otherwise occur.
“Incentive stock options”, or ISOs, that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (or, the Code) may be granted under the 2020 Plan with respect to all of the 1,000,000 shares of common stock authorized for issuance under the 2020 Plan. None of the additional shares of common stock available for issuance pursuant to the previous paragraph may be subject to ISOs.

If any option or SAR granted under the 2020 Plan terminates without having been exercised in full or if any award is forfeited, or if shares of common stock are withheld to cover withholding taxes on options or other awards or applied to the payment of the exercise price of an option or purchase price of an award, the number of shares of common stock as to which such option or award was forfeited, withheld or paid, will be available for future grants under the 2020 Plan. Awards settled in cash will not count against the number of shares available for issuance under the 2020 Plan.
No non-employee director may receive awards in any calendar year having an accounting value in excess of $500,000 (inclusive of any cash awards to the non-employee director for such year that are not made pursuant to the 2020 Plan); provided that in the case of a new non-employee director, such amount is increased to $750,000 for the initial year of the non-employee director’s term.
The number of shares authorized for issuance under the 2020 Plan and the foregoing share limitations are subject to customary adjustments for stock splits, stock dividends or similar transactions.
Terms and Conditions of Options.   Options granted under the 2020 Plan may be either ISOs or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the 2020 Plan. The exercise price of stock options may not be less than the fair market value per share of our common stock on the date of grant (or 110% of fair market value in the case of ISOs granted to a ten-percent stockholder).
If on the date of grant the common stock is listed on a stock exchange or is quoted on the automated quotation system of the Nasdaq Stock Market, the fair market value will generally be the closing sale price on the date of grant (or the last trading day before the date of grant if no trades occurred on the date of grant). If no such prices are available, the fair market value will be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method.
No option may be exercisable for more than ten years (five years in the case of an ISO granted to a ten-percent stockholder) from the date of grant. Options granted under the 2020 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive ISOs that first become exercisable in any calendar year in an amount exceeding $100,000. The Compensation Committee may, in its discretion, permit a holder of an option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will continue to be subject to the vesting requirements that applied to the option before exercise.
Generally, the option price may be paid (a) in cash or by certified check, bank draft or money order, (b) through delivery of shares of our common stock having a fair market value equal to the purchase price, (c) by a full recourse, interest bearing promissory note having such terms as the Compensation Committee may permit, or (d) a combination of these methods. The Compensation Committee may permit other methods of payment, and is authorized to establish a cashless exercise program and to permit the exercise price (or tax withholding obligations) to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.
No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of an option, SAR or other award to transfer the option, right or other award to immediate family members or a family trust for estate planning purposes. The Compensation Committee will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.
Stock Appreciation Rights.   The Compensation Committee may grant SARs under the 2020 Plan. The Compensation Committee will determine the other terms applicable to SARs. The exercise price per share of a SAR will not be less than 100% of the fair market value of a share of our common stock on the date of grant, as determined by the Compensation Committee. The maximum term of any SAR granted under the 2020 Plan is ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to:
•
the excess of the fair market value on the exercise date of one share of our common stock over the exercise price, multiplied by

•
the number of shares of common stock covered by the SAR.

Payment may be made in shares of our common stock, in cash, or partly in common stock and partly in cash, all as determined by the Compensation Committee.
Restricted Stock and Restricted Stock Units.   The Compensation Committee may award restricted common stock and/or restricted stock units under the 2020 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Compensation Committee. The restrictions and conditions applicable to each award of restricted stock or restricted stock units may include performance-based conditions. Dividends with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Compensation Committee. Dividend equivalent amounts may be paid with respect to restricted stock units either when cash dividends are paid to stockholders or when the units vest. Unless the Compensation Committee determines otherwise, holders of restricted stock will have the right to vote the shares.
Performance Shares and Performance Units.   The Compensation Committee may award performance shares and/or performance units under the 2020 Plan. Performance shares and performance units are awards, denominated in either shares or U.S. dollars, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units.
Incentive Bonuses.   The Compensation Committee may grant incentive bonus awards under the 2020 Plan from time to time. The terms of incentive bonus awards will be set forth in award agreements. Each award agreement will have such terms and conditions as the Compensation Committee determines, including performance goals and amount of payment based on achievement of such goals. Incentive bonus awards are payable in cash and/or shares of our common stock.
Other Stock-Based and Cash-Based Awards.   The Compensation Committee may award other types of equity-based or cash-based awards under the 2020 Plan, including the grant or offer for sale of shares of our common stock that do not have vesting requirements and the right to receive one or more cash payments subject to satisfaction of such conditions as the Compensation Committee may impose.
Effect of Certain Corporate Transactions.   The Compensation Committee may, at the time of the grant of an award provide for the effect of a change in control (as defined in the 2020 Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, or (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and SARs to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or SAR in exchange for a substitute option; (d) cancel any award of restricted stock, restricted stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) cancel or terminate any award for cash and/or other substitute consideration in exchange for an amount of cash and/or property equal to the amount, if any, that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the change in control, but if the change in control consideration with respect to any option or SAR does not exceed its exercise price, the option or SAR may be canceled without payment of any consideration; or (f) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate.
Amendment, Termination.   The board of directors may at any time amend the 2020 Plan for the purpose of satisfying the requirements of the Code, or other applicable law or regulation or for any other legal purpose, provided that, without the consent of our stockholders, the board of directors may not (a) increase the number of shares of common stock available under the 2020 Plan, (b) change the group of individuals eligible to receive options, SARs and/or other awards, or (c) extend the term of the 2020 Plan.
U.S. Federal Income Tax Consequences
Following is a summary of the U.S. federal income tax consequences of option and other grants under the 2020 Plan. Optionees and recipients of other rights and awards granted under the 2020 Plan are advised to consult their personal tax advisors before exercising an option or SAR or disposing of any stock received pursuant to the exercise of an option or SAR or following the vesting and payment of any award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local, foreign or other tax laws.
Treatment of Options
The Code treats incentive stock options and nonstatutory stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the 2020 Plan, nor will our Company be entitled to a tax deduction at that time.
Generally, upon exercise of a nonstatutory stock option (including an option intended to be an incentive stock option but which has not continued to so qualify at the time of exercise), an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. Our Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee’s taxable year. We will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of our common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the incentive stock option.
For incentive stock options, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the stock has been held for more than a year. If an optionee makes a disqualifying disposition, our Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.
In general, if an optionee, in exercising an incentive stock option, tenders shares of common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.
As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of the common stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in any given year.
Treatment of Stock Appreciation Rights
Generally, the recipient of a SAR will not recognize any income upon grant of the SAR, nor will our Company be entitled to a deduction at that time. Upon exercise of a SAR, the holder will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the excess of fair market value of our common stock at that time over the exercise price.
Treatment of Stock Awards
Generally, absent an election to be taxed currently under Section 83(b) of the Code (or, a Section 83(b) Election), there will be no federal income tax consequences to either the recipient or our Company upon the grant of a restricted stock award or award of performance shares. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and our Company generally will be entitled to a corresponding deduction equal to the fair market value of the common stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time, less any amount paid by the recipient for the shares. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.
The recipient of an unrestricted stock award, including a performance unit award, will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value of our common stock that is the subject of the award when the Award is made.
The recipient of a restricted stock unit generally will recognize ordinary income as and when the units vest and are settled. The amount of the income will be equal to the fair market value of the shares of our common stock issued at that time, and our Company will be entitled to a corresponding deduction. The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election with respect to such award.
Treatment of Incentive Bonus Awards and Other Stock or Cash Based Awards
Generally, the recipient of an incentive bonus or other stock or cash based award will not recognize any income upon grant of the award, nor will our Company be entitled to a deduction at that time. Upon payment with respect to such an award, the recipient will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the amount of cash paid and/or the fair market value of our common stock issued at that time.
Potential Limitation on Company Deductions
Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year by a publicly held corporation to its chief executive officer and certain other “covered employees.” Our Board and the Compensation Committee intend to consider the potential impact of Section 162(m) on grants made under the 2020 Plan, but reserve the right to approve grants of options and other awards for an executive officer that exceed the deduction limit of Section 162(m).
Tax Withholding
As and when appropriate, we shall have the right to require each optionee purchasing shares of common stock and each grantee receiving an award of shares of common stock under the 2020 Plan to pay any federal, state or local taxes required by law to be withheld.

Anti-Takeover Effects of Delaware law and Our Certificate of Incorporation and Bylaws
The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•
before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation and amended and restated bylaws to be effective following completion of the offering provides for:
•
classifying our board of directors into three classes;

•
authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•
limiting the removal of directors by the stockholders;

•
requiring a supermajority vote of stockholders to amend our bylaws or certain provisions our certificate of incorporation;

•
prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•
eliminating the ability of stockholders to call a special meeting of stockholders;

•
establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

•
establishing Delaware as the exclusive jurisdiction for certain stockholder litigation against us.

Potential Effects of Authorized but Unissued Stock
We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.
The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.
Choice of Forum
Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company or the Company’s stockholders, creditors or constituents, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to, or a claim against the Company or any director or officer of the Company, with respect to the interpretation or application of any provision of, the DGCL, our certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, in each of the aforementioned actions, any claims to which the Court of Chancery of the State of Delaware determines it lacks jurisdiction. This provision will not apply to claims arising under the Exchange Act, or for any other federal securities laws which provide for exclusive federal jurisdiction. However, the exclusive forum provision provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Therefore, this provision could apply to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and that asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such an exclusive forum provision with respect to claims under the Securities Act.
We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Transfer Agent
The name, address and telephone number of our stock transfer agent is Computershare Trust N.A.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no market for our common stock or warrants, and a liquid trading market for our common stock and warrants may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock or warrants in the public market, or the perception that such sales could occur, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market prices for our shares of common stock and warrants, and our ability to raise equity capital in the future. Although our common stock and warrants have been approved for listing on the Nasdaq Capital Market under the symbols “PXMD” and “PXMDW,” respectively, (subject to notice of issuance), we cannot assure you that there will be an active public market for our common stock or warrants.
Based on the number of shares outstanding as of the date of this prospectus, upon completion of this offering, 9,980,555 shares of common stock will be outstanding, or 10,374,305 if the over-allotment option is exercised in full, and a total of 11,949,305 shares of our common stock outstanding if the warrants sold in this offering are exercised in full (or 10,275,868 shares if the underwriters exercise their option to purchase additional warrants in full and such warrants are exercised). Of the shares to be outstanding immediately after the completion of this offering, the 2,625,000 shares of common stock and the 1,968,750 shares of common stock issuable upon exercise of the warrants sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.
The remaining shares of common stock will be “restricted securities” under Rule 144.
Subject to the lock-up agreements described below and the provisions of Rule 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:
Date Available for Sale	Shares Eligible for Sale	Description
Date of Prospectus	4,593,750	Shares and warrants to purchase shares sold in the offering that are not subject to a lock-up
90 Days after Date of Prospectus	—	Shares saleable under Rules 144 and 701 that are not subject to a lock-up
180 Days after Date of Prospectus	1,022,222	Lock-up released; shares saleable under Rules 144 and 701
In addition, of the 787,499 shares of our common stock that are issuable upon the exercise of stock options outstanding as of the date of this prospectus (and the 212,501 shares of our common stock that are issuable upon the exercise of stock options to be granted upon effectiveness of the registration statement of which this prospectus forms a part), options to purchase 88,530 shares of common stock were exercisable as of that date, and upon exercise these shares will be eligible for sale subject to the lock-up agreements described below and/or Rules 144 and 701 under the Securities Act.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to the reporting requirements under the Exchange Act for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
An affiliate of ours who has beneficially owned restricted shares of our common stock for at least one year (or six months, provided that such sale occurs after we have been subject to the reporting requirements under the Exchange Act for at least 90 days) would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:
•
1% of shares of our common stock then outstanding; or

•
the average weekly trading volume of shares of our common stock on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.
Rule 701
Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under the section entitled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.
Lock-up Agreements
We, all of our directors, officers, employees and the holders of substantially all of our common stock or securities exercisable for or convertible into our common stock outstanding immediately prior to this offering have entered into lock-up agreements with respect to the disposition of their shares. See “Underwriting — Lock-Up Agreements” for additional information.
Equity Incentive Plans
We intend to file one or more registration statements on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under our equity incentive plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

UNDERWRITING
In connection with this offering, we will enter into an underwriting agreement with The Benchmark Company as representative for the underwriters in this offering. Each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.
Underwriter	Number of shares of common stock	Number of Warrants
The Benchmark Company, LLC
Brookline Capital Markets, a division of Arcadia Securities, LLC
Total:
The underwriting agreement will provide that the underwriters are obligated to purchase all of the shares of common stock and warrants offered by this prospectus, other than those covered by the over-allotment option, if any shares of common stock and warrants are purchased. The underwriters are offering the shares and warrants when, as and if issued to and accepted by them, subject to a number of conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been initiated or threatened by the SEC.
The representative of the underwriters has advised us that the underwriters propose to offer our shares and warrants to the public at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $       per share and related warrants. After completion of the public offering of the common shares and warrants, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.
We have been advised by the representative of the underwriters that the underwriters intend to make a market in our securities but that they are not obligated to do so and may discontinue making a market at any time without notice.
In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.
Over-allotment Option
We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 393,750 shares of common stock and/or warrants exercisable for an aggregate of 295,313 additional shares of our common stock on the same terms as the other shares being purchased by the underwriters from us, underwriting discounts and commissions to cover over-allotments, if any. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares and/or warrants approximately proportionate to that underwriter’s initial purchase commitment. Any shares or warrants issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.
Underwriters’ Compensation
Except as disclosed in this prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, Inc. (or FINRA), to be underwriting compensation under its rule of fair price.
Discount
The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share and related warrant. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the shares of common stock and related warrants to the underwriters at the initial offering price of $       per share and related warrant, which represents the initial public offering price of our shares and related warrants set forth on the cover page of this prospectus less a 7% underwriting discount.
The following table shows the per share price and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock and/or warrants.
	Per Share of Common Stock and Related Warrant	Total without Exercise of Over-allotment option	Total with Exercise of Over-allotment option
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Non-accountable expense allowance(2)	$	$	$
Net proceeds to us	$	$	$

(1)
Represents an underwriting discount of 7% of public offering price.

(2)
The non-accountable expense allowance is equal to 1% of the gross proceeds of the offering.

Expense
We have agreed to pay a non-accountable expense allowance to the underwriters equal to 1% of the gross proceeds received in this offering.
We have also agreed to pay or reimburse the underwriters for certain of the underwriters’ out-of-pocket expenses relating to the offering, including up to $100,000 of the fees and expenses of the underwriters’ outside legal counsel, the underwriters’ actual accountable “road show” expenses for the Offering, the costs associated with receiving commemorative mementos and lucite tombstones, and the costs of the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software in connection with the Offering, the due diligence fees and expenses of the Underwriters. Such actual out-of-pocket expenses shall, in the aggregate, not exceed $132,500, including $25,000 paid as an advance towards the representative of the underwriters’ accountable expenses (the Advance). Any portion of the Advance will be returned to us in the event is it not actually incurred. We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $700,000. All fees already paid shall be reimbursable to us to the extent not actually incurred. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.
Representative’s Warrants
Upon the closing of this offering, we have agreed to sell to the representative of the underwriters, or its permitted designees, warrants to purchase up to 7% of the number of common shares sold to investors in this offering. The warrant will be exercisable at an exercise price equal to 120% of the public offering price per share sold pursuant to this offering, subject to standard anti-dilution adjustments for share splits and similar transactions. The warrant will be exercisable beginning on the date that is 180 days from the date of effectiveness of the registration statement of which this prospectus forms a part, and from time to time thereafter, in whole or in part, during the period ending five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrant is also exercisable on a cashless basis and contains customary registration rights. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). Except as permitted by Rule 5110(g)(2), the underwriters (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will any of them engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the option or the underlying securities for a period of 180 days from the date of effectiveness of the registration statement of which this prospectus forms a part or the commencement of sales under this prospectus. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants, other than underwriting commissions incurred and payable by the holders.
Lock-up Agreements
We have agreed with the underwriters that we will not, without the prior consent of Benchmark as representative of the underwriters, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of common stock or securities convertible into, exchangeable or exercisable for any shares of common stock (excluding the exercise of certain warrants and or options currently outstanding and exercisable) for a period of 180 days after the date of this prospectus.
Our executive officers, directors and our other initial stockholders, representing in the aggregate approximately 7,333,333 shares of our outstanding common stock, have agreed not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions, during the period continuing through the date that is 180 days after the date of this offering.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
Stabilization
In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters may over-allot in connection with this offering by selling more shares and/or warrants than they are obligated to purchase under the underwriting agreement, creating a short position in our shares and/or warrants. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares or warrants over-allotted by the underwriters is not greater than the number of shares or warrants that they may purchase in the over-allotment option. In a naked short position, the number of shares or warrants involved is greater than the number of shares or warrants in the over-allotment option. To close out a short position or to stabilize the price per share and/or warrant, the underwriters may bid for, and purchase, shares and/or warrants in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares and/or warrants to close out the short position, the underwriters will consider, among other things, the price of shares or warrants available for purchase in the open market as compared to the price at which it may purchase shares or warrants through the over-allotment option. If the underwriters sell more than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares and/or warrants in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares or warrants in the open market after pricing that could adversely affect investors who purchase in the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares and/or warrants sold by or for the account of such underwriter in stabilizing or short covering transactions.
Finally, the underwriters may bid for, and purchase, shares in market making transactions, including “passive” market making transactions as described below.
The foregoing transactions may stabilize or maintain the market price of our shares and/or warrants at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market or otherwise.
In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in common shares and/or warrants on the Nasdaq Capital Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act of 1934. Rule 103 generally provides that:
•
a passive market maker may not effect transactions or display bids for our shares and or warrants in excess of the highest independent bid price by persons who are not passive market makers; net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our shares during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•
passive market making bids must be identified as such.

Passive market making may stabilize or maintain the market price of our shares at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.
The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of common shares and warrants offered.
Determination of Offering Price
Prior to this offering, there has not been a public market for our common shares or warrants. The public offering price of the shares and related warrants offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares and warrants were:
•
Our history and our prospects;

•
Our financial information and historical performance;

•
The industry in which we operate;

•
The status and development prospects for our products and services;

•
The experience and skills of our executive officers; and

•
The general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the common shares and related warrants. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common shares or warrants can be resold at or above the public offering price.
Listing
We have been approved to list our common stock and warrants on the Nasdaq Capital Market under the symbol “PXMD” and “PXMDW,” respectively (subject to notice of issuance), which listing we expect to occur upon consummation of this offering.
Electronic Distribution
A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of this offering, or by its affiliates. Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships
The underwriters have informed us that they do not expect to confirm sales of our shares and warrants offered by this prospectus to any accounts over which they exercise discretionary authority. Some of the underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS
Lowenstein Sandler LLP, New York, New York, will pass upon the validity of the shares of common stock and warrants offered by this prospectus and certain other legal matters. Ellenoff Grossman & Schole LLP, New York, New York, is acting as legal counsel to the underwriters.
EXPERTS
Our balance sheets as of December 31, 2019 and 2018 and the related statement of operations, members’ deficit and cash flows for the year ended December 31, 2019 and for the period April 5, 2018 (inception) through December 31, 2018, which have been audited by Marcum LLP, independent registered public accounting firm as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance upon the report of such firm, which includes an explanatory paragraph relating to our ability to continue as a going concern, given upon their authority as experts in accounting and auditing.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. Our SEC filings are and will become available to the public over the Internet at the SEC’s website at www.sec.gov. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

PAXMEDICA, INC.
(Formerly PURINIX PHARMACEUTICALS, LLC)

Report of Independent Registered Public Accounting Firm
To the Members and Board of Managers
PaxMedica Inc. (formerly Purinix Pharmaceuticals, LLC):
Opinion on the Financial Statements
We have audited the accompanying balance sheets of PaxMedica, Inc. (formerly Purinix Pharmaceuticals LLC) (the “Company”) as of December 31, 2019 and 2018 the related statements of operations, members’ deficit and cash flows for the year ended December 31, 2019 and for the period from April 5, 2018 (Inception) through December 31, 2018 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from April 5, 2018 (Inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum llp
We have served as the Company’s auditor since 2020.
Marcum llp
New York, NY
May 15, 2020, except for Note 11 for which the date is July 23, 2020.

PAXMEDICA, INC.
(Formerly PURINIX PHARMACEUTICALS, LLC)
Balance Sheets
	December 31,
	2019	2018
ASSETS
Current assets
Cash	$24,947	$9,322
Total current assets	24,947	9,322
Total assets	$24,947	$9,322
LIABILITIES, TEMPORARY EQUITY AND MEMBERS’ DEFICIT
Current liabilities
Accounts payable	$41,023	$—
Accounts payable – related party	15,325	2,454
Accrued expenses	66,900	4,147
Total current liabilities	123,248	6,601
Total liabilities	123,248	6,601
Temporary equity
Preferred units, 1,445,173 and 450,000 shares issued and outstanding at December 31, 2019 and 2018; liquidation preference of $765,527 and $232,096 and of December 31, 2019 and 2018, respectively	765,527	232,096
Commitments and contingencies (Note 7)
Members’ deficit
Accumulated deficit	(863,828)	(229,375)
Total members’ deficit	(863,828)	(229,375)
Total liabilities, temporary equity and members’ deficit	$24,947	$9,322
The accompanying notes are an integral part of these financial statements.

PAXMEDICA, INC.
(Formerly PURINIX PHARMACEUTICALS, LLC)
Statements of Operations
	For the Year Ended December 31, 2019	For the Period from April 5, 2018 (Inception) through December 31, 2018
Operating expenses
General and administrative	$114,496	$12,342
Research and development	484,113	204,161
Research and development – license acquired	—	5,776
Total operating expenses	598,609	222,279
Loss from operations	(598,609)	(222,279)
Net loss	$(598,609)	$(222,279)
Proforma weighted average number of common shares outstanding, basic and diluted	5,775,898	5,775,898
Proforma net loss per share, basic and diluted	$(0.10)	$(0.04)
The accompanying notes are an integral part of these financial statements.

PAXMEDICA, INC.
(Formerly PURINIX PHARMACEUTICALS, LLC)
Statements of Members’ Deficit
	Common Stock		Accumulated Deficit	Total Members' Deficit
	Units	Amount
Balance at April 5, 2018 (Inception)	—	$—	$—	$—
Contribution from TardiMed	5,775,898	—	—
Accrued preferred unit dividend	—	—	(7,096)	(7,096)
Net loss	—	—	(222,279)	(222,279)
Balance at December 31, 2018	5,775,898	$—	$(229,375)	$(229,375)
Accrued preferred unit dividend	—	—	(35,844)	(35,844)
Net loss	—	—	(598,609)	(598,609)
Balance at December 31, 2019	5,775,898	$—	$(863,828)	$(863,828)
The accompanying notes are an integral part of these financial statements.

PAXMEDICA, INC.
(Formerly PURINIX PHARMACEUTICALS, LLC)
Statements of Cash Flows
	For the Year Ended December 31, 2019	For the Period from April 5, 2018 (Inception) through December 31, 2018
Cash flows from operating activities
Net loss	$(598,609)	$(222,279)
Adjustments to reconcile net loss to net cash used in operating activities:
Research and development-licenses acquired, expense	—	5,776
Non-cash contribution from TardiMed	62,587	—
Changes in assets and liabilities:
Accounts payable	41,023	—
Accounts payable – related party	12,871	2,454
Accrued expenses	62,753	4,147
Net cash used in operating activities	(419,375)	(209,902)
Cash flows from investing activities
Purchase of research and development licenses	—	(5,776)
Net cash used in investing activities	—	(5,776)
Cash flows from financing activities
Contribution from TardiMed	435,000	200,000
Contribution from a third-party	—	25,000
Net cash provided by financing activities	435,000	225,000
Net increase in cash	15,625	9,322
Cash, beginning of period	9,322	—
Cash, end of period	$24,947	$9,322
Non cash financing activities:
Accrued preferred unit dividend	$35,844	$7,096
The accompanying notes are an integral part of these financial statements.

Note 1.   Organization and description of business operations
PaxMedica, Inc. was formed as a Delaware limited liability company under the name Purinix Pharmaceuticals LLC on April 5, 2018 (“Inception”), and on April 15, 2020 was converted into a Delaware corporation and changed its name to PaxMedica, Inc. (the “Company”). The Company is a clinical stage biopharmaceutical company focused on the development of drug candidates for the treatment of autism spectrum disorder (ASD), Fragile X tremor-ataxia syndrome (FXTAS) and Human African Trypanosomiasis (HAT).
Going concern, liquidity and capital resources
The Company has no product revenues, incurred operating losses since Inception, and expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. As of December 31, 2019, the Company had a members’ deficit of approximately $0.9 million.
The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.
The Company’s future liquidity and capital funding requirements will depend on numerous factors, including:
•
its ability to raise additional funds to finance its operations;

•
the outcome, costs and timing of clinical trial results for the Company’s current or future product candidates;

•
the emergence and effect of competing or complementary products;

•
its ability to maintain, expand and defend the scope of its intellectual property portfolio, including the amount and timing of any payments the Company may be required to make, or that it may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

•
its ability to retain its current employees and the need and ability to hire additional management and scientific and medical personnel; and

•
the terms and timing of any collaborative, licensing or other arrangements that it has or may establish.

The Company will likely need to raise substantial additional funds through one or more of the following: issuance of additional debt or equity, or the completion of a licensing transaction for one or more of the Company’s pipeline assets. If the Company is unable to maintain sufficient financial resources, its business, financial condition and results of operations will be materially and adversely affected. This could affect future development and business activities and potential future clinical studies and/or other future ventures. Failure to obtain additional equity or debt financing will have a material, adverse impact on the Company’s business operations. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms or at all. Additionally, equity or debt financings will likely have a dilutive effect on the holdings of the Company’s existing member units. Accordingly, there are material risks and uncertainties that raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. The accompanying financial statements do not include any adjustments that result from the outcome of these uncertainties.
In addition to the foregoing, based on the Company’s current assessment, the Company does not expect any material impact on its long-term development timeline and its liquidity due to the worldwide COVID-19 pandemic. However, the Company is continuing to assess the effect on its operations by monitoring the spread of COVID-19 and the resulting global pandemic and the actions implemented to combat the virus throughout the world.

Note 2.   Significant accounting policies
Basis of presentation
The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and include all adjustments necessary for the fair presentation of its balance sheet, results of operations and cash flows for the period presented.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The most significant estimates in the Company’s financial statements relate to the valuation of equity-based awards and valuation of member units. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.
Cash and cash equivalents
The Company considers all highly liquid investments purchased with original maturities of 90 days or less at acquisition to be cash equivalents. Cash and cash equivalents include cash held in banks and money market mutual funds. There are no cash equivalents as of December 31, 2019 and 2018.
Research and development
Research and development costs are expensed as incurred. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.
Accrued Outsourcing Costs
Substantial portions of the Company’s preclinical studies and clinical trials are performed by third-party laboratories, medical centers, contract research organizations and other vendors (collectively “CROs”). These CROs generally bill monthly or quarterly for services performed, or bill based upon milestone achievement. For preclinical studies, the Company accrues expenses based upon estimated percentage of work completed and the contract milestones remaining. Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. The Company outsources a substantial portion of its clinical trial activities, utilizing external entities such as CROs, independent clinical investigators, and other third-party service providers to assist the Company with the execution of its clinical studies. For each clinical trial that the Company conducts, certain clinical trial costs are expensed immediately, while others are expensed over time based on the number of patients in the trial, the attrition rate at which patients leave the trial, and/or the period over which clinical investigators or CROs are expected to provide services. The Company’s estimates depend on the timeliness and accuracy of the data provided by the CROs regarding the status of each program and total program spending. The Company periodically evaluates the estimates to determine if adjustments are necessary or appropriate based on information it receives.
Preferred Units
The Company classifies conditionally redeemable preferred units, which includes preferred units that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity (‘mezzanine’) until such time as the conditions are removed or lapse.
Convertible Financial Instruments
The Company bifurcates conversion options from their host instruments and accounts for them as free standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable GAAP.
When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, discounts are recorded for the intrinsic value of conversion options embedded in the instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the instrument. Deemed dividends are also recorded for the intrinsic value of conversion options embedded in preferred units based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred units.
Income taxes
From April 5, 2018 (Inception) through April 14, 2020, the Company was organized as a limited liability company and subject to the provisions of Subchapter K of the Internal Revenue Code. As such, the Company is not viewed as a taxpaying entity in any jurisdiction and does not require a provision for income taxes. Each member is responsible for the tax liability, if any, related to its proportionate share of the Company’s taxable losses.
ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.
The Company converted to a C-Corporation on April 15, 2020 and therefore the Company is subject to examination starting in 2020. Given the Company’s historical losses, the conversion to a C-Corporation did not have a material impact on the Company financial statements. See Note 10 — Subsequent Events.
Recent accounting pronouncements
In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for fiscal periods beginning after December 15, 2018, including interim periods within those periods. The Company adopted ASU 2017-01 effective April 5, 2018 (Inception). The adoption of this guidance did not have a material impact on the Company’s financial statements and related disclosures.
Note 3.   Purchases of Assets
Acquisition of Licenses from Ministry of Health, Republic of Malawi (“Malawi”) and Lwala Hospital (“Lwala”)
On October 10, 2018 and November 9, 2018, the Company obtained the rights to worldwide, exclusive licenses to the patient data from the Ministry of Health, Republic of Malawi and Lwala Hospital (Soroti,

Uganda), respectively, in connection with the treatment of HAT patients. The Company intends to use this data to support its PAX-101 regulatory filings in the U.S. and Europe for the treatment of early stage East African sleeping sickness.
The Company paid approximately $6,000 for the purchase of the patient data from Malawi and Lwala.
The Malawi and Lwala acquisitions were accounted for as asset acquisitions pursuant to ASU 2017-01 as the majority of the fair value of the assets acquired were concentrated in a group of similar assets, and the acquired assets did not have outputs or employees. Because the underlying assets had not yet received regulatory approval, the purchase price paid for these assets was recorded as research and development expense in the Company’s statement of operations for the period from April 5, 2018 (Inception) to December 31, 2018.
Note 4.   Accrued Expenses
The Company’s accrued expenses consisted of the following:
	As of December 31,
	2019	2018
Accrued expenses:
Research and development	$66,900	$4,147
Total accrued expenses	$66,900	$4,147
Note 5.   Temporary Equity
The following table summarizes the Company’s Preferred units activities for the year ended December 31, 2019 and the period from April 5, 2018 (Inception) to December 31, 2018:
	Preferred Units
	Shares	Amount
Balance at April 5, 2018 (Inception)	—	$—
Contribution from TardiMed	400,000	200,000
Contribution from a third-party	50,000	25,000
Accrued preferred unit dividend	—	7,096
Balance at December 31, 2018	450,000	$232,096
Contribution from TardiMed	870,000	435,000
Non-cash contribution from TardiMed	125,173	62,587
Accrued preferred unit dividend	—	35,844
Balance at December 31, 2019	1,445,173	$765,527
The Company determined that the preferred units contain contingent liquidation provisions allowing liquidation by the holder upon certain defined events (“deemed liquidation events”). As the event that may trigger the liquidation of preferred units is not solely within the Company’s control, the preferred units are classified as mezzanine equity (temporary equity) in the Company’s balance sheets.
Pursuant to the Amended and Restated Limited Liability Company Agreement (“LLC Agreement”) between TardiMed Sciences LLC (“TardiMed”) and Purinix, dated February 19, 2020, TardiMed acquired preferred units of the Company, at a purchase price of $0.50 per preferred unit as described below, which preferred units are convertible into unregistered common units of the Company as described below. The conversion price is fixed at $1.73 per preferred unit and will only be adjusted when the number of authorized common units changes at the time of the conversion.
During the year ended December 31, 2019 and the period from April 5, 2018 (Inception) to December 31, 2018, TardiMed contributed approximately $0.4 million and $0.2 million, respectively, in exchange for 870,000 and 400,000 preferred units, respectively.

Certain expenses have been allocated by TardiMed and included in its statements of operations and statements of members’ deficit as a contribution by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses, rent and other office expenses. The Company allocated these expenses contributed on a 50%/50% basis to research and development and selling, general and administrative. For the year ended December 31, 2019, approximately $63,000 was allocated to the Company as non-cash contribution from TardiMed in exchange of 125,173 preferred units.
Rights of membership units
As agreed to in the LLC Agreement, the Company shall be managed by a board of managers (the “Board”) composed initially of up to two members (“Managers” or “Member(s)”), elected by the common unitholders and preferred unitholders holding a majority of the outstanding common units. Pursuant to the LLC Agreement, the Unitholders shall not manage and control the business and affairs of the Company, except for situations in which the approval of the Unitholders or a class or series thereof is expressly required by this Agreement or by non-waivable provisions of applicable law.
Cumulative Dividends and Distributions rights
Preferred units are entitled to an eight percent cumulative annual return on the sum of such Preferred units outstanding, which shall accrue and compound annually, whether or not declared, and whether or not there are funds legally available for the payment thereof. Such preferred unit return is in preference to any distributions to common unit holders.
As of December 31, 2019 and 2018, the Company accrued preferred dividends of $35,844 and $7,096, respectively. Cumulative preferred dividends as of December 31, 2019 and 2018, were $42,940 and $7,096, respectively. For the years ended December 31, 2019 and 2018, no dividends have been declared.
Liquidation
The Company is intended to have perpetual existence. An event of withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of the LLC Agreement. “Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. As promptly as practicable after dissolution, the liquidators shall (i) determine the Fair Market Value (the “of the Company’s remaining assets, (ii) determine the amounts to be distributed to each Unitholder in accordance and all Preferred Unitholders shall instead be given 1x Liquidation Preference including dividends.
Note 6.   Members’ deficit
The LLC Agreement provides that 5,775,898 common units have been issued to the founder, TardiMed, and are outstanding. These common units were issued for no consideration.
Note 7.   Commitments and contingencies
Litigation
As of December 31, 2019 and 2018, there was no litigation against the Company. The Company may be involved in legal proceedings, claims and assessments arising from the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.
Note 8.   Related party transactions
TardiMed
Capital Contributions — TardiMed Sciences is a startup venture investment and operating firm in the life sciences space. The Chairman of the Board of the Company is also a Managing Member of TardiMed. The President of the Company is also an employee of TardiMed. On April 5, 2018, the Company issued

5,775,898 founder common units to TardiMed. As of December 31, 2019, TardiMed holds 5,775,898 in common units which represents 100% of the total voting units outstanding. For the year ended December 31, 2019 and for the period from April 5, 2018 (Inception) through December 31, 2018, TardiMed contributed approximately $0.6 million in exchange for 1.3 million preferred units.
Allocated Expenses — Certain expenses, allocated by TardiMed, have been incurred on behalf of the Company and included in its statements of operations and statements of members’ deficit as a contribution by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses, rent and other office expenses. The Company allocated these expenses contributed on a 50%/50% basis to research and development and selling, general and administrative. Management considers the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to the Company and the Company’s operations. The expenses reflected in the financial statements may not be indicative of expenses that the Company will incur as an independent, publicly traded company and should not be relied upon as an indicator of its future results. For the year ended December 31, 2019, $31,293 and $31,293 was allocated to research and development expenses and selling, general and administrative expenses, respectively. There were no material allocated expenses incurred by TardiMed from April 5, 2018 to December 31, 2018.
Accounts payable — As of December 31, 2019 and 2018, accounts payable due to TardiMed was approximately $2,600 and $2,500, respectively.
Michael Derby
Accounts payable — As of December 31, 2019 and 2018, accounts payable due to Michael Derby, Executive Chairman of the Board of the Company, was $400 and $0, respectively.
Zachary Rome
Accounts payable — As of December 31, 2019 and 2018, bonus payable (included in accounts payable) due to Zachary Rome, Chief Operating Officer, was $11,000 and $0, respectively.
Note 9.   Unaudited pro forma loss per share attributable to common shareholders
The calculation of unaudited pro forma basic and diluted loss per share attributable to common unitholders for the years ended December 31, 2019 and 2018 is set forth in the table below:
	Year Ended December 31,
	2019	2018
Net Loss	$(598,609)	$(222,279)
Cumulative Dividends	(35,844)	(7,096)
Net Loss applicable to common unit holder	$(634,453)	$(229,375)
Weighted average number of common shares outstanding, basic and diluted	5,775,898	5,775,898
Pro forma net loss per share, basic and diluted	$(0.10)	$(0.04)
Pro forma net loss applicable to common unit holder per share, basic and diluted	$(0.11)	$(0.04)
Pro forma diluted loss per share does not include outstanding preferred stock since the effect would be antidilutive due to the pro forma net loss attributable to common unitholders for the period.
Note 10.   Subsequent events
Preferred Units
From January 1, 2020 through April 14, 2020, TardiMed contributed approximately $0.5 million in exchange for 0.9 million preferred units and a third-party investor contributed approximately $50,000 in exchange for 100,000 preferred units. These preferred units were converted into shares of preferred stock and common stock as described below.
From January 1, 2020 through April 14, 2020, approximately $43,000 was allocated to the Company as non-cash contribution from TardiMed in exchange of 86,315 preferred units.
Name Change and Conversion to a C-Corporation
On April 15, 2020, Purinix Pharmaceuticals LLC converted from an LLC to a Delaware corporation and changed its name to PaxMedica, Inc., resulting in a new capital structure consisting of two classes of stock: common and preferred, each having a par value of $0.0001. The Company has authorized 20,000,000 shares of common stock and 2,696,439 shares of preferred stock. This conversion resulted in conversion of the current members’ LLC interests into an aggregate of 2,696,439 shares of preferred stock, which are convertible into 1,557,435 shares of common stock, and 5,775,898 shares of common stock of the Company.
COVID-19
On January 30, 2020, the spread of novel coronavirus (“COVID-19”) was declared a Public Health Emergency of International Concern by the World Health Organization (“WHO”). Subsequently, on March 11, 2020, WHO characterized the COVID-19 outbreak as a pandemic.
The Company will continue to monitor the impact of the COVID-19 pandemic, but at the date of this report it is too early to determine the full impact this pandemic may have on the global financial markets and the overall economy. Should this emerging macro-economic risk continue for an extended period, there could be an adverse material financial impact to our businesses and investments, including a material reduction in our results of operations.
Fair Value of Options Granted
On May 1, 2020, the Company granted 787,499 stock options to its employees and directors. The options have a fair value of approximately $4.3 million and vest over a period of 3 years. During the six months ended June 30, 2020, the Company recorded stock-based compensation expense of approximately $1.0 million. The unamortized stock-based compensation expense as of June 30, 2020 is approximately $3.3 million and the Company will record the unamortized stock-based compensation expense over a three year period, which is the term of the option.
Note 11.   Reverse Stock Split
On July 22, 2020, the Company filed with the state of Delaware a certificate of amendment fo its certificate of incorporation to effect a 1-for-0.5775898 reverse stock split of its common stock. All share and per share information in the accompanying financial statements and footnotes has been retroactively adjusted for the effects of the reverse split for all periods presented. There have been no changes to previously reported earnings.

PAXMEDICA, INC.
(Formerly PURINIX PHARMACEUTICALS, LLC)
Condensed Balance Sheets
	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets
Cash	$26,865	$24,947
Total assets	$26,865	$24,947
LIABILITIES, TEMPORARY EQUITY, AND MEMBERS’ AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$304,412	$41,023
Accounts payable – related party	7,988	15,325
Accrued expenses	88,830	66,900
Total current liabilities	401,230	123,248
Total liabilities	401,230	123,248
Temporary equity
Preferred units, 1,516,141 shares issued and outstanding at December 31, 2019; aggregate liquidation preference of $765,527 as of December 31, 2019	—	765,527
Preferred shares, par value $.0001; 2,696,439 shares authorized; 2,696,439 shares issued and outstanding at June 30, 2020; aggregate liquidation preference of $2,808,148	2,808,148	—
Commitments and contingencies (Note 7)
Members’ and stockholders deficit
Common stock – member units	—	—
Common stock, par value $.0001; 20,000,000 shares authorized at June 30, 2020; 5,775,898 shares issued and outstanding at June 30, 2020	—	—
Additional paid-in capital	(497,079)	—
Accumulated deficit	(2,685,434)	(863,828)
Total members’ and stockholders’ deficit	(3,182,513)	(863,828)
Total liabilities, temporary equity, and members’ and stockholders’ deficit	$26,865	$24,947
The accompanying notes are an integral part of these condensed financial statements.

PAXMEDICA, INC.
(Formerly PURINIX PHARMACEUTICALS, LLC)
Condensed Statements of Operations
(Unaudited)
	Six Months Ended June 30,
	2020	2019
Operating expenses
General and administrative	$1,532,217	$36,915
Research and development	269,947	215,357
Total operating expenses	1,802,164	252,272
Loss from operations	(1,802,164)	(252,272)
Net loss	$(1,802,164)	$(252,272)
Less: Accrued preferred unit and stock dividend	(19,442)	(12,804)
Less: Deemed dividend – beneficial conversion feature on preferred stock	(1,452,422)	—
Net loss attributable to common stockholders	$(3,274,028)	$(265,076)
Weighted average number of common shares outstanding, basic and diluted	5,775,898	5,775,898
Net loss per share, basic and diluted	$(0.31)	$(0.04)
The accompanying notes are an integral part of these condensed financial statements.

PAXMEDICA, INC.
(Formerly PURINIX PHARMACEUTICALS, LLC)
Condensed Statements of Members’ and Stockholders’ Deficit
(Unaudited)
	Common Units		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Members’ and Stockholders’ Deficit
	Units	Amount	Shares	Amount
Balance at January 1, 2020	5,775,898	$—	—	$—	$—	$(863,828)	$(863,828)
Conversion of common units to common stock	(5,775,898)	—	5,775,898	—	—	—	—
Stock-based compensation	—	—	—		955,344	—	955,344
Accrued preferred unit and stock dividend	—	—	—	—	—	(19,442)	(19,442)
Net loss	—	—	—	—	—	(1,802,164)	(1,802,164)
Deemed dividend – beneficial conversion feature on preferred stock	—	—	—	—	(1,452,423)	—	(1,452,423)
Balance at June 30, 2020	—	$—	5,775,898	$—	$(497,079)	$(2,685,434)	$(3,182,513)

	Common Stock		Accumulated Deficit	Total Members’ and Stockholders’ Deficit
	Units	Amount
Balance at January 1, 2019	5,775,898	$—	$(229,375)	$(229,375)
Accrued preferred unit dividend	—	—	(12,804)	(12,804)
Net loss	—	—	(252,272)	(252,272)
Balance at June 30, 2019	5,775,898	$—	$(494,451)	$(494,451)
The accompanying notes are an integral part of these condensed financial statements.

PAXMEDICA, INC.
(Formerly PURINIX PHARMACEUTICALS, LLC)
Condensed Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(1,802,164)	$(252,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	955,344	—
Non-cash contribution from TardiMed	50,757	31,293
Changes in assets and liabilities:
Accounts payable	263,388	30,218
Accounts payable – related party	(7,337)	1,045
Accrued expenses	21,930	(4,147)
Net cash used in operating activities	(518,082)	(193,863)
Cash flows from financing activities
Contribution from TardiMed	470,000	225,000
Third party investor contributions	50,000	—
Net cash provided by financing activities	520,000	225,000
Net increase in cash	1,918	31,137
Cash, beginning of period	24,947	9,322
Cash, end of period	$26,865	$40,459
Non cash financing activities:
Deemed dividend – beneficial conversion feature on preferred stock	$1,452,423	$—
Accrued preferred unit and stock dividend	$19,442	$12,804
The accompanying notes are an integral part of these condensed financial statements.

Note 1.   Organization and description of business operations
PaxMedica, Inc. (Formerly Purinix Pharmaceuticals LLC) (the “Company”) is a clinical stage biopharmaceutical company organized as a Delaware limited liability company on April 5, 2018 (“Inception”) to focus on the development of drug candidates for the treatment of autism spectrum disorder (ASD), Fragile X tremor-ataxia syndrome (FXTAS) and Human African Trypanosomiasis (HAT).
On April 15, 2020, Purinix Pharmaceuticals LLC converted from an LLC to a Delaware corporation and changed its name to PaxMedica, Inc., resulting in a new capital structure consisting of two classes of stock: common and preferred, each having a par value of $0.0001. The Company has authorized 20,000,000 shares of common stock and 2,696,439 shares of preferred stock.
On July 22, 2020, the Company filed with the state of Delaware a certificate of amendment for its certificate of incorporation and effected a 1-for-0.5775898 reverse stock split of its common stock.
Going concern, liquidity and capital resources
The Company has no product revenues, incurred operating losses since Inception, and expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. The Company had an accumulated deficit of approximately $2.7 million at June 30, 2020, a net loss of approximately $1.8 million, and approximately $0.5 million of net cash used in operating activities for the six months ended June 30, 2020.
The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.
The Company’s future liquidity and capital funding requirements will depend on numerous factors, including:
•
its ability to raise additional funds to finance its operations;

•
the outcome, costs and timing of clinical trial results for the Company’s current or future product candidates;

•
the emergence and effect of competing or complementary products;

•
its ability to maintain, expand and defend the scope of its intellectual property portfolio, including the amount and timing of any payments the Company may be required to make, or that it may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

•
its ability to retain its current employees and the need and ability to hire additional management and scientific and medical personnel; and

•
the terms and timing of any collaborative, licensing or other arrangements that it has or may establish.

The Company will likely need to raise substantial additional funds through one or more of the following: issuance of additional debt or equity, or the completion of a licensing transaction for one or more of the Company’s pipeline assets. If the Company is unable to maintain sufficient financial resources, its business, financial condition and results of operations will be materially and adversely affected. This could affect future development and business activities and potential future clinical studies and/or other future ventures. Failure to obtain additional equity or debt financing will have a material, adverse impact on the Company’s business operations. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms or at all. Additionally, equity or debt financings will likely have a dilutive effect on the holdings of the Company’s existing member units. Accordingly, there are material risks and uncertainties that raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. The accompanying financial statements do not include any adjustments that result from the outcome of these uncertainties.
The COVID-19 global pandemic has been unprecedented and unpredictable, and is likely to continue to result in significant national and global economic disruption, which may adversely affect our business. Based on the Company’s current assessment, the Company does not expect any material impact on its long-term development timeline and its liquidity due to the worldwide spread of the COVID-19 virus. However, the Company is continuing to assess the effect on its operations by monitoring the spread of COVID-19 and the resulting global pandemic and the actions implemented to combat the virus throughout the world.
Note 2.   Significant accounting policies
Basis of presentation
The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and include all adjustments necessary for the fair presentation of its balance sheet, results of operations and cash flows for the period presented.
The results for the unaudited condensed statement of operations are not necessarily indicative of results to be expected for the year ending December 31, 2020 or for any future interim period. The unaudited condensed financial statements do not include all of the information and notes required by GAAP for complete financial statements. The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2019 and notes thereto included in this report.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The most significant estimates in the Company’s financial statements relate to the valuation of equity-based awards and valuation of member units. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.
Research and development
Research and development costs are expensed as incurred. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.
Accrued Outsourcing Costs
Substantial portions of the Company’s preclinical studies and clinical trials are performed by third-party laboratories, medical centers, contract research organizations and other vendors (collectively “CROs”). These CROs generally bill monthly or quarterly for services performed, or bill based upon milestone achievement. For preclinical studies, the Company accrues expenses based upon estimated percentage of work completed and the contract milestones remaining. Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. The Company outsources a substantial portion of its clinical trial activities, utilizing external entities such as CROs, independent clinical investigators, and other third-party service providers to assist the Company with the execution of its clinical studies. For each clinical trial that the Company conducts, certain clinical trial costs are expensed immediately, while others are expensed over time based on the number of patients in the trial, the attrition rate at which patients leave the trial, and/or the period over which clinical investigators or CROs are expected to provide services. The Company’s estimates depend on the timeliness and accuracy of the data provided by the CROs regarding the status of each program and total program spending. The Company periodically evaluates the estimates to determine if adjustments are necessary or appropriate based on information it receives.
Preferred Stock
The Company classifies conditionally redeemable preferred stock, which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity (‘mezzanine’) until such time as the conditions are removed or lapse.
Convertible Financial Instruments
The Company bifurcates conversion options from their host instruments and accounts for them as free standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable GAAP.
When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, discounts are recorded for the intrinsic value of conversion options embedded in the instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the instrument. Deemed dividends are also recorded for the intrinsic value of conversion options embedded in preferred units based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred units.
Stock-Based Compensation
The Company expenses stock-based compensation to employees, non-employees and board members over the requisite service period based on the estimated grant-date fair value of the awards and actual forfeitures. The Company accounts for forfeitures as they occur. Stock-based awards with graded vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. All stock-based compensation costs are recorded in general and administrative costs in the condensed statements of operations.
Loss Per Share
Basic net loss per share (“EPS”) of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Since the Company has net losses, basic and diluted net loss per share is the same. Securities that could potentially dilute loss per share in the future were not included in the computation of diluted loss per share at June 30, 2020 because their inclusion would be anti-dilutive are as follows:
June 30, 2020
Preferred stock	1,557,435
Stock options	787,499
Total	2,344,933
The Company did not have any common stock equivalents outstanding as of June 30, 2019.
Income taxes
From April 5, 2018 (Inception) through April 14, 2020, the Company was organized as a limited liability company and subject to the provisions of Subchapter K of the Internal Revenue Code. As such, the Company is not viewed as a taxpaying entity in any jurisdiction and does not require a provision for income taxes. Each member is responsible for the tax liability, if any, related to its proportionate share of the Company’s taxable losses.
ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.
The Company converted to a C-Corporation on April 15, 2020 and therefore the Company is subject to examination starting in 2020. Given the Company’s historical losses, the conversion to a C-Corporation did not have a material impact on the Company financial statements.
Note 3.   Accrued Expenses
The Company’s accrued expenses consisted of the following:
	June 30, 2020	December 31, 2019
Accrued expenses:
Research and development	$9,600	$66,900
Audit fees	20,600	—
Employee and related expenses	58,630	—
Total accrued expenses	$88,830	$66,900
Note 4.   Temporary Equity
The following table summarizes the Company’s Preferred stock activities for the six months ended June 30, 2020:

	Six Months Ended June 30, 2020		Year Ended December 31, 2019
	Shares	Amount	Units	Amount
Opening balance	1,516,041	$765,527	450,000	$232,096
Contribution from TardiMed	940,000	470,000	870,000	435,000
Investor contributions	100,000	50,000	—	—
Non-cash contribution from TardiMed	101,514	50,757	125,173	62,587
Accrued preferred unit dividend	38,884	19,442	—	35,844
Deemed dividend – beneficial conversion feature on preferred stock	—	1,452,422	—	—
Ending balance	2,696,439	$2,808,148	1,445,173	$765,527
The following table summarizes the Company’s Preferred stock activities for the six months ended June 30, 2019:
	Preferred Units
	Units	Amount
Balance at January 1, 2019	464,192	$232,096
Contribution from TardiMed	450,000	225,000
Non-cash contribution from TardiMed	62,587	31,293
Accrued preferred unit dividend	25,609	12,804
Balance at June 30, 2019	1,002,388	$501,193
The Company determined that the preferred units/shares contain contingent liquidation provisions allowing liquidation by the holder upon certain defined events (“deemed liquidation events”). As the event that may trigger the liquidation of preferred units/shares is not solely within the Company’s control, the preferred units/shares are classified as mezzanine equity (temporary equity) in the Company’s balance sheets.
Pursuant to the Amended and Restated Limited Liability Company Agreement (“LLC Agreement”) between TardiMed Sciences LLC (“TardiMed”) and Purinix, dated February 19, 2020, TardiMed agreed to commit $0.6 million of capital of the Company in exchange for Preferred units, at a purchase price of $0.87 per Preferred unit and are convertible in unregistered shares. On April 15, 2020, all of the outstanding Preferred units have been converted into shares of preferred stock. As of June 30, 2020 the Company’s 2,696,439 shares of preferred stock were convertible into 1,557,435 shares of common stock. The terms of the preferred stock are substantially the same as the terms of the Preferred units.
During the six months ended June 30, 2020, TardiMed contributed approximately $470,000 in exchange for 940,000 preferred shares, which are convertible into 542,943 shares of the Company’s common stock.
On March 2, 2020, a third-party investor contributed $50,000 in exchange for 100,000 preferred shares.
Certain expenses have been allocated by TardiMed and included in its statements of operations and statements of members’ and stockholders’ deficit as a contribution by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses, rent and other office expenses. The Company allocated these expenses contributed on a 50%/50% basis to research and development and selling, general and administrative. For the six months ended June 30, 2020, approximately $51,000 was allocated to the Company as non-cash contribution from TardiMed in exchange of 101,514 preferred units/shares, respectively.
Cumulative Dividends and Distributions rights
Preferred units/shares are entitled to an eight percent cumulative annual return on the sum of such Preferred units/shares outstanding, which shall accrue and compound annually, whether or not declared, and whether or not there are funds legally available for the payment thereof. Such preferred unit/share return is in preference to any distributions to common stockholders. On the date of issuance determined to be the commitment date the Company evaluated the fair value of the common stock into which the Preferred Units\Stock may be converted and the effective conversion price. This evaluation resulted in a beneficial conversion feature of approximately $1.5 million and the Company accordingly, recorded a deemed dividend for the six months ended June 30, 2020.
For the six months ended June 30, 2020 and 2019, the Company accrued preferred dividends of $19,000 and $13,000, respectively. Cumulative preferred dividends as of June 30, 2020 and December 31, 2019, were $62,000 and $43,000, respectively. For the six months ended June 30, 2020 and 2019, no dividends have been declared.
Liquidation
The Company is intended to have perpetual existence. An event of withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of the LLC Agreement. “Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. As promptly as practicable after dissolution, the liquidators shall (i) determine the Fair Market Value (the “of the Company’s remaining assets, (ii) determine the amounts to be distributed to each Unitholder in accordance and all Preferred Unitholders shall instead be given 1x Liquidation Preference including dividends.
Note 5.   Members’ and Stockholders’ deficit
Under the terms of the LLC Agreement 10,000,000 common units were issued to the founder, TardiMed, and are outstanding. These common units were issued for no consideration. As of April 15, 2020, these common units have been converted to shares of common stock on a 1:1 basis.
On July 22, 2020, the Company effected a 1-for-0.5775898 reverse stock split of its common stock. All share and per share information in the accompanying financial statements and footnotes has been retroactively adjusted for the effects of the reverse split for all periods presented. As of June 30, 2020 and December 31, 2019, 5,775,898 shares of common stock are outstanding for each period, respectively.
Note 6.   Stock-based compensation
On May 1, 2020, the Company granted 787,499 options to purchase shares of the Company’s common stock. The options have a fair value of approximately $4.3 million and vest over a period of 3 years. The following is a summary of the options granted during the six months ended June 30, 2020:
	Number of Shares	Weighted Average Exercise Price	Total Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding as of December 31, 2019	—	$—	$—	—
Granted	787,499	0.19	$4,236,391	9.8
Outstanding as of June 30, 2020	787,499	$0.19	$4,236,391	9.8
Options vested and expected to vest as of June 30, 2020	787,499	$0.19	$4,236,391	9.8
Options vested and exercisable as of June 30, 2020	84,375	$0.19	$453,898	9.8
During the six months ended June 30, 2020, the Company recorded stock-based compensation expense of approximately $1.0 million. The unamortized stock-based compensation expense as of June 30, 2020 is approximately $3.3 million, to be recognized over a period of 1.5 years.
Note 7.   Commitments and contingencies
Litigation
As of June 30, 2020 and December 31, 2019 there was no litigation against the Company. The Company may be involved in legal proceedings, claims and assessments arising from the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

Note 8.   Related party transactions
TardiMed
Capital Contributions — TardiMed Sciences is a startup venture investment and operating firm in the life sciences space. The Chairman of the Board of the Company is also a Managing Member of TardiMed. The Chief Operating Officer and Chief Financial Officer are also employees of TardiMed. On April 5, 2018, the Company issued 5,775,898 founder common units to TardiMed. As of June 30, 2020, TardiMed holds 5,775,898 shares of common stock which represents 100% of the total voting units outstanding. During the six months ended June 30, 2020, TardiMed contributed approximately $0.5 million in exchange for approximately 0.9 million shares of preferred stock.
Allocated Expenses — Certain expenses, allocated by TardiMed, have been incurred on behalf of the Company and included in its statements of operations and statements of members’ and stockholders’ deficit as a contribution by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses, rent and other office expenses. The Company allocated these expenses contributed on a 50%/50% basis to research and development and selling, general and administrative. Management considers the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to the Company and the Company’s operations. The expenses reflected in the financial statements may not be indicative of expenses that the Company will incur as an independent, publicly traded company and should not be relied upon as an indicator of its future results. For the six months ended June 30, 2020, approximately $25,000 was allocated to research and development expenses and approximately $25,000 was allocated to selling, general and administrative expenses. For the six months ended June 30, 2019, $16,000 was allocated to research and development expenses and $16,000 was allocated to selling, general and administrative expenses.
Zachary Rome
Accounts payable — As December 31, 2019, bonus payable (included in accounts payable) due to Zachary Rome, Chief Operating Officer, was $11,000. The December 31, 2019 bonus was paid during the six months ended June 30, 2020.
Howard Weisman
Accrued expenses — As of June 30, 2020, accrued expenses included a bonus accrual of approximately $59,000 for Howard Weisman, the Company’s Chief Executive Officer.
Note 9.   Subsequent events
The Company has completed an evaluation of all subsequent events through September 14, 2020 to ensure that these condensed financial statements include appropriate disclosure of events both recognized in the condensed financial statements and events which occurred but were not recognized in the condensed financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that require disclosure within these condensed financial statements.
Convertible Notes
In July, 2020, the Company issued notes (the “2020 Notes) in an aggregate principal amount of approximately $0.1 million with an interest rate of 8% per annum. The 2020 Notes mature 12 months from the date of issuance and provide for conversion into the Company’s common stock under the following circumstances:
Automatic Conversion at Qualified Financing — Upon the earlier of (i) a reverse merger or similar transaction, or (ii) the closing of this offering, the 2020 Notes will convert into shares of the Company’s common stock at a conversion price equal to 75% of the per share purchase price in such qualified financing. The principal amount and accrued but unpaid interest under each 2020 Note will automatically convert into shares of the Company’s common stock at the stated conversion price per share.

Automatic Conversion Upon Change of Control —  If, prior to the repayment or conversion of the 2020 Notes, the Company engages in a Change of Control (as defined in the 2020 Notes), the principal amount and all accrued but unpaid interest on the 2020 Notes will automatically be converted into shares of the Company’s common stock at a conversion price equal to 75% of the price per share of the common stock set forth in the definitive agreements related to the Change of Control. Further, in the event that the Change of Control is a transaction wholly for cash, all principal and accrued but unpaid interest will convert into shares of the Company’s common stock at a price per share equal to 75% of the Company’s Enterprise Value as set forth and agreed to in the definitive agreements related to the Change of Control.
Reverse Stock Split
On July 22, 2020, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation to effect a 1-for-0.5775898 reverse stock split of its common stock. All share and per share information in the accompanying financial statements and footnotes has been retroactively adjusted for the effects of the reverse split for all periods presented. There have been no changes to previously reported earnings.
COVID-19
On January 30, 2020, the spread of novel coronavirus ("COVID-19") was declared a Public Health Emergency of International Concern by the World Health Organization ("WHO"). Subsequently, on March 11, 2020, WHO characterized the COVID-19 outbreak as a pandemic.
COVID-19 has been unprecedented and unpredictable, and is likely to continue to result in significant national and global economic disruption, which may adversely affect the Company’s business. Based on the Company’s current assessment, the Company does not expect any material impact on its long-term development timeline and its liquidity due to the worldwide spread of the COVID-19 virus. However, the Company is continuing to assess the effect on its operations by monitoring the spread of COVID-19 and the resulting global pandemic and the actions implemented to combat the virus throughout the world.

Until      , 2020, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
2,625,000 Shares
Warrants to Purchase 1,968,750 Shares
Common Stock

PROSPECTUS

      , 2020
The Benchmark Company	Brookline Capital Markets, a division of Arcadia Securities, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts shown are estimates except the SEC registration fee.
SEC Filing Fee	$4,278.82
FINRA Fee	$3,268.63
Underwriter Legal Fees and Expenses.	$100,000.00
Nasdaq Fee	$50,000.00
Printing Expenses	$85,000.00
Accounting Fees and Expenses	$120,000.00
Legal Fees and Expenses	$415,000.00
Transfer Agent and Registrar Expenses	$24,100.00
Miscellaneous	$5,353.00
Total	$807,000.00
ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•
any breach of the director’s duty of loyalty to us or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.
As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:
•
we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•
we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•
the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation, to be attached as Exhibit 3.2 hereto, and our amended and restated bylaws, to be attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. We have entered into and intend to continue to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.
The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, under some circumstances provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.
Item 15.   Recent Sales of Unregistered Securities
The following list sets forth information as to all securities we have sold since April 5, 2018 (inception), which were not registered under the Securities Act.
Original Issuances of Stock
On April 15, 2020, Purinix converted from a limited liability company to a Delaware corporation and we changed our name to PaxMedica, Inc., resulting in a new capital structure consisting of common stock and preferred stock, each having a par value of $0.0001. This conversion resulted in conversion of the prior Purinix members’ interests into an aggregate of 2,696,439 shares of preferred stock, which are convertible into 1,557,435 shares of common stock, and 5,775,898 shares of common stock of the Company.
Preferred Stock Offering
On March 3, 2020, we sold in a private offering to an accredited investor 100,000 shares of our preferred stock at a purchase price of $0.50 per share. All shares of our preferred stock sold in this transaction will automatically be converted into shares of our common stock, on a one-for-one basis, upon consummation of this offering.
Stock Options
On May 1, 2020, we granted stock options to purchase an aggregate of 787,499 shares of our common stock with exercise prices of $0.19 per share to our employees, consultants and directors pursuant to the 2020 Plan. We will amend the exercise price of the options (prior to the effectiveness of the registration statement of which this prospectus forms a part) to $5.57 per share (the price we have determined to be the fair value of our common stock as of May 2, 2020).
Upon the effectiveness of this registration statement, we will grant stock options to our employees and directors to purchase an aggregate of 212,501 shares of our common stock with exercise prices equal to the per share offering price in the offering, pursuant to the 2020 Plan.
Convertible Promissory Note Offering
In July, 2020, we issued 2020 Notes in an aggregate principal amount of approximately $0.1 million with an interest rate of 8% per annum. The 2020 Notes mature 12 months from the date of issuance and provide for conversion into our common stock under the following circumstances:
Automatic Conversion at Qualified Financing — Upon the earlier of (i) a reverse merger or similar transaction, or (ii) the closing of this offering, the 2020 Notes will convert into shares of our common stock at a conversion price equal to 75% of the per share purchase price in such qualified financing. The principal amount and accrued but unpaid interest under each 2020 Note will automatically convert into shares of our common stock at the stated conversion price per share.
Automatic Conversion Upon Change of Control — If, prior to the repayment or conversion of the 2020 Notes, we engage in a Change of Control (as defined in the 2020 Notes), the principal amount and all accrued but unpaid interest on the 2020 Notes will automatically be converted into shares of our common stock at a conversion price equal to 75% of the price per share of the common stock set forth in the definitive agreements related to the Change of Control. Further, in the event that the Change of Control is a transaction wholly for cash, all principal and accrued but unpaid interest will convert into shares of our common stock at a price per share equal to 75% of our Enterprise Value as set forth and agreed to in the definitive agreements related to the Change of Control.
The 2020 Notes are subject to customary events of default, including, but not limited to, our failure to pay the principal or interest on the 2020 Notes when due, our liquidation, our issuance of any debt senior to the 2020 Notes, and our default or breach of any other financial instrument. Accordingly, if not converted prior to the closing of our initial public offering, at the closing of this offering, the aggregate principal amount of all of the 2020 Notes and any accrued but unpaid interest thereon will automatically convert into 22,222 shares of our common stock based on a conversion price equal to 75% of the offering price in our initial public offering, and warrants to purchase an aggregate of 16,667 shares of our common stock, with an exercise price equal to the final offering price per share and related warrant in this offering.
Securities Act Exemptions
We deemed the offers, sales and issuances of the securities described above under “— Original Issuances of Stock,” “— Preferred Stock Offering” and “— Convertible Promissory Note Financing” to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.
We deemed the grants of stock options and issuances of common stock upon exercise of such options described above under “— Stock Options” to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.
ITEM 16.   EXHIBITS
Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation of PaxMedica, Inc., as currently in effect***
3.2	Form of Amended and Restated Certificate of Incorporation of PaxMedica, Inc., to be effective upon completion of this offering***
3.3	Bylaws of PaxMedica, Inc., as currently in effect***
3.4	Form of Amended and Restated Bylaws of PaxMedica, Inc. to be effective upon completion of this offering***
3.5	Certificate of Amendment to the Certificate of Incorporation of PaxMedica, Inc.***
4.1	Specimen Certificate representing shares of common stock of PaxMedica, Inc.***
4.2	Form of Representative’s Warrant***
4.3	Form of Warrant Agreement*

Exhibit No.	Description of Document
4.4	Form of Warrant Agency Agreement*
5.1	Opinion of Lowenstein Sandler LLP regarding the validity of the common stock being registered*
10.1	Form of Indemnification Agreement entered into by PaxMedica, Inc. with its Officers and Directors***
10.2	PaxMedica, Inc. 2020 Omnibus Equity Incentive Plan†***
10.3	Form of Nonqualified Stock Option Award under 2020 Omnibus Equity Incentive Plan†***
10.4	Form of Incentive Stock Option Award under 2020 Omnibus Equity Incentive Plan†***
10.5	Letter Agreement between PaxMedica Inc. and Howard Weisman, dated March 4, 2020†***
10.6	Letter Agreement between PaxMedica Inc. and Joseph Lucchese, dated June 25, 2020†***
10.7	Letter Agreement between PaxMedica Inc. and Zachary Rome, dated June 25, 2020†***
10.8	Letter Agreement between PaxMedica Inc. and Michael Derby, dated June 25, 2020†***
10.9	Rent and Administrative Services Agreement between PaxMedica, Inc. and TardiMed LLC, dated July 1, 2020***
10.10	Patient Records License Agreement between Purinix Pharmaceuticals LLC and Lwala Hospital, dated November 9, 2018***‡
10.11	Patient Records License Agreement between Purinix Pharmaceuticals LLC and Ministry of Health, Republic of Malawi, dated October 10, 2018***‡
10.12	Master Services Agreement between Purinix Pharmaceuticals LLC and CRO Consulting (Pty) Limited, dated May 25, 2018.***‡
10.13	Form of 2020 Convertible Promissory Note***
10.14	Form of 2020 Convertible Promissory Note Subscription Agreement***
23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)
24.1	Power of Attorney***

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

†
Indicates management compensatory plan, contract or arrangement.

‡
Certain portions of this exhibit have been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ITEM 17.   UNDERTAKINGS
The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodcliff Lake, New Jersey on this 29th day of September, 2020.
PAXMEDICA, INC.
/s/ Howard J. Weisman Howard J. Weisman
Chief Executive Officer
(Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Howard J. Weisman Howard J. Weisman	Chief Executive Officer and Director (Principal Executive Officer)	September 29, 2020
/s/ Joseph Lucchese Joseph Lucchese	Chief Financial Officer (Principal Financial and Accounting Officer)	September 29, 2020
* Zachary Rome	Chief Operating Officer and Director	September 29, 2020
* Michael Derby	Executive Chairman and Director	September 29, 2020
* Karen Dawes	Director	September 29, 2020
* Karen LaRochelle	Director	September 29, 2020
* Paul Wotton, Ph.D.	Director	September 29, 2020
* Robert Apple	Director	September 29, 2020
*By:	/s/ Joseph Lucchese Joseph Lucchese, Attorney-In-Fact